Exhibit 10.25

AGREEMENT FOR

A

U.S. $350,000,000

SENIOR SECURED REVOLVING CREDIT FACILITY

TO BE MADE AVAILABLE TO

ERA GROUP INC.

BY

WELLS FARGO SECURITIES, LLC, JPMORGAN CHASE BANK, N.A.,

DEUTSCHE BANK SECURITIES INC., SUNTRUST ROBINSON HUMPHREY, INC.,

and REGIONS BANK,

as Mandated Lead Arrangers and Bookrunners

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

JPMORGAN CHASE BANK, N.A., as Syndication Agent

DEUTSCHE BANK SECURITIES INC., SUNTRUST BANK and REGIONS BANK,

as Co-Documentation Agents

COMPASS BANK, WHITNEY BANK, GOLDMAN SACHS BANK USA, COMERICA

BANK and THE NORTHERN TRUST COMPANY,

as Managing Agents

AND

THE FINANCIAL INSTITUTIONS

IDENTIFIED ON SCHEDULE A,

as Lenders

December 22, 2011

INDEX

SECTION 1.	DEFINITIONS	1

1.1.	Defined Terms	1
1.2.	Computation of Time Periods; Other Definitional Provisions	32
1.3.	Accounting Terms	32
1.4.	Certain Matters Regarding Materiality	32
1.5.	Forms of Documents	32
1.6.	Headings	32

SECTION 2.	REPRESENTATIONS AND WARRANTIES	33

2.1.	Representations and Warranties	33

SECTION 3.	ADVANCES OF THE FACILITY/LETTERS OF CREDIT	40

3.1.	Purpose	40
3.2.	Revolving Credit Advances	40
3.3.	Swing Line Advances	40
3.4.	Availability Generally	41
3.5.	Revolving Credit Advance Drawdown Notice	41
3.6.	Swing Line Advance Drawdown Notice	42
3.7.	Drawdown Notice a Warranty	42
3.8.	Notation of Advance on Note	42
3.9.	Letters of Credit	42
3.10.	Request for Issuance of Letter of Credit	43
3.11.	Letter of Credit Payments Deemed Advances	43
3.12.	Letter of Credit Participation	44
3.13.	Collateral Account	45

SECTION 4.	CONDITIONS	46

4.1.	Conditions Precedent to Drawdown of the Initial Advance under the Credit Facility	46
4.2.	Further Conditions Precedent	50
4.3.	Break Funding Costs	50
4.4.	Satisfaction after Drawdown	50

SECTION 5.	REPAYMENT, PREPAYMENT AND REDUCTION	51

5.1.	Repayment	51
5.2.	Optional Prepayment	51
5.3.	Mandatory Prepayment	51
5.4.	Voluntary Permanent Reduction of the Committed Amount of the Credit Facility	51
5.5.	Reduction of Commitment	51

SECTION 6.	INTEREST AND RATE	52

6.1.	Applicable Rate	52
6.2.	LIBOR; Interest Periods	52
6.3.	Interest Payments	52
6.4.	Interest Due Only on Banking Day	52
6.5.	Calculation of Interest	52

SECTION 7.	PAYMENTS	52

7.1.	Place of Payments, No Set Off	52
7.2.	Proof of no Withholding	53
7.3.	Federal Income Tax Credits	53

SECTION 8.	INTENTIONALLY OMITTED	53

8.1.	[Intentionally Omitted]	53

SECTION 9.	EVENTS OF DEFAULT	54

9.1.	Events of Default	54
9.2.	Remedies	57
9.3.	Indemnification	60
9.4.	Application of Moneys	60

SECTION 10.	COVENANTS	61

10.1.	Covenants	61
10.2.	Helicopter Covenants	76

SECTION 11.	ASSIGNMENT AND PARTICIPATIONS	82

SECTION 12.	ILLEGALITY, INCREASED COST, NON-AVAILABILITY, ETC.	83

12.1.	Illegality	83
12.2.	Increased Cost	83
12.3.	Replacement of Lender or Participant	84
12.4.	Non-availability of Funds	85
12.5.	Determination of Losses	86
12.6.	Compensation for Losses	86

SECTION 13.	CURRENCY INDEMNITY	86

13.1.	Currency Conversion	86
13.2.	Change in Exchange Rate	86
13.3.	Additional Debt Due	86
13.4.	Rate of Exchange	86

SECTION 14.	FEES AND EXPENSES	86

14.1.	Commitment Fee	86
14.2.	Letter of Credit and Facing Fees and Related Charges	87
14.3.	Agency Fee	87
14.4.	Underwriting Fee	87
14.5.	Costs, Charges and Expenses	87

SECTION 15.	APPLICABLE LAW, JURISDICTION AND WAIVER	87

15.1.	Applicable Law	87
15.2.	Jurisdiction	88
15.3.	Waiver of Jury Trial	88

SECTION 16.	THE AGENTS	88

16.1.	Appointment of Agents	88

ii

16.2.	Distribution of Payments	89
16.3.	Adjustments	89
16.4.	Holder of Interest in Notes	89
16.5.	No Duty to Examine, Etc.	89
16.6.	Agents as Lenders	89
16.7.	Obligations of Agents	90
16.8.	Discretion of Agents	90
16.9.	Assumption re Event of Default	90
16.10.	No Liability of Agents and the Lenders	90
16.11.	Indemnification of Agents	91
16.12.	Consultation with Counsel	91
16.13.	Resignation	91
16.14.	Representations of Lenders	91
16.15.	Notification of Event of Default	92

SECTION 17.	NOTICES AND DEMANDS	92

17.1.	Notices in Writing	92
17.2.	Addresses for Notice	92
17.3.	Notices Deemed Received	93

SECTION 18.	MISCELLANEOUS	94

18.1.	Time of Essence	94
18.2.	Unenforceable, etc.; Provisions - Effect	94
18.3.	References	94
18.4.	Further Assurances	94
18.5.	Entire Agreement; Amendments	94
18.6.	USA Patriot Act Notice; OFAC and Bank Secrecy Act	95
18.7.	Right of Set-Off	95
18.8.	No Waiver, Remedies	95
18.9.	Binding Effect	96
18.10.	Confidentiality	96
18.11.	Indemnification	96

iii

SCHEDULES

A	THE LENDERS AND THEIR COMMITMENTS
B	HELICOPTER OWNING SUBSIDIARIES AND OTHER SUBSIDIARIES
C	EXISTING LIENS
D	EXISTING INDEBTEDNESS
E	REQUIRED INSURANCE
F	TIERS

EXHIBITS

1	FORM OF NOTE
2	FORM OF DRAWDOWN NOTICE
3	FORM OF LETTER OF CREDIT REQUEST
4	FORM OF COMPLIANCE CERTIFICATE
5	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
6	FORM OF GUARANTY
7	FORM OF PLEDGE AGREEMENT
8	FORM OF SECURITY AGREEMENT
9	FORM OF MORTGAGE
10	FORM OF CASH COLLATERAL AGREEMENT

SENIOR SECURED REVOLVING CREDIT FACILITY AGREEMENT

THIS SENIOR SECURED REVOLVING CREDIT FACILITY AGREEMENT (this “Agreement”) is made this 22nd day of December, 2011, and is by and among (1) ERA GROUP INC., a corporation incorporated under the laws of the State of Delaware (hereinafter called the “Borrower”), (2) WELLS FARGO SECURITIES, LLC, JPMORGAN CHASE BANK, N.A., DEUTSCHE BANK SECURITIES INC., SUNTRUST ROBINSON HUMPHREY, INC. and REGIONS BANK, as mandated lead arrangers (in such capacity, collectively, the “Mandated Lead Arrangers”), (3) WELLS FARGO SECURITIES, LLC, JPMORGAN CHASE BANK, N.A., DEUTSCHE BANK SECURITIES INC., SUNTRUST ROBINSON HUMPHREY, INC. and REGIONS BANK, as bookrunners (in such capacity, together, the “Bookrunners”), (4) WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as administrative agent (the “Administrative Agent”), (5) JPMORGAN CHASE BANK, N.A., as syndication agent (the “Syndication Agent”), (6) DEUTSCHE BANK SECURITIES INC., SUNTRUST BANK and REGIONS BANK, as co-documentation agents (in such capacity, together, the “Co-Documentation Agents”), (7) COMPASS BANK, WHITNEY BANK, GOLDMAN SACHS BANK USA, COMERICA BANK and THE NORTHERN TRUST COMPANY, as managing agents (the “Managing Agents” and together with the Administrative Agent, the Syndication Agent, and the Co-Documentation Agents, the “Agents”) (8) Wells Fargo, as swing line bank (the “Swing Line Bank”) and (9) the banks and financial institutions whose names and addresses are set out in Schedule A hereto (together with any assignee thereof pursuant to Section 11 and the Swing Line Bank, the “Lenders”, and each a “Lender”).

WITNESSETH THAT:

WHEREAS, at the request of the Borrower, each of the Agents has agreed to act in its respective capacity as set forth herein and the Lenders have agreed to provide to the Borrower a revolving credit facility in the amount of Three Hundred Fifty Million Dollars ($350,000,000), including Letters of Credit not to exceed Fifty Million Dollars ($50,000,000) in the aggregate and a Swing Line Facility not to exceed Twenty Five Million Dollars ($25,000,000), as such facility amount may be increased as provided herein, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy thereof are hereby acknowledged, the parties hereto agree as set forth below:

SECTION 1. DEFINITIONS

1.1. Defined Terms. In this Agreement the words and expressions specified below shall, except where the context otherwise requires, have the meanings attributed to them below:

“Acceptable Accounting Firm”	means Ernst & Young, LLP or any other firm of independent certified public or chartered accountants of international reputation selected by the Borrower and acceptable to the Administrative Agent;

“Acceptable Jurisdiction”	means the United States, the United Kingdom, Canada, Norway, Sweden, Singapore and such other country (excluding Brazil and Nigeria) as to which, immediately prior to any registration in such other country of a Mortgaged Helicopter, the Administrative Agent and the Syndication Agent have determined that: (i) such country either (A) imposes aircraft maintenance standards applicable to Mortgaged Helicopters at least as stringent as those approved by the FAA or (B) permits Mortgaged Helicopters to be maintained in accordance with standards approved by the FAA and the Borrower and operator have agreed to maintain such Mortgaged Helicopter in accordance with such standards; (ii) such country is a jurisdiction with which the United States maintains normal diplomatic relations; (iii) such country is not a country into which leasing or financing of Mortgaged Helicopters is forbidden by applicable laws of the United States; (iv) such country is not subject to any sanction or embargo by the European Union, the United Nations, the United Kingdom and/or the United States; (v) under the laws and treaties in effect in such country, passive lenders, whether or not such lenders hold a security interest in the Mortgaged Helicopters, will not be exposed to tort or strict liability arising out of the operation of the Mortgaged Helicopters; (vi) under the laws of such country it is not necessary by reason of the registration of such Mortgaged Helicopter therein or for purposes of enforcing remedies for any secured creditor to register or qualify to do business in such country; and (vii) either (x) the Cape Town Treaty has been Fully Implemented in such country or (y) the laws of such country afford secured creditors rights and remedies at least as favorable as those that would be available if the Cape Town Treaty were Fully Implemented;

“Account Bank”	means the Administrative Agent or other financial institution with which a Deposit Account is maintained;

“Accounts Receivable”	means accounts receivable as determined in accordance with GAAP;

“Act”	means part A of subtitle VII of title 49, United States Code;

“Administrative Agent”	shall have the meaning ascribed thereto in the preamble;

“Advance”	means a Revolving Credit Advance or a Swingline Advance;

“Affiliate”	shall mean, with respect to any Person, (i) any Person that directly, or indirectly through one or more intermediaries, controls such Person (a “Controlling Person”) or (ii) any Person (other than such Person or a Subsidiary of such Person) which is controlled by or is under common control with a Controlling Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person shall mean the power, direct or indirect, (i) to vote 10% or more of the securities or other interests having ordinary voting power for the election of directors of such Person or of Persons serving a similar function, or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise;

“Agent”	shall have the meaning ascribed thereto in the preamble;

“Agreement”	means this senior secured revolving credit facility agreement as the same may be amended, amended and restated, modified or supplemented from time to time;

“Airframe”	means (a) each Mortgaged Helicopter (excluding Engines or engines from time to time installed thereon) set forth in Schedule B and any Replacement Airframe and (b) any and all Parts incorporated or installed in or attached or appurtenant to such airframe, and any and all Parts removed from such airframe, unless the Lien in favor of the Administrative Agent shall not be applicable to such Parts in accordance with Section 10.2(c). Upon substitution of a Replacement Airframe under and in accordance with the Agreement, such Replacement Airframe shall become subject to the Agreement and shall be the “Airframe” for all purposes of the Agreement and the other Security Documents and thereupon the Airframe for which the substitution is made shall no longer be subject to the Agreement, and such replaced Airframe shall cease to be the “Airframe”;

“Applicable Law”	means all applicable laws, treaties, judgments, decrees, injunctions, writs, actions and orders of any court, governmental agency or authority and all applicable rules, guidelines, regulations, orders, directives, licenses and permits of any governmental body, instrumentality, agency or authority and all applicable interpretations thereof;

“Applicable Margin”	means a percentage per annum determined by reference to the ratio of Funded Debt to EBITDA as set forth below:

Funded Debt/EBITDA	Applicable Margin - LIBOR	Applicable Margin – Base Rate
<=5.0x	335bp	200bp

<=4.5x	310bp	180bp

<=4.0x	285bp	160bp

<=3.5x	260bp	140bp

<=3.0x	235bp	120bp

<=2.5x	210bp	100bp

The Applicable Margin for each Advance shall be determined by reference to the ratio of Funded Debt to EBITDA at the time of such determination; provided, however, that (A) no change in the Applicable Margin shall be effective until three (3) Banking Days after the date on which the Administrative Agent receives or was entitled to receive the financial statements required to be delivered pursuant to Section 10.1(a)(vi) and a certificate from the Borrower demonstrating such ratio of Funded Debt to EBITDA pursuant to such Section and (B) (i) during the period starting on the Closing Date and ending on the day which is three (3) Banking Days after the day upon which the Administrative Agent receives the information described in clause (A) of this proviso, the Applicable Margin shall be (i) 260 bp for LIBOR Advances and (ii) 140 bp for Base Rate Advances and Swing Line Advances and (iii) thereafter, the Applicable Margin shall be determined by reference to the ratio of Funded Debt to EBITDA at the time of such determination, provided, further, that, notwithstanding the foregoing, the Borrower shall remain obligated to comply with the provisions of Section 10 at all times;

“Applicable Rate”	means any rate of interest on any Advance from time to time applicable pursuant to Section 6.1;

“Assignment and Assumption Agreement(s)”	shall mean the Assignment and Assumption Agreement(s) executed pursuant to Section 11 substantially in the form of Exhibit 5;

“Aviation Authority”	means, with respect to any Mortgaged Helicopter, any Governmental Authority that is or shall from time to time be vested with the control and supervision of, or have jurisdiction over, the registration, airworthiness and operation of helicopters or other matters relating to civil aviation in the State of Registration of such Mortgaged Helicopter under Applicable Law;

“Banking Day(s)”	means day(s) on which banks are open for the transaction of business of the nature required by this Agreement in the City of New York, State of New York;

“Base Rate”	means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of: (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 1/2 of one percent per annum and (c) the daily LIBOR for a one month Interest Period plus the difference between Applicable Margin for LIBOR Advances and the Applicable Margin for Base Rate Advances;

“Base Rate Advance”	means a Revolving Credit Advance the interest on which is calculated based on the Base Rate plus the Applicable Margin;

“Basis Point” or the symbol “bp”	means one one-hundredth of one percent (0.01%);

“Benefitted Lender”	shall have the meaning ascribed thereto in Section 16.3;

“Bookrunners”	shall have the meaning ascribed thereto in the preamble;

“Cape Town Treaty”	means the Cape Town Convention on International Interests in Mobile Equipment as supplemented by the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, concluded in Cape Town, South Africa on November 16, 2001;

“Cash and Cash Equivalents”	means (i) cash, (ii) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (iii) time deposits, certificates of deposit or deposits in the interbank market of any commercial bank of recognized standing organized under the laws of the United States of America, any state thereof or any foreign jurisdiction and rated at least A or the equivalent thereof by S&P, and (iv) bonds of any county, municipality or state of the United States or any corporation organized and existing under the laws of the United States or any state thereof (including the District of Columbia) having an investment grade rating (or equivalent) by one of the nationally recognized rating organizations that regularly engages in rating such bonds;

“Cash Collateral Agreement”	means a cash collateral agreement in substantially the form of Exhibit 10;

“Change of Control”	means (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than Seacor becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the total voting power of the Borrower or (b) SEACOR no longer holds the majority of the voting power of the Borrower and any “person” other than SEACOR has a higher percentage of the voting control of the Borrower than SEACOR or (c) the Board of Directors of the Borrower ceases to consist of a majority of the existing directors or directors elected by the existing directors;

“Closing Date”	means December ___, 2011;

“Co-Documentation Agent(s)”	shall have the meaning ascribed thereto in the preamble;

“Code”	means the Internal Revenue Code of 1986, as amended, and any successor statute and the regulations promulgated thereunder;

“Collateral”	means the Mortgaged Helicopters, Accounts Receivable, Inventory and all other property of the Security Parties as identified and set forth in the Security Documents;

“Commitment”	shall mean in relation to a Lender, the amount of the Credit Facility set out opposite its name in Schedule A hereto or, if such Lender has entered into one or more Assignment and Assumption Agreements, set forth for such Lender in the Register;

“Commitment Fee Rate”	means a percentage per annum determined by reference to the ratio of the Borrower’s Funded Debt to the Borrower’s EBITDA as set forth below:

Funded Debt/EBITDA	Commitment Fee Rate
<=5.0x	70.0bp

<=4.5x	60.0bp

<=4.0x	50.0bp

<=3.5x	50.0bp

<=3.0x	37.5bp

<=2.5x	25.0bp

The Commitment Fee Rate shall be determined by reference to the ratio of the Borrower’s Funded Debt to the Borrower’s EBITDA at the time of such determination; provided, however, that (A) no change in the Commitment Fee Rate shall be effective until three (3) Banking Days after the date on which the Administrative Agent receives or was entitled to receive the financial statements required to be delivered pursuant to Section 10.1(a)(vi) and a certificate from the Borrower demonstrating such ratio of Funded Debt to EBITDA pursuant to such Section and (B) (i) during the period starting on the Closing Date and ending on the day which is three (3) Banking Days after the day upon which the Administrative Agent receives the information described in clause (A) of this proviso, the Commitment Fee Rate shall be 50.0 bp and (ii) thereafter, the Commitment Fee Rate shall be determined by reference to the ratio of Funded Debt to EBITDA at the time of such determination, provided, further, that, notwithstanding the foregoing, the Borrower shall remain obligated to comply with the provisions of Section 10 at all times;

“Commitment Increase”	means a one-time increase in the Committed Amount over the Initial Commitment of up to One Hundred Million Dollars ($100,000,000), or such lesser amount as may be agreed, such increase to be in increments of $50,000,000, as provided in Section 3.1;

“Committed Amount”	means the aggregate of the Initial Commitment and any Commitment Increase, being the maximum aggregate principal amount of the Advances and Letters of Credit which may be outstanding at any time under the Credit Facility; provided that the Committed Amount in respect of Letters of Credit shall not exceed the Letter of Credit Limit and the Committed Amount in respect of Swing Line Advances shall not exceed the Swing Line Commitment;

“Compliance Certificate”	means a certificate of the chief financial officer of the Borrower substantially in the form of Exhibit 4;

“Confidential Information”	means information that any Security Party furnishes to the Administrative Agent or any other Creditor in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Administrative Agent or such other Creditor from a source other than the Security Parties;

“Consolidated Net Worth”	for any period, shall mean, for any company, the sum of such company’s common and preferred stock (excluding any capital stock subject to mandatory redemption but including the SEACOR Preferred Shares) and additional paid-in-capital, plus retained earnings (minus accumulated deficit) and currency translation adjustments, all as shown on the consolidated balance sheet of such company and its subsidiaries as determined in accordance with GAAP;

“Consolidated Subsidiary”	shall mean a Subsidiary the financial results of which are reflected in the Borrower’s consolidated financial statements;

“Consolidated Subsidiary Guaranty”	shall mean a guaranty issued by a Consolidated Subsidiary of the types of obligations listed in sub-clauses (i) through (iii) of the definition of Subsidiary Funded Debt for the benefit of other Consolidated Subsidiaries but excluding, in the case of a Consolidated Subsidiary which is not a Wholly-Owned Subsidiary, that proportion of the amount of such guaranty which represents the minority interest holders’ share of such Guaranty;

“Conversion Date”	shall have the meaning ascribed thereto in Section 13.1;

“Credit Facility”	means the sums advanced or to be advanced by the Lenders to the Borrower and the Letters of Credit to be issued by the Letter of Credit Issuers for the account of the Borrower in the initial maximum principal amount of Three Hundred Fifty Million Dollars ($350,000,000) as may be increased by the Commitment Increase all pursuant to, and subject to the terms of, this Agreement;

“Credit Facility Balance”	means the sum of (i) the amount of the Advances and (ii) the amount of the Letter of Credit Outstandings at any relevant time, pursuant to the terms of this Agreement;

“Credit Period”	means the period from the Drawdown Date of the initial Advance made hereunder to the date upon which the Advances and all other amounts due to the Agents and the Lenders pursuant to this Agreement and the Notes are repaid or prepaid in full and all commitments to extend credit and issue Letters of Credit under this Agreement have been terminated;

“Creditors”	means, together, the Agents, the Mandated Lead Arrangers, the Bookrunners and the Lenders, and each, a “Creditor”;

“Default Rate”	shall have the meaning ascribed thereto in Section 6.1;

“Deposit Account(s)”	means any and all deposit accounts maintained by the Borrower or any of its Subsidiaries with the Administrative Agent or any other financial institution;

“Deposit Account Control Agreement(s)”	means any control agreement entered into by and among the relevant Account Bank, the Borrower or any of its Subsidiaries, and the Administrative Agent in respect of a Deposit Account pursuant to the terms of the Security Agreement;

“De-Registration Event”	shall have the meaning ascribed thereto in Section 10.1(a)(xxvi)(a);

“Dollars” and the sign “$”	means the legal currency, at any relevant time hereunder, of the United States of America and, in relation to all payments hereunder, in same day funds settled through the New York Clearing House Interbank Payments System (or such other Dollar funds as may be determined by the Administrative Agent to be customary for the settlement in New York City of banking transactions of the type herein involved);

“Drawdown Dates”	means the dates, each being a Banking Day falling prior to the Termination Date, upon which the Borrower has requested that an Advance be made available to the Borrower or an Advance is deemed to have been made due to a drawing under any Letter of Credit;

“Drawdown Notice”	shall have the meaning ascribed thereto in Section 3.5;

“EBITDA”	means on a consolidated basis, the aggregate, to be measured on a trailing twelve (12) month basis, of (i) operating income (before deductions for interest, taxes, depreciation and amortization), (ii) interest income, (iii) Cash distributions from companies owned fifty percent (50%) or less by the Borrower, (iv) Cash proceeds from any sale of assets, and (v) EBITDA (as determined in accordance with clauses (i) through (iv) above) from acquired companies, if any, on a trailing twelve month basis based on audited and interim financial statements for such acquired companies, provided, however, that in determining EBITDA there shall be excluded from expenses, as applicable, $2,342,000 for the fiscal quarter ending March 31, 2011; $2,844,000 for the fiscal quarter ending June 30, 2011; $2,290,000 for the fiscal quarter ending September 30, 2011 and $2,492,000 for the fiscal quarter ending December 31, 2011 of general and administrative expenses allocated by SEACOR to the Borrower, it being agreed that SEACOR shall cease to allocate general and administrative expenses to the Borrower beginning with the fiscal quarter after the Closing Date;

“Eligible Assignee”	means: (a) any commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000, (b) any commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development (the “OECD”) or has concluded special lending arrangements with the International Monetary Fund Associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, so long as such bank is acting through a branch or agency located in the United States or in the country in which it is organized or another country that is described in this clause (b), or (c) the central bank of any country that is a member of the OECD;

“Eligible Lease”	means a lease agreement pursuant to which a Mortgaged Helicopter is leased by the Borrower or a Helicopter Owning Subsidiary, as owner and lessor of the Mortgaged Helicopter, to an Eligible Lessee, which lease agreement satisfies all of the following requirements: (i) such lease is a true lease, is not a conditional sale agreement or a financing lease and does not transfer to the lessee any right of ownership or equity in the Mortgaged Helicopter or any right to purchase or acquire ownership or an equity interest in the Mortgaged Helicopter other than at fair market value; (ii) such lease has a term of not more than ten (10) years (including all renewal terms); (iii) such lease is transacted on an arms length basis; (iv) such lease requires either the lessor or the lessee to provide the Required Insurance in respect of such Mortgaged Helicopter; (v) such lease requires either the lessor or the lessee to maintain the registration of the Mortgaged Helicopter in an Acceptable Jurisdiction; (vi) such lease requires either the lessor or the lessee to maintain the Mortgaged Helicopter in accordance with industry standards; (vii) subject to the customary rights of quiet enjoyment granted to such lessee, the rights of lessee thereunder are expressly made subject and subordinate to the rights of the Administrative Agent as secured party under the Security Agreement and the Mortgage in respect of such Mortgaged Helicopter; (viii) such lease restricts the use of such Mortgaged Helicopter to use primarily within an Acceptable Jurisdiction; (ix) such lease prohibits subleases (except subleases that comply with this definition of “Eligible Lease”); (x) such lease requires that the Mortgaged Helicopter be operated and maintained in accordance with all Applicable Laws, in a manner such that the Required Insurance remains in effect at all times; (xi) such lease contains operational indemnities by the lessee in favor of the Borrower, the Helicopter Owning Subsidiary, and, to the extent consistent with industry practice, the Creditors; (xii) such lease requires a return of the Mortgaged Helicopter and all related Records upon any termination of the lease with either a valid certificate of airworthiness issued by the FAA or the applicable Aviation Authority or a valid certificate of airworthiness for export to the United States or such other Acceptable Jurisdiction as the Administrative Agent may agree in effect with respect to such Mortgaged Helicopter; (xiii) all right, title and interest of the Borrower or the Helicopter Owning Subsidiary, as lessor, under such lease have been pledged to the Administrative Agent and has been perfected as required by all Applicable Laws; and (xiv) such lease shall be governed by the laws of an Acceptable Jurisdiction;

“Eligible Lessee”	means a lessee of a Mortgaged Helicopter under an Eligible Lease, which lessee satisfies each of the following requirements at the time that such Eligible Lease becomes effective: (a) such lessee is not subject to an Insolvency Proceeding upon the commencement of the Eligible Lease with such lessee; (b) such lessee is in compliance with the material terms of all leases with which such lessee has entered into with the Borrower or any of the Helicopter Owning Subsidiaries; (c) except for United States entities or agencies (whether federal or state), such lessee is not a governmental entity or agency or otherwise able to claim sovereign immunity as a defense or shall have waived any such sovereign immunity to the satisfaction of the Administrative Agent; (d) such lessee, if not formed or incorporated under federal or state laws of the United States or if not a United States federal or state agency or entity, shall have executed an IDERA; and (f) such lessee is organized under the laws of, and is domiciled in, an Acceptable Jurisdiction;

“Engine”	means (a) each of the engines listed on Schedule B and installed on the Mortgaged Helicopters on the date hereof, and any Replacement Engine, in any case whether or not from time to time installed on such Airframe or installed on any other airframe or helicopter, and (b) any and all Parts incorporated or installed in or attached or appurtenant to such engine, and any and all Parts removed from such engine, unless the Lien in favor of the Administrative Agent shall not apply to such Parts in accordance with Section 10.2(c). Upon substitution of a Replacement Engine under and in accordance with the Agreement, such Replacement Engine shall become subject to the Agreement and shall be an “Engine” for all purposes of the Agreement and the other Security Documents and thereupon the Engine for which the substitution is made shall no longer be subject to the Agreement, and such replaced Engine shall cease to be an “Engine”;

“Environmental Affiliate”	means any person or entity the liability of which for Environmental Claims the Borrower or any Helicopter Owning Subsidiary may have assumed by contract or operation of law;

“Environmental Approvals”	shall have the meaning ascribed thereto in Section 2.1(q);

“Environmental Claim”	shall have the meaning ascribed thereto in Section 2.1(q);

“Environmental Laws”	shall have the meaning ascribed thereto in Section 2.1(q);

“Equity Interests”	means, with respect to any Person, shares of equity interests of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of equity interests of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of equity interests of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination;

“ERISA”	means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder;

“ERISA Affiliate”	means a trade or business (whether or not incorporated) which is under common control with the Borrower within the meaning of Sections 414(b), (c), (m) or (o) of the Code;

“ERISA Group”	means the Borrower and its subsidiaries within the meaning of Section 424(f) of the Code;

“Events of Default”	means any of the events set out in Section 9.1;

“Event of Loss”	means in respect of any Mortgaged Helicopter any of the following: (a) loss of such Mortgaged Helicopter or its use due to theft or disappearance for a period in excess of thirty (30) consecutive days, (b) destruction, damage beyond economic repair or rendition of such Mortgaged Helicopter which results in such Mortgaged Helicopter being permanently unfit for normal use for any reason whatsoever; (c) any damage to such Mortgaged Helicopter which results in an insurance settlement with respect to such Mortgaged Helicopter on the basis of a total loss or on the basis of a compromised or constructive total loss; or (d) the condemnation, confiscation, appropriation or seizure of, or requisition of title to such Mortgaged Helicopter, or the use of such Mortgaged Helicopter by, or on the authority of, any governmental entity or purported governmental entity, which in any such case shall have resulted in the loss of possession thereof by the Borrower, the related Helicopter Owning Subsidiary or the related Eligible Lessee thereof for a period in excess of ninety (90) consecutive days (or for such shorter period ending on the date which is seven (7) days from the date of receipt of an insurance settlement with respect to such property on the basis of a total loss);

“Exchange Act”	means the Securities and Exchange Act of 1934, as amended;

“Extended Letters of Credit”	shall have the meaning ascribed thereto in Section 3.9;

“FAA”	means the Federal Aviation Administration of the United States Department of Transportation or any successor organization thereto;

“Facing Fee”	shall have the meaning ascribed thereto in Section 14.2;

“Fair Market Value”	means, in respect of any Helicopter, the cash purchase price for such Helicopter, expressed in Dollars, which would be arrived at by a willing buyer and an unrelated willing seller, both acting at arms-length, neither under any compulsion to buy or sell, and both with full knowledge of all relevant facts, on the assumption that such Helicopter would be delivered free and clear of all Liens but otherwise in the condition determined by a inspection of the Helicopter and all Records, as determined by a “desk top” appraisal by an independent aircraft appraisal expert approved by the Majority Lenders (in the reasonable exercise of their discretion), obtained by the Borrower in accordance with the terms of this Agreement or, in the case of Helicopters acquired since the date of the most recent such appraisal, the purchase price or invoice price thereof;

“Federal Funds Effective Rate”	means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Banking Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three (3) Federal Funds brokers of recognized standing selected by the Administrative Agent;

“Foreign Plan”	means an employee benefit plan that would be covered by Title IV of ERISA but which is excluded from coverage under ERISA by Section 4(b)(4) thereof and is maintained or contributed to by the Borrower, ERISA Affiliate or a member of ERISA Group or with respect to which the Borrower, an ERISA Affiliate or a member of ERISA Group could have any liability;

“Fully Implemented”	means, in respect of the Cape Town Treaty and any country, as determined by the Administrative Agent and the Syndication Agent, that: (a) the Cape Town Treaty has come into full force and effect in such country; (b) such country has made acceptable declarations thereunder, including declarations opting in to Articles VIII, XII, XIII, X (with a number of days not greater than five (5) or such other number that is acceptable the Administrative Agent in its sole discretion) and XI (providing for Alternative A with a waiting period not longer than 60 days) of the Protocol and the mandatory declaration under Article 54(2) of the Cape Town Convention; and (c) all amendments to the local substantive laws (including Insolvency Laws) and procedural laws of such country necessary to implement the Cape Town Treaty and the declarations thereunder referenced in clause (b) of this definition to come into full force and effect;

“Funded Debt”	means, on a consolidated basis, the sum of (i) indebtedness for borrowed money, all obligations evidenced by bonds, debentures, notes or similar instruments, and purchase money obligations which, in accordance with GAAP, would be shown on the consolidated balance sheet as a liability, (ii) all obligations arising under Letters of Credit, (iii) all obligations as lessee under leases which have been, in accordance with GAAP, recorded as capitalized lease obligations, (iv) guaranties of non-consolidated entity obligations but excluding indebtedness which is consolidated in the Borrower’s published financial statements in accordance with GAAP but which represents a minority interest holders’ share of such indebtedness unless such minority interest holders’ share has been guaranteed by the Borrower or a Subsidiary;

“GAAP”	shall have the meaning ascribed thereto in Section 1.3;

“Government Entity”	means (a) any federal, state, provincial or similar government, and any body, board, department, commission, court, tribunal, authority, agency or other instrumentality of any such government or otherwise exercising any executive, legislative, judicial, administrative or regulatory functions of such government or (b) any other government entity having jurisdiction over any matter contemplated by the Agreement or relating to the observance or performance of the obligations of any of the parties to this Agreement or the other Security Documents;

“Guarantors”	means all Subsidiaries (i) whose jurisdiction of incorporation or formation, as the case may be, is a state in the United States of America and which are wholly-owned by the Borrower, directly or indirectly and (ii) whose jurisdiction of incorporation or formation, as the case may be, is not a state in the United States of America but who owns Mortgaged Helicopters;

“Guaranty”	means the guaranty to be executed by the Guarantors in respect of the obligations of the Borrower under and in connection with this Agreement and the Note in favor of the Administrative Agent pursuant to Section 4.l(b), substantially in the form of Exhibit 6;

“Helicopter(s)”	means all Airframes, together with the Engines owned directly or indirectly by the Borrower and any of its Subsidiaries together with all related Records;

“Helicopter Owning Subsidiaries”	means those Subsidiaries designated as Helicopter Owning Subsidiaries on Schedule B, together with any future subsidiaries now or hereafter acquired which own Mortgaged Helicopters;

“Helicopter Related Document”	means any agreement relating to a Mortgaged Helicopter or agreements relating to the use, maintenance or management of a Mortgaged Helicopter, whether in existence on the date hereof or thereafter acquired, including, but not limited to, all leases, all purchase agreements, all bills of sale, all assignment agreements, all lease assignments, all lessee consents, any credit support (including any guarantee or letter of credit supporting any related lessee) and each other document, certificate or opinion delivered or caused to be delivered by any lessee or Borrower pursuant thereto;

“IDERA”	means an irrevocable de-registration and export request authorization, providing for the irrevocable delegation of authority to the Borrower or the applicable Helicopter Owning Subsidiaries to deregister and export the related Mortgaged Helicopter to the United States, which shall be in a form meeting the requirements of the Cape Town Treaty;

“Indebtedness”	of any Person means and includes all obligations of such Person which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person;

“Indemnified Party”	shall have the meaning ascribed thereto in Section 18.11;

“Initial Commitment”	means Three Hundred Fifty Million Dollars ($350,000,000);

“Insolvency Law”	means the Federal Bankruptcy Code of 1978, as amended or similar law in any applicable jurisdiction;

“Insolvency Proceeding”	means any proceeding under any applicable Insolvency Law seeking liquidation, reorganization, winding up or other relief with respect to any Person or its debts;

“International Interest”	shall have the meaning ascribed thereto in the Cape Town Treaty;

“International Registry”	shall have the meaning ascribed thereto in the Cape Town Treaty;

“Interest Coverage Ratio”	means, on a consolidated basis, (a) EBITDA minus dividends and distributions (other than dividends on, or a redemption of, the SEACOR Preferred Shares (if issued) divided by (b) interest expense (including interest attributable to capitalized leases) in accordance with GAAP, during the four (4) fiscal quarters preceding the date on which such ratio is determined, provided, however, that with respect to the first three fiscal quarters in calendar year 2012, for purposes of determining interest expense, interest expense shall be calculated on an annualized pro forma basis as follows: (i) for the fiscal quarter ending March 31, 2012, the actual interest expense for such period multiplied by four, (ii) for the two fiscal quarters ending June 30, 2012, the actual interest expense for such periods multiplied by two, and (iii) for the three full fiscal quarters ending September 30, 2012, the actual interest expense for such periods multiplied by four-thirds;

“Interest Notice”	means a notice to the Administrative Agent specifying the duration of the relevant Interest Period;

“Interest Period(s)”	means, with respect to a LIBOR Advance, period(s) of one (1), three (3), six (6), nine (9) or twelve (12) months selected by the Borrower or such other period(s) as the Lenders may agree;

“Inventory”	means inventory as determined in accordance with GAAP;

“Investment”	means (i) lending money or credit or making advances to any Person, (ii) purchasing or acquiring any stock, obligations or securities of, or any other interest in, or making capital contributions to any Person or (iii) guaranteeing the debt or obligations of any other Person;

“Issuing Subsidiary”	means, the Subsidiary which is the primary obligor on Subsidiary Funded Debt; provided that in the case of Subsidiary Funded Debt where (i) one or more other Subsidiaries are jointly or jointly and severally liable in respect thereof (other than by way of guaranty) or (ii) no Subsidiary is the primary obligor in respect of a Subsidiary Funded Debt but two or more Subsidiaries have issued Non-Consolidated Entity Guaranties in respect of the same obligation, the Subsidiary liable in respect thereof with the highest book value shall be deemed to be such primary obligor;

“Joint Venture”	means at any date any Person (other than a Subsidiary) in which the Borrower or any Subsidiary has an ownership interest or other interests in profits or loss which would be accounted for in the consolidated financial statements of the Borrower and its consolidated Subsidiaries using the equity method of accounting if such statements were prepared as of such date;

“Judgment Currency”	shall have the meaning ascribed thereto in Section 13.1;

“L/C Cash Collateral Account”	shall have the meaning set forth in Section 3.13;

“L/C Supportable Obligation(s)”	means such obligations of the Borrower as are not inconsistent with the issuance policies of the applicable Letter of Credit Issuer; no Letter of Credit may be payable (1) to any entity or person who is subject to sanctions issued by the United States Department of Commerce or to whom payment is prohibited by the Foreign Asset Control Regulations of the Department of the Treasury or (2) which otherwise is in contravention of applicable laws and regulations;

“Lender(s)”	shall have the meaning ascribed thereto in the preamble;

“Letter(s) of Credit”	shall have the meaning ascribed thereto in Section 3.9;

“Letter of Credit Fee”	shall have the meaning ascribed thereto in Section 14.2;

“Letter of Credit Issuer”	means, with respect to each Letter of Credit, the Lender (being one of the Mandated Lead Arrangers, Bookrunners or Agents) which, at the request of the Borrower, agrees to issue and issues the same;

“Letter of Credit Limit”	means, at any time, the lesser of (a) $50,000,000 and (b) an amount equal to $50,000,000 less, in either case, the sum of (i) the aggregate amount of the Letter of Credit Outstandings at such time, and (ii) the aggregate available amount of all Letters of Credit outstanding at such time;

“Letter of Credit Outstandings”	means, at any time, the aggregate Stated Amount of all outstanding Letters of Credit, less any drawings previously made thereunder;

“Letter of Credit Participant”	shall have the meaning ascribed thereto in Section 3.12;

“Letter of Credit Participant Percentage”	means, in relation to a Lender, the percentage of the Credit Facility set out opposite its name in Schedule A hereto; provided, however, that in the case of Extended Letters of Credit, the percentage shall be adjusted to include only the Commitments of the Lenders participating in the Extended Letters of Credit;

“Letter of Credit Request”	shall have the meaning ascribed thereto in Section 3.10;

“LIBOR”	means the rate (rounded upward to the nearest 1/16th of one percent (1%)) for deposits of Dollars for a period equivalent to the relevant Interest Period at or about 11:00 a.m. (London time) on the second London Banking Day before the first day of such period as displayed on Telerate page LIBOR01 (British Bankers’ Association Interest Settlement Rates) (or such other page as may replace such page LIBOR01 on such system or on any other system of the information vendor for the time being designated by the British Bankers’ Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers’ Association’s Recommended Terms and Conditions (“BBAIRS” terms) dated August 1985)); provided that if on such date no such rate is so displayed for the relevant Interest Period, LIBOR for such period shall be the rate quoted to the Lenders by the Reference Banks at the request of the Lenders as the offered rate for deposits of Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to the relevant Interest Period to prime banks in the London Interbank Market at or about 11:00 a.m. (London time) on the second Banking Day before the first day of such period;

“LIBOR Advance”	means a Revolving Credit Advance, the interest on which is calculated based on LIBOR plus the Applicable Margin;

“LIBOR Reference Day(s)”	a day or days on which banks in the London interbank market generally will provide quotations for deposits in the relevant currencies;

“Lien”	means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale, title retention agreement or trust receipt or a lease, consignment or bailment for security purposes or any arrangement having substantially the same legal effect as the foregoing;

“List of Liens”	means a list of Liens in respect of Secured Debt on all Helicopters owned by the Borrower or any Helicopter Owning Subsidiary;

“Majority Lenders”	means Lenders whose aggregate Commitments exceed fifty percent (50%) of the total Commitments;

“Managing Agents”	shall have the meaning ascribed thereto in the preamble;

“Mandated Lead Arrangers”	shall have the meaning ascribed thereto in the preamble;

“Material Adverse Change”	means the occurrence of an event or condition which (a) materially impairs the ability of (1) the Borrower to meet any of its obligations with regard to the Credit Facility and the financing arrangements established in connection therewith or (2) the Borrower and the Subsidiaries to meet any of their respective other obligations that are material to the Borrower and the Subsidiaries considered as a whole or (b) has a material adverse effect on the business, assets, operations, property or financial condition of the Borrower and the Subsidiaries considered as a whole;

“Materials of Environmental Concern”	shall have the meaning ascribed thereto in Section 2.1(q);

“Mortgaged Helicopters”	means all Helicopters (including the Engines installed thereon) registered in an Acceptable Jurisdiction and which are listed on Schedule B, as the same may be amended and supplemented as provided in Sections 10.1(a)(xxvi) and (xxvii) to reflect the deletion or addition of Mortgaged Helicopters in accordance with the terms hereof, together with all related Records;

“Mortgages”	means, with respect to the Mortgaged Helicopters, a mortgage (which may, in appropriate circumstances, include a fleet mortgage) in the form recommended by local Aviation Authority counsel (including as to governing law and language, or in the case of a Mortgage to be filed with the FAA, special New York counsel to the Administrative Agent) in order to convey a first priority and perfected mortgage lien on such Mortgaged Helicopter and as shall be acceptable to the Administrative Agent and the Borrower;

“Mortgage Filing”	means, in respect of each Mortgaged Helicopter, the execution and delivery by the Borrower or Helicopter Owning Subsidiary of a Mortgage on such Mortgaged Helicopter, and the filing thereof in the appropriate filing office in the applicable jurisdiction so as to perfect the Administrative Agent’s lien thereon in such jurisdiction; provided that, in addition to such filing, this term shall also require registrations with respect to such Mortgaged Helicopter to be effected at the International Registry to reflect the International Interest of the Administrative Agent for the benefit of the Creditors therein;

“Multiemployer Plan”	means, at any time, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the six preceding plan years made or accrued an obligation to make contributions;

“Multiple Employer Plan”	means, at any time, an employee benefit plan, other than a Multiemployer Plan, subject to Title IV of ERISA, to which the Borrower or ERISA Affiliate, and one or more employers other than the Borrower, ERISA Affiliate or a member of the ERISA Group, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower, ERISA Affiliate, or a member of the ERISA Group made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan;

“Non-Consolidated Entity”	means an entity which is not a Consolidated Subsidiary;

“Non-Consolidated Entity Guaranty”	means a guaranty issued by a Consolidated Subsidiary of obligations of Non-Consolidated Entities of the types listed in sub-clauses (i) through (iii) of the definition of Subsidiary Funded Debt but excluding, in the case of a Consolidated Subsidiary which is not a Wholly-Owned Subsidiary, that proportion of the amount of such Guaranty which represents the minority interest holders’ share of such Guaranty;

“Note(s)”	means a promissory note to be executed by the Borrower in favor of a Lender to evidence the Advances of the Credit Facility made by such Lender substantially in the form of Exhibit 1 or in such other form as the Administrative Agent may agree;

“Other Subsidiaries”	means, as it relates to any Subsidiary Funded Debt, those Subsidiaries liable in respect thereof other than the Issuing Subsidiary;

“Parts”	means all appliances, parts, components, instruments, appurtenances, accessories, furnishings, seats and other equipment of whatever nature (other than (a) Engines or engines, and (b) any Removable Part leased by the Borrower (or the applicable Helicopter Owning Subsidiary) from a third party or subject to a security interest granted to a third party), that may from time to time be installed or incorporated in or attached or appurtenant to the Airframe or any Engine or removed therefrom unless the Lien in favor of the Administrative Agent shall not be applicable thereto in accordance with Section 10.2(c) of the Agreement;

“Permitted Liens”	means any of the liens permitted under Section 10.1(b)(i);

“Person”	shall mean an individual, partnership, corporation, limited liability company, business trust, bank, trust company, joint venture, association, joint stock company, trust or other unincorporated organization, whether or not a legal entity, or any government or agency or political subdivision thereof;

“Plan”	means any employee benefit plan (other than a Multiemployer Plan or a Multiple Employer Plan) covered by Title IV of ERISA to which the Borrower, ERISA Affiliate or a member of the ERISA Group is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower, ERISA Affiliate or a member of ERISA Group made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan;

“Pledge Agreement”	means the pledge agreement in favor of the Administrative Agent executed by the Borrower with respect to its Equity Interests in the Guarantors pursuant to Section 4.1(b) substantially in the form set out in Exhibit 7, together with appropriate irrevocable proxies, undated share transfers, undated resignations of all directors or officers of the Person whose interests are pledged, and certificates evidencing such shares (as applicable);

“Prime Rate”	means, at any time, the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by Wells Fargo as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks;

“Qualified Equity Recapitalization”	means an initial public offering or a private placement of equity by the Borrower;

“Qualified Notes Offering”	means an unsecured senior notes offering (i) which is non-amortizing with a maturity date after the Termination Date and (ii) which results in a permanent reduction of the Credit Facility by no less than US$150,000,000 pursuant to the terms of Section 10.1(a)(xxxiii);

“Rate of Exchange”	shall have the meaning ascribed thereto in Section 13.4;

“Reference Banks”	means the banks chosen from time to time by the British Bankers’ Association for the purpose of establishing Interest Settlement Rates;

“Records”	means, with respect to each Mortgaged Helicopter (i) the documents (including microfilm), data, manuals, diagrams and other written information originally furnished by the manufacturer and/or seller on or about the date of acquisition by the Borrower or relevant Helicopter Owning Subsidiary, (ii) the documents, records, logs and other data maintained in respect of the Mortgaged Helicopter, pursuant to the terms of the applicable Eligible Lease related to such Mortgaged Helicopter, during the term of such Eligible Lease and to which Borrower or such Helicopter Owning Subsidiary has a right to possession and receives possession following the termination of such Eligible Lease, (iii) the documents, records, logs and other data maintained by the Borrower or applicable Helicopter Owning Subsidiary in respect of such Mortgaged Helicopter, when such Mortgaged Helicopter is not subject to a Lease, and (iv) all other records, logs and materials required by the FAA (or other Aviation Authority chosen by the Borrower in accordance with terms of this Agreement);

“Register”	shall have the meaning ascribed thereto in Section 11;

“Regulation T”	means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time;

“Regulation U”	means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time;

“Regulation X”	means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time;

“Removable Part”	shall have the meaning ascribed to such term in Section 10.2(c)(iii);

“Replacement Airframe”	means any airframe substituted for the Airframe pursuant to Section 10.2;

“Replacement Engine”	means an engine substituted for an Engine pursuant to Section 10.2;

“Replacement Lender(s)”	shall have the meaning ascribed thereto in Section 12.3;

“Required Balance”	shall have the meaning set forth in Section 3.13;

“Required Insurance”	means insurance that satisfies the requirements set forth in Schedule E;

“Revolving Credit Advance”	means any amount advanced to the Borrower on any Drawdown Date pursuant to Section 3.2 which may be a Base Rate Advance or a LIBOR Advance;

“SEACOR”	means SEACOR Holdings Inc., a corporation incorporated under the laws of the State of Delaware;

“SEACOR Preferred Shares”	shall have the meaning ascribed thereto in Section 10.1(a)(xxiv);

“Section 1110”	means 11 U.S.C. Section 1110 of the Bankruptcy Code or any successor or analogous section of the federal bankruptcy law in effect from time to time;

“Secured Debt”	means, for the Borrower, on a consolidated basis, the aggregate of any Indebtedness secured or collateralized by a Lien;

“Secured Funded Debt”	means, for the Borrower, on a consolidated basis, the aggregate of any Funded Debt secured or collateralized by a Lien;

“Security Agreement”	means the security agreement in favor of the Administrative Agent executed by the Grantors defined therein with respect to its business assets and the Mortgaged Helicopters pursuant to Section 4.1(b) substantially in the form set out in Exhibit 8;

“Security Documents”	means the Guaranty, the Pledge Agreement, the Security Agreement, the Mortgages, and the Cash Collateral Agreement;

“Security Party(ies)”	means the Borrower and each of the Guarantors;

“Services Agreement”	means that certain services agreement to be entered into between the Borrower and SEACOR pursuant to which SEACOR shall provide certain administrative and support services to the Borrower at a cost to the Borrower of no more than US$500,000 per fiscal quarter, which services agreement shall be acceptable to the Majority Lenders in form and substance, it being understood that all amendments to the Services Agreement including, but not limited to, changes in fees, require the prior written consent of the Administrative Agent;

“Stated Amount”	means with respect to each Letter of Credit, the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could then be met);

“State of Registration”	means, with respect to any Mortgaged Helicopter, the jurisdiction under the laws of which such Mortgaged Helicopter is registered;

“Subsidiaries”	means the corporations or other entities listed on Schedule B (including, without limitation, the Helicopter Owning Subsidiaries) of which the Borrower owns legally or beneficially greater than fifty percent (50%) of the issued and outstanding stock or other interest in such entity and has more than fifty percent (50%) of the total voting power of the voting stock or other interest in such corporation or other entity, together with any other corporations or other entities now or hereafter in existence of which the Borrower owns legally or beneficially greater than fifty percent (50%) of the issued and outstanding stock or other interest in such entity and has more than fifty percent (50%) of the total voting power of the voting stock or other interest in such corporation or other entity, and each, a “Subsidiary”;

“Subsidiary Funded Debt”	means, as to each Subsidiary, the sum of (i) indebtedness for borrowed money, all obligations evidenced by bonds, debentures, notes or similar instruments, and purchase money obligations which, in accordance with GAAP, would be shown on the balance sheet of such Subsidiary as a liability if a balance sheet were actually prepared in accordance with GAAP for such Subsidiary, (ii) all obligations arising under letters of credit in respect of which such Subsidiary is liable, (iii) all obligations as lessee under leases which have been, in accordance with GAAP, recorded as capitalized lease obligations on the consolidated balance sheet of the Borrower and would so appear on such Subsidiary’s balance sheet if a balance sheet were prepared in accordance with GAAP for such Subsidiary, (iv) Consolidated Subsidiary Guaranties and Non-Consolidated Entity Guaranties, in each case, up to the maximum amount guaranteed under the terms of any such guaranty but excluding indebtedness which is consolidated in the Borrower’s published financial statements in accordance with GAAP and would so appear on such Subsidiary’s balance sheet if a balance sheet were prepared in accordance with GAAP for such Subsidiary but which represents a minority interest holders’ share of such indebtedness unless such minority holders’ share has been guaranteed by such Subsidiary;

“Swing Line Advance”	means any amount advanced to the Borrower on any Drawdown Date pursuant to Section 3.3;

“Swing Line Bank”	shall have the meaning ascribed thereto in the preamble;

“Swing Line Commitment”	means in relation to the Swing Line Bank, the amount set out opposite its name in Schedule A hereto under the caption “Swing Line Commitment”, as the same may be reduced from time to time as provided by Section 5.4;

“Swing Line Facility”	means at any time an amount equal to the lesser of (a) the amount of the Swing Line Bank’s Swing Line Commitment at such time and (b) Twenty Five Million Dollars ($25,000,000);

“Syndication Agent”	shall have the meaning ascribed thereto in the preamble;

“Tangible Net Assets”	shall mean, on a consolidated basis, (A) the consolidated assets of the Borrower determined in accordance with GAAP, reduced by the sum of (1) the net book value of all assets that would be classified as intangible under GAAP (including but not limited to, goodwill, organizational expenses, trademarks, trade names, copyrights, patents, licenses, any rights in any thereof, unamortized debt discount and expenses and other unamortized deferred charges and other intangible items), and (2) any minority interests in consolidated subsidiaries held by a Person other than the Borrower or a Guarantor minus (B) consolidated current liabilities of the Borrower determined in accordance with GAAP;

“Taxes”	means any present or future income or other taxes, levies, duties, charges, fees, deductions or withholdings of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing authority whatsoever, except for taxes on or measured by the overall net income of the Lenders imposed by their respective jurisdiction of incorporation or domicile of the lending office making the Advances or issuing any Letter of Credit or any governmental subdivision or taxing authority of any thereof or by any other taxing authority having jurisdiction over any Agent or Lender (unless such jurisdiction is asserted solely by reason of the activities of the Borrower or any Subsidiary);

“Termination Date”	means the day falling five (5) years after the Closing Date or, if such day is not a Banking Day, the next following Banking Day, unless such next following Banking Day falls in the following month, in which case the Termination Date shall be the immediately preceding Banking Day;

“Termination Event”	means (i) a “reportable event,” as defined in Section 4043 of ERISA, (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a “substantial employer,” as defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by the Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, (iii) the filing of a notice of intent to terminate a Plan or Multiple Employer Plan under Section 4041 of ERISA or the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA, (iv) the institution of proceedings to terminate a Plan, a Multiple Employer Plan or a Multiemployer Plan, (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, Multiple Employer Plan or Multiemployer Plan, or (vi) termination of a Foreign Plan;

“Tier 1 Jurisdictions”	means the Acceptable Jurisdictions set forth in Schedule F and listed under the heading “Tier 1 Jurisdictions”;

“Tier 2 Jurisdictions”	means the Acceptable Jurisdictions set forth in Schedule F and listed under the heading “Tier 2 Jurisdictions”;

“Tiers”	means Tier 1 and Tier 2 and either of them;

“Total Capitalization”	means, on a consolidated basis, the aggregate of Funded Debt and Consolidated Net Worth;

“Transferee”	shall have the meaning ascribed thereto in Section 7.2;

“Underlying Subsidiary Funded Debt”	means the outstanding principal amount of Subsidiary Funded Debt issued or incurred by an Issuing Subsidiary;

“U.S. Air Carrier”	means any United States air carrier that is a Citizen of the United States holding an air carrier operating certificate issued pursuant to chapter 447 of title 49 of the United States Code for aircraft capable of carrying 10 or more individuals or 6000 pounds or more of cargo, and as to which there is in force an air carrier operating certificate issued pursuant to Part 135 of the FAA Regulations, or which may operate as an air carrier by certification or otherwise under any successor or substitute provisions therefor or in the absence thereof;

“U.S. Bancorp Helicopters”	means the two Helicopters, each owned by Era Helicopters LLC, a Delaware limited liability company and a wholly owned Subsidiary of the Borrower, which are subject to mortgages granted by Era Helicopters Leasing in favor of U.S. Bancorp Equipment Finance, Inc.;

“U.S. Government”	means the federal government of the United States, or any instrumentality or agency thereof the obligations of which are guaranteed by the full faith and credit of the federal government of the United States; and

“Withdrawal Liability(ies)”	shall have the meaning given to such term under Part 1 of Subtitle E of Title IV of ERISA.

1.2. Computation of Time Periods; Other Definitional Provisions. In this Agreement, the Notes and the Security Documents, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; words importing either gender include the other gender; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Agreement, the Notes or the Security Documents, as applicable; references to agreements and other contractual instruments (including this Agreement, the Notes and the Security Documents) shall be deemed to include all subsequent amendments, amendments and restatements, supplements, extensions, replacements and other modifications to such instruments (without, however, limiting any prohibition on any such amendments, extensions and other modifications by the terms of this Agreement, the Notes or the Security Documents); references to any matter that is “approved” or requires “approval” of a party shall mean approval given in the sole and absolute discretion of such party unless otherwise specified; and words importing the plural include the singular and vice-versa.

1.3. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect from time to time in the United States of America consistently applied (“GAAP”) and all financial statements submitted pursuant to this Agreement shall be prepared in accordance with, and all financial data submitted pursuant hereto shall be derived from financial statements prepared in accordance with, GAAP.

1.4. Certain Matters Regarding Materiality. To the extent that any representation, warranty, covenant or other undertaking of the Borrower in this Agreement is qualified by reference to those which are not reasonably expected to result in a “Material Adverse Change” or language of similar implication, no inference shall be drawn therefrom that any Agent or Lender has knowledge or approves of any noncompliance by the Borrower with any governmental rule.

1.5. Forms of Documents. Except as otherwise expressly provided in this Agreement, references to documents or certificates “substantially in the form” of Exhibits to another document shall mean that such documents or certificates are duly completed in the form of the related Exhibits with substantive changes subject to the provisions of Section 18.5 of this Agreement.

1.6. Headings. In this Agreement, section headings are inserted for convenience of reference only and shall not be taken into account in the interpretation hereof.

SECTION 2. REPRESENTATIONS AND WARRANTIES

2.1. Representations and Warranties. In order to induce the Agents and the Lenders to enter into this Agreement and to induce the Lenders to make the Advances and to issue and/or participate in Letters of Credit as provided for herein, each of the Security Parties hereby represents and warrants to the Agents and the Lenders (which representations and warranties shall survive the execution and delivery of this Agreement and the Notes and the making of the Advances and the issuance of Letters of Credit) that:

(a) Due Organization and Power. (i) The Borrower and each of the Subsidiaries are duly formed and are validly existing in good standing under the laws of their respective jurisdictions of incorporation, have duly qualified and are authorized to do business as a foreign corporation in each jurisdiction wherein the nature of the business transacted thereby makes such qualification necessary, have full power to carry on their respective businesses as now being conducted and, in the case of the Security Parties, to enter into and perform their respective obligations under each of this Agreement, the Notes and the Security Documents, and have complied with all statutory, regulatory and other requirements relative to such businesses and such agreements the noncompliance with which could reasonably be expected to give rise to a Material Adverse Change;

(ii) Set forth on Schedule B hereto is a complete and accurate list of all Subsidiaries of the Borrower, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation and the percentage ownership interest of the Borrower in such Subsidiary. All of the outstanding Equity Interests in the Borrower’s Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Borrower or one or more of its Subsidiaries free and clear of all Liens, except those created under the Security Documents;

(b) Authorization and Consents. All necessary corporate action has been taken to authorize, and all necessary consents and authorizations have been obtained and remain in full force and effect to permit, each of the Security Parties to enter into and perform its respective obligations under each of this Agreement, the Notes and the Security Documents and to permit the Borrower to borrow, service and repay the Advances and no further consents or authorizations are necessary for the service and repayment of the Advances or any part of any thereof;

(c) Binding Obligations. Each of this Agreement, the Notes and the Security Documents constitutes legal, valid and binding obligations of the Security Parties as are party thereto, enforceable against the Security Parties as are party thereto in accordance with its terms, except to the extent that such enforcement may be limited by equitable principles or applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights;

(d) No Violation. The execution, delivery and performance by the Security Parties of this Agreement, the Notes and the Security Documents to which it is or is to be a party are within the Security Parties’ corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Security Party’s charter or bylaws, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any agreement respecting Indebtedness, any contract of employment relating to any of the Mortgaged Helicopters, or any other contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Security Party, any of their respective Subsidiaries or any of their properties or (iv) except for the Liens created under this Agreement and the Security Documents, result in or require the creation or imposition of any Lien upon or with respect to any Collateral;

(e) Filings; Stamp Taxes. It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence in the United States of the Security Documents that any of them or any other instrument be filed, recorded, registered or enrolled in any court, public office or elsewhere in the United States, except as expressly provided herein, or that any stamp, registration or similar tax be paid in the United States on or in relation to any of the Security Documents, and no further action in the United States, including any filing or recording of any document, is necessary or permissible to establish and perfect the Administrative Agent’s security interest in the Mortgaged Helicopters and the other Collateral as against the Borrower, any Eligible Lessee (if applicable) and any third parties except for (i) any Mortgage Filing and the registration of the Mortgage with the FAA, (ii) the filing of financing statements and amendments thereto under the Uniform Commercial Code in Delaware and (iii) the registering of (A) the International Interest of each Mortgage with respect to each Mortgaged Helicopter and (B) the prospective assignment of the Borrower’s associated rights (if any) in any Eligible Lease (if applicable) with the International Registry;

(f) Filings; Perfection.

(i) All filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral created under the Security Documents have been duly made or taken and are in full force and effect, and the Security Documents create in favor of the Administrative Agent for the benefit of the Creditors a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral, securing the payment of the obligations under this Agreement and the Security Documents, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken. The Security Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under this Agreement and the Security Documents;

(ii) (A) Each of the Helicopter Owning Subsidiaries is or will be a “transacting user entity” (as such term is defined in the Regulations of the International Registry); is “situated”, for purposes of the Cape Town Treaty, in the United States; and has the power to “dispose” (as such term is used in the Cape Town Treaty) of the Mortgaged Helicopters owned by it on each Drawdown Date; (B) each Mortgaged Helicopter is an “aircraft object” (as defined in the Cape Town Treaty); (C) the United States is a Contracting State under the Cape Town Treaty and any other applicable State of Registration will be a Contracting State under the Cape Town Treaty; (D) each Mortgage shall convey an International Interest in each Mortgaged Helicopter; and (E) the payment of principal and interest on the Advances, and the performance by the Borrower of its obligations under this Agreement and the other Security Documents, are “associated rights” (as defined in the Cape Town Treaty). Notwithstanding the foregoing, any Helicopter Owning Subsidiary that is in an Acceptable Jurisdiction, but is not subject to the Cape Town Treaty, is required to be in compliance with all Applicable Laws;

(g) Business and Property. Neither the business nor the properties of any Security Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could be reasonably likely to result in a Material Adverse Change;

(h) Litigation. Except as disclosed in filings by the Borrower with the United States Securities and Exchange Commission prior to the Drawdown Date of any Advance, there is no action, suit, investigation, litigation, arbitration, or proceeding affecting any Security Party or any Mortgaged Helicopter, including any Environmental Claim, pending or threatened before any before any court, board of arbitration or administrative agency that (i) would constitute a Material Adverse Change or (ii) purports to affect the legality, validity or enforceability of the Agreement, the Notes or any Security Document or the consummation of the transactions contemplated by the Agreement, the Notes or any Security Document or (iii) relates to any material contract of employment relating to any Mortgaged Helicopter;

(i) No Default. Neither the Borrower nor any of the Subsidiaries are in default under any agreement by which any thereof is bound, nor are any thereof in default in respect of any financial commitment or obligation, where such default could result in any Material Adverse Change;

(j) Mortgaged Helicopters. Set forth on Schedule B hereto is a complete and accurate list of all Mortgaged Helicopters (including their respective Engines) owned by the Borrower and, as applicable, each of the Helicopter Owning Subsidiaries as of the date hereof and to be subject to a Mortgage on the initial Drawdown Date; each such Mortgaged Helicopter is duly registered with the FAA in the name of the Borrower or one of the Helicopter Owning Subsidiaries under the laws of the United States, with such Mortgaged Helicopter eligible to operate in the United States; each such Mortgaged Helicopter is deployed as indicated in Schedule B hereto. Each of the Helicopter Owning Subsidiaries that owns a Mortgaged Helicopter is eligible to own and operate such Mortgaged Helicopter in the jurisdiction and trade in which such Mortgaged Helicopter is qualified;

(k) Helicopter Ownership, Classification, and Insurance.

(i) Each of the Mortgaged Helicopters is owned by the Borrower or a Helicopter Owning Subsidiary free and clear of all Liens and encumbrances other than Permitted Liens and is duly registered under the laws of an Acceptable Jurisdiction in the name of Borrower or such Helicopter Owning Subsidiary, as owner, or in the name of an Eligible Lessee, as operator under an Eligible Lease;

(ii) Each of the Mortgaged Helicopters has been maintained in accordance with the standards set forth in this Agreement; and

(iii) Each of the Mortgaged Helicopters is insured in accordance with the Required Insurance;

(l) Financial Statements. All financial statements, information and other data furnished by the Borrower to the Lenders are complete and correct, and such financial statements have been prepared in accordance with GAAP and accurately and fairly present the financial condition of the parties covered thereby as of the respective dates thereof and the results of the operations thereof for the period or respective periods covered by such financial statements. Since such date or dates there has been no Material Adverse Change and neither the Borrower nor any of the Subsidiaries have any contingent obligations, liabilities for taxes or other outstanding financial obligations which on a consolidated basis are material in the aggregate, except as disclosed in such statements, information and data;

(m) Tax Returns and Payments. The Borrower and each of the Subsidiaries have filed all tax returns required to be filed thereby and have paid all taxes payable thereby which have become due, other than those not yet delinquent or the non-payment of which would not give rise to a Material Adverse Change and except for those taxes being contested in good faith and by appropriate proceedings or other acts and for which adequate reserves have been set aside on the books thereof;

(n) Insurance. Each of the Borrower and the Subsidiaries have insured their respective properties, assets and businesses against such risks and in such amounts as are required by law and as are customary for comparable companies engaged in similar businesses;

(o) Chief Executive Office. The chief executive office and chief place of business of each Security Party is, and will continue to be, located at 600 Airport Service Road, Lake Charles, Louisiana 70605, except for Era FBO LLC which is located at 6160 Carl Brady Drive, Ted Stevens Anchorage Alaska International Airport, Anchorage, AK 99502;

(p) Solvency. On the date of the making of each Advance and both immediately before and immediately after giving effect to all the transactions contemplated by this Agreement and the other documents referred to herein to occur on the date of the making of each Advance and as of the date hereof, (i) the sum of the Borrower’s property (on a consolidated basis), at a fair valuation, does and will exceed its liabilities (on a consolidated basis), including contingent liabilities, (ii) the present fair salable value of the Borrower’s assets (on a consolidated basis) is not and shall not be less than the amount that will be required to pay the Borrower’s probable liability on its then existing debts (on a consolidated basis), including contingent liabilities, as they mature, (iii) the Borrower (on a consolidated basis) does not and will not have unreasonably small capital with which to continue its business, and (iv) the Borrower (on a consolidated basis) has not incurred, does not intend to incur and does not believe it will incur debts beyond its ability to pay such debts as they mature;

(q) Environmental Matters. Except as disclosed prior to the date of this Agreement in writing to the Lenders (i) the Borrower and each of the Subsidiaries are now and will continue to be, to the extent required, in compliance with all applicable United States federal and state, local, foreign and international laws, regulations, conventions and agreements relating to pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, waters of the contiguous zone, ocean waters and international waters), including, without limitation, laws, regulations, conventions and agreements relating to (1) emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazardous substances, petroleum and petroleum products and by-products (“Materials of Environmental Concern”), or (2) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (“Environmental Laws”) (except, as to all of the above, where the failure to do so would not be reasonably likely to result in a Material

Adverse Change); (ii) the Borrower and each of the Subsidiaries now have and will continue to have, to the extent required, all permits, licenses, approvals, rulings, variances, exemptions, clearances, consents or other authorizations required under applicable Environmental Laws (“Environmental Approvals”) and are now and will continue to be, to the extent required, in compliance with all Environmental Approvals required to operate their respective businesses as then being conducted (except where the failure to comply with, obtain or renew such permits, licenses, rulings, variances, exemptions, clearances, consents or other authorizations would not be reasonably likely to result in a Material Adverse Change); and (iii) neither the Borrower nor any of the Subsidiaries have received any notice of any claim, action, cause of action, investigation or demand by any Person, entity, enterprise or government, or any political subdivision, intergovernmental body or agency, department or instrumentality thereof, alleging potential liability which would reasonably be likely to result in a Material Adverse Change, or a requirement to incur, any investigatory costs, cleanup costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources, property and/or personal injury damages, attorneys’ fees and expenses, or fines or penalties, in each case arising out of, based on or resulting from (1) the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by the Borrower or any of the Subsidiaries, or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval (“Environmental Claim”) (other than Environmental Claims that have been fully and finally adjudicated or otherwise determined and all fines, penalties and other costs, if any, payable by the Borrower or any of the Subsidiaries in respect thereof have been paid in full or which are fully covered by insurance (including permitted deductibles)), if such costs, damages, fees, expenses, fines and/or penalties on a consolidated basis are material in the aggregate;

(r) Liens. Other than as disclosed on Schedule C and Permitted Liens, there are no Liens in respect of Secured Debt on any property owned by the Borrower or any Subsidiary of the Borrower;

(s) Indebtedness. Other than as disclosed in Schedule D, neither the Borrower nor any of the Subsidiaries has any Indebtedness;

(t) Payment Free of Taxes. All payments made or to be made by the Security Parties under or pursuant to this Agreement, the Notes and the Security Documents shall be made free and clear of, and without deduction or withholding for an account of, any Taxes;

(u) ERISA. The execution and delivery of this Agreement and the consummation of the transactions hereunder will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code and no condition exists or event or transaction has occurred in connection with any Plan, Multiple Employer Plan, Multiemployer Plan or Foreign Plan resulting from the failure of any thereof to comply with ERISA or similar law which is reasonably likely to result in the Borrower, any member of the ERISA Group or any ERISA Affiliate incurring any liability, fine or penalty which individually or in the aggregate could result in a Material Adverse Change. Neither the Borrower nor any member of the ERISA Group nor any ERISA Affiliate, individually or collectively, has incurred, or reasonably expects to incur, Withdrawal Liabilities or liabilities upon the happening of a Termination Event the aggregate of which for all such Withdrawal Liabilities and other liabilities exceeds or would exceed $10,000,000. With respect to any Multiemployer Plan, Multiple Employer Plan, Plan or Foreign

Plan, neither the Borrower nor any member of the ERISA Group nor any ERISA Affiliate is aware of or has been notified that any “variance” from the “minimum funding standard” has been requested (each such term as defined in Part 3, Subtitle B, of Title I of ERISA) or is aware of or has been notified of any similar request with regard to a Foreign Plan. Neither the Borrower nor any member of the ERISA Group nor any ERISA Affiliate has received any notice that any Multiemployer Plan is in reorganization, within the meaning of Title IV of ERISA;

(v) Foreign Trade Control Regulations. None of the transactions contemplated herein will violate the provisions of any statute, regulation or resolution enacted by the United States of America, any other nation or group of nations, or the United Nations to prohibit or limit economic transactions with certain foreign Persons including, but not limited to, the Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010 and any of the provisions, without limitation, of the Foreign Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 500, et seq., as amended);

(w) No Proceedings to Dissolve. There are no proceedings or actions pending or contemplated by any Security Party or, to the best knowledge of any Security Party, contemplated by any third party, to dissolve or terminate any Security Party;

(x) Compliance with Laws. Each of the Security Parties is in compliance with all applicable laws, except where any failure to comply with any such applicable laws would not, alone or in the aggregate, result in a Material Adverse Change;

(y) No Margin Stock. None of the Security Parties is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock;

(z) No “Investment Company”. Neither any Security Party nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Neither any Security Party nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Security Parties, nor the consummation of the other transactions contemplated by this Agreement or the Security Documents, will violate any provision of either Act or any rule, regulation or order of the Securities and Exchange Commission thereunder;

(aa) Lawful Purposes/Ultimate Beneficiary. The Borrower requires the Credit Facility for use in connection with its lawful corporate purpose and for no other purposes and the Borrower’s use of the Credit Facility does not contravene any law, official requirement or other regulatory measure or procedure applicable to the Borrower implemented to combat “money laundering” (as defined in Article 1 of the Directive (2005/60/EC) of the Council of the European Communities) and comparable United States Federal and state laws. The Borrower represents that it is the ultimate beneficiary of the Credit Facility contemplated in this Agreement and will promptly notify the Lenders (by written notice to the Administrative Agent) if it ceases to be the ultimate beneficiary. Such written notice shall disclose the name and the address of the new ultimate beneficiary;

(bb) No Untrue Statements. No written information, other than information related to general economic and industry conditions, furnished by or on behalf of any Security Party to the Administrative Agent or any other Creditor in connection with the negotiation and syndication of this Agreement, the Notes and the Security Documents or pursuant to the terms of this Agreement, the Notes and the Security Documents contained or will contain as of the date made any untrue statement of a material fact or omitted or will omit to state a material fact, when taken as a whole, necessary to make the statements made therein not misleading;

(cc) Pari Passu. This Agreement and the Facility and the obligations of the Borrower and the other Security Parties hereunder and under this Agreement, the Notes and the Security Documents shall rank at least pari passu in right of payment with all other present and future unsecured Indebtedness of the Borrower and such other Security Parties (except for mandatory obligations preferred by law);

(dd) Good Title. Each Security Party has good and marketable title to its personal property and assets (including any Helicopter owned or to be owned by such Security Party and related Collateral) free and clear of all Liens and encumbrances, in each case, other than Permitted Liens;

(ee) Proceeds. The proceeds of the Advances will be used only as set forth in Section 3.1 hereof;

(ff) No Money Laundering. In relation to the terms of this Agreement, Notes and the Security Documents and the performance and discharge of its obligations and liabilities under this Agreement, the Notes and the Security Document and the transactions contemplated thereby, each of the Borrower and the other Security Parties is acting for its own account, and the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat money laundering, including but not limited to such law, official requirement or other regulatory measure or procedure under the Patriot Act (as defined in Section 18.6 hereof), any European Union law, or other applicable law;

(gg) Operating Certificate. Each of the Helicopter Owning Subsidiaries (other than Era Leasing LLC and Era Med LLC) holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49, United States Code, for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo; and

(hh) Survival. All representations, covenants and warranties made herein and in any certificate or other document delivered pursuant hereto or in connection herewith shall survive the making of the Credit Facility and the issuance of the Notes.

SECTION 3. ADVANCES OF THE FACILITY/LETTERS OF CREDIT

3.1. Purpose. The Lenders have severally agreed to make the Initial Commitment under the Credit Facility available for general corporate purposes of the Borrower. Upon the prior written request of the Borrower to the Administrative Agent, such request to be delivered no later than fifteen (15) days prior to the proposed date of a Commitment Increase, the Initial Commitment under the Credit Facility may be increased by the Commitment Increase, provided that (a) at the time of making such request, there exists no Material Adverse Change or Event of Default and that such increase in the Committed Amount would not result in a Material Adverse Change or Event of Default, (b) the existing Lenders at the time of the making of such request or any new Lender who has become a party hereto in accordance with Section 11 hereof, agree to make the Commitment Increase or a portion thereof available, it being understood no existing Lender is obligated to increase its Commitment hereunder, and (c) any such increase in the Committed Amount shall be in minimum increments of Fifty Million Dollars ($50,000,000). The Commitment Increase, if made available, shall be made available for general corporate purposes of the Borrower.

3.2. Revolving Credit Advances. Each of the Lenders, relying upon each of the representations and warranties set out in Section 2, hereby agrees with the Borrower that, subject to the terms of this Agreement, it will on the Drawdown Dates make its portion of each Revolving Credit Advance (pro rata in proportion to its Commitment), as requested by the Borrower, available through the Administrative Agent to the Borrower in an aggregate amount not to exceed at any one time outstanding the then available Committed Amount, provided, however, that no Revolving Credit Advances shall be made one month prior to the Termination Date. The initial Revolving Credit Advance shall be in an amount (in an integral multiple of One Million Dollars ($1,000,000)) equal to or exceeding Five Million Dollars ($5,000,000) and each subsequent Revolving Credit Advance shall be in an amount (in an integral multiple of One Million Dollars ($1,000,000)) equal to or exceeding One Million Dollars ($1,000,000). Each Revolving Credit Advance shall be repaid in full, as more fully set forth hereinafter, not later than the Termination Date. Not more than fifteen (15) Revolving Credit Advances may be made in any consecutive twelve (12) month period. Within the limits of this Section 3.2 and upon the conditions herein provided, the Borrower may from time to time borrow pursuant to this Section 3.2, repay Revolving Credit Advances pursuant to Section 5 and reborrow pursuant to this Section 3.2. In addition, on three (3) Banking Days prior written notice to the Administrative Agent (which shall promptly furnish a copy to each Lender) the Borrower may convert (x) a LIBOR Advnce to a Base Rate Advance at the end of an Interest Period or (y) a Base Rate Advance to a LIBOR Advance. The obligation of each Lender to advance its respective portion of any Revolving Credit Advance shall be several and not joint with the other Lenders. With respect to each Revolving Credit Advance, no Lender shall be obliged to advance to the Borrower (a) with respect to each Revolving Credit Advance, an amount in excess of such Lender’s pro rata share of such Revolving Credit Advance and, (b) when aggregated with all other Advances and Letters of Credit outstanding at any time, an amount in excess of its Commitment.

3.3. Swing Line Advances. The Swing Line Bank, relying upon each of the representations and warranties set out in Section 2, hereby agrees with the Borrower that, subject to the terms of this Agreement, it will on the Drawdown Dates make a Swing Line Advance, as requested by the Borrower, available to the Borrower (i) in an aggregate amount not to exceed at any one time outstanding the lesser of (x) the Swing Line Facility at such time and (y) the Swing Line Bank’s Swing Line Commitment at such time and (ii) in an amount not to exceed at any one time outstanding the then available Committed Amount. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing

Line Advance shall be in an amount of One Million Dollars ($1,000,000) or an integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof and shall be made at the Base Rate together with the Applicable Margin. Within the limits of this Section 3.3 and upon the conditions herein provided, the Borrower may from time to time borrow pursuant to this Section 3.3, repay Swing Line Advances pursuant to Section 5 and reborrow pursuant to this Section 3.3. Immediately upon the making of a Swing Line Advance, each of the Lenders shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Bank a risk participation in such Swing Line Advance in an amount equal to the product of such Lender’s pro rata shares times the amount of such Swing Line Advance.

3.4. Availability Generally. The availability of the Advances to be made on the Drawdown Dates is subject to (i) the satisfaction of the applicable conditions precedent in accordance with the terms of Sections 4.1 and 4.2 and (ii) other than with respect to Swing Line Advances, such Advance being requested to be made on or prior to one (1) month before the Termination Date.

3.5. Revolving Credit Advance Drawdown Notice. The Borrower shall give written notice of each Revolving Credit Advance (x) prior to 11 a.m. (New York time) the day prior to the Drawdown Date of each Base Rate Advance and (y) prior to 11 a.m. (New York time),on the third (3rd) Banking Day prior to the Drawdown Date of a LIBOR Advance (other than a Drawdown Date occurring by reason of a drawing under any Letter of Credit), serve a notice (a “Drawdown Notice”) on the Administrative Agent (which shall promptly furnish a copy to each Lender), substantially in the form set out in Exhibit 2, which notice shall (a) be in writing addressed to the Administrative Agent, (b) be effective on receipt by the Administrative Agent, provided it is received before 11 a.m., New York time, (otherwise it shall be deemed to have been received on the next Banking Day), (c) specify whether the requested Advance is to be a Base Rate Advance or a LIBOR Advance, (d) specify the amount and purpose of the Advance to be drawn, (e) specify the Banking Day on which the Advance is to be drawn and the initial Interest Period, (f) specify the disbursement instructions and (g) be irrevocable. Each Lender shall, before 3:00 p.m. (New York City time) on the Drawdown Date make available for the its to the Administrative Agent to the account designated by the Administrative Agent, in same day funds, such Lender’s ratable portion of such Advance. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth herein, the Administrative Agent will make such funds available to the Borrower; provided, however, that the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Advances made by an Issuing Bank under any Letter of Credit, or, in either case, by any other Lender and outstanding on the such Drawdown Date, plus interest accrued and unpaid thereon to and as of such date, available to the Issuing Bank, as the case may be, and, in either case, such other Lenders for repayment of such Letter of Credit Advances. Unless the Administrative Agent shall have received notice from a Lender prior to any Drawdown Date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Advance, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on such Drawdown Date herewith and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Advance and (ii) in the case of such Lender, the Federal Funds Effective Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

3.6. Swing Line Advance Drawdown Notice. (a) The Borrower shall, not later than 11 a.m. (New York time) on the date of the proposed Swing Line Advance, serve a Drawdown Notice on the Swing Line Bank, copied to the Administrative Agent, which notice shall (a) be in writing addressed to the Swing Line Bank, (b) be effective on receipt by the Swing Line Bank, provided it is received before 11 a.m. (New York time) (otherwise it shall be deemed to have been received on the next Banking Day), (c) specify the amount and purpose of the Swing Line Advance to be drawn, (d) specify the initial Interest Period, (e) specify the disbursement instructions and (f) be irrevocable.

(b) The Swing Line Bank shall, on the date of each Swing Line Advance, give each Lender written notice of the making of the Swing Line Advance.

3.7. Drawdown Notice a Warranty. Each Drawdown Notice shall be deemed to constitute a warranty by the Borrower (a) that the representations and warranties stated in Section 2 are true and correct on the date of such Drawdown Notice and will be true and correct on the Drawdown Date as if made on such date, (b) that after giving effect to the borrowing made pursuant to such Drawdown Notice, the Credit Facility Balance shall not exceed the Committed Amount then available hereunder pursuant to Sections 3.2 and 3.3 and (c) that no Event of Default nor any event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default has occurred and is continuing.

3.8. Notation of Advance on Note. Each Advance, or pro rata portion thereof, made by a Lender to the Borrower may be evidenced by a notation of the same made by such Lender on the grid attached to such Lender’s Note, which notation, absent manifest error, shall be prima facie evidence of the amount of the relevant Advance.

3.9. Letters of Credit. (a) Subject to and upon the terms and conditions herein set forth, the Borrower may request that a Letter of Credit Issuer at any time and from time to time prior to the Banking Day immediately preceding the Termination Date issue, for the account of the Borrower and in support of the L/C Supportable Obligations, and subject to and upon the terms and conditions herein set forth, and such Letter of Credit Issuer agrees to issue from time to time, irrevocable standby letters of credit denominated in Dollars and in such form as may be approved by the Letter of Credit Issuer (singly, a “Letter of Credit” and collectively, the “Letters of Credit”).

(b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued, the Stated Amount of which, (x) when added to the Letter of Credit Outstandings at such time, would exceed the Letter of Credit Limit or (y) when added to the Letter of Credit Outstandings at such time plus the aggregate principal amount of all Advances made by Lenders then outstanding would exceed the Committed Amount at such time; and (ii) each Letter of Credit shall have an expiry date occurring not later than the earlier of (x) the date which occurs thirty-six (36) months after the date of issuance thereof and (y) the Banking Day immediately preceding the Termination Date;

provided that the Borrower may request, and the Letter of Credit Issuers, the Administrative Agent and the Lenders may consent, in their respective absolute discretion, to extend the expiry dates of certain Letters of Credit beyond the Termination Date (singly, an “Extended Letter of Credit” and collectively, the “Extended Letters of Credit”). Should one or more Lenders not consent to the requested extension, the Borrower may request and the applicable Letter of Credit Issuer, the Administrative Agent and the remaining Lenders may agree to provide such Extended Letter of Credit and in such case and for such purpose, the Commitments of the Lenders will be adjusted accordingly.

3.10. Request for Issuance of Letter of Credit. (a) Whenever the Borrower wishes that a Letter of Credit be issued, the Borrower shall give the applicable Letter of Credit Issuer written notice (a “Letter of Credit Request”), copied to the Administrative Agent, substantially in the form of Exhibit 3 prior to 11:00 a.m. (New York time) at least three (3) Banking Days prior to the proposed date of issuance (which shall be a Banking Day), which Letter of Credit Request shall include any documents that the Letter of Credit Issuer may reasonably require in connection therewith. The Letter of Credit Request shall be irrevocable. The Letter of Credit Issuer shall promptly notify each Lender of each Letter of Credit Request.

(b) The Letter of Credit Issuer shall, on the date of each issuance of a Letter of Credit by it, give each Lender and the Borrower written notice of the issuance of such Letter of Credit.

3.11. Letter of Credit Payments Deemed Advances. (a) The Borrower hereby agrees that any payment or disbursement made by a Letter of Credit Issuer under any Letter of Credit shall be deemed an Advance and shall bear interest for each day from the date of such payment or disbursement at the Base Rate together with the Applicable Margin as in effect on each day until the date falling three (3) Banking Days after receipt by the Administrative Agent of an Interest Notice with respect to such Advance and shall thereafter bear interest at the Applicable Rate. The applicable Letter of Credit Issuer shall give prompt notice to the Borrower and the Lenders of each payment or disbursement and the amount thereof under a Letter of Credit.

(b) (i) The Letter of Credit Issuers shall not concern themselves with the regularity or propriety of any demand made under any Letter of Credit beyond the face thereof, provided that such demand strictly complies with the terms of such Letter of Credit and (subject to the preceding proviso) it shall not be a defense to a claim of the Letter of Credit Issuers that the Letter of Credit Issuers could have resisted the payment in respect of which such claim is made.

(ii) The Borrower’s obligation to repay any Advance deemed made under this Section 3.11 (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any Letter of Credit Issuer or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit (other than the failure of the Letter of Credit Issuer to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit) or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that the Borrower shall not be obligated to reimburse any Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer.

3.12. Letter of Credit Participation. (a) Immediately upon the issuance by a Letter of Credit Issuer of such Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each Lender, and each Lender (each a “Letter of Credit Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, in proportion to such Lender’s Commitment, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligation of the Borrower under this Agreement with respect thereto (although the Letter of Credit Fee shall be payable directly to the Administrative Agent for the account of the Letter of Credit Participants as provided in Section 14.2) and any security therefor or guaranty pertaining thereto; provided, however, that for purposes of an Extended Letter of Credit, a Lender that did not consent to an Extended Letter of Credit shall not be deemed to be a Letter of Credit Participant in such Extended Letter of Credit.

(b) In determining whether to pay under any Letter of Credit, a Letter of Credit Issuer shall not have any obligation relative to the respective Letter of Credit Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by a Letter of Credit Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Letter of Credit Issuer any resulting liability to the respective Letter of Credit Participants.

(c) In the event that any Letter of Credit Issuer makes any payment under any Letter of Credit issued thereby, upon receipt of notice thereof as provided in Section 3.11(a), each Letter of Credit Participant shall promptly and unconditionally pay to such Letter of Credit Issuer, the amount of such Letter of Credit Participant’s Percentage of such payment in Dollars and in same day funds; provided, however, that no Letter of Credit Participant shall be obligated to pay to a Letter of Credit Issuer its percentage of such payment for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer. If a Letter of Credit Issuer so notifies any Letter of Credit Participant required to fund a drawing under a Letter of Credit prior to 11:00 a.m. (New York time) on any Banking Day, such Letter of Credit Participant shall make available to the Letter of Credit Issuer such Letter of Credit Participant’s Percentage of the amount of such payment on such Banking Day in same day funds. If and to the extent such Letter of Credit Participant shall not have so made its percentage of the amount of such drawing available to the Letter of Credit Issuer, such Letter of Credit Participant agrees to pay to the Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Letter of Credit Issuer at the overnight Federal Funds Effective Rate. The failure of any Letter of Credit Participant to make available to a Letter of Credit Issuer its percentage of any drawing under any Letter of Credit shall not relieve any other Letter of Credit Participant of its obligation hereunder to make available to such Letter of Credit Issuer its percentage of any payment under any Letter of Credit on the date required, as specified above, but no Letter of Credit Participant shall be responsible for the failure of any other Letter of Credit Participant to make available to such Letter of Credit Issuer such other Letter of Credit Participant’s Percentage of any such payment.

(d) The obligation of the respective Letter of Credit Participants to make payments to the applicable Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever (provided that no Letter of Credit Participant shall be required to make payments resulting from the Letter of Credit Issuer’s gross negligence or willful misconduct) and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement;

(ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any person for whom any such transferee may be acting), any Creditor or other person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect; or

(iv) the occurrence of any Event of Default.

3.13. Collateral Account. (a) No later than ninety (90) days before the Termination Date, the Borrower hereby agrees to deposit an amount equal to the aggregate amount available at such time to be drawn under the Extended Letters of Credit upon which a demand can be made (such aggregate amount as determined from time to time being the “Required Balance”) in a cash collateral account to be established and maintained by the Administrative Agent pursuant to a Cash Collateral Agreement over which the Administrative Agent shall have sole dominion and control (the “L/C Cash Collateral Account”) upon terms substantially set forth in such Cash Collateral Agreement. The Administrative Agent shall, at the Borrower’s direction and without assuming any risk of loss thereof, invest the funds in the L/C Cash Collateral Account in Cash Equivalents for the account of the Borrower. All interest and other investment gains earned on such investments shall be added to the L/C Cash Collateral Account as additional collateral security for the prompt and complete payment when due of the obligations and liabilities of the Borrower under and in respect of the Letters of Credit. On (i) the last Banking Day of each calendar month, the Administrative Agent or (ii) any other date that the Borrower, the Administrative Agent or Majority Lenders through the Administrative Agent shall in writing request, the Administrative Agent shall determine whether the amount on deposit on such date in the L/C Cash Collateral Account (A) is greater than the Required Balance on such date (the amount of such excess being the “Excess Amount”) or (B) is less than the Required Balance on such date (the amount of such deficit being the “Deficit Amount”). The Administrative Agent shall advise the Borrower on the date of determination of the existence, if any, of any Excess Amount or Deficit Amount and thereafter (i) the Borrower shall immediately upon receipt of notice from the Administrative Agent of the existence of any Deficit Amount, pay to the Collateral Agent (as defined in the Cash Collateral Agreement), as additional funds to be deposited and held in such cash collateral account, an amount equal to such Deficit Amount or (ii) upon request of the Borrower within 5 Banking Days of receipt of notice from the Administrative Agent of the existence of any Excess Amount, the Administrative Agent shall instruct such Collateral Agent to release to the Borrower from the funds on deposit in the L/C Cash Collateral Account an amount equal to such Excess Amount. If at any time the Administrative Agent or such Collateral Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than such Collateral Agent, any Creditor, or the Letter of Credit Issuer, which right or claim could reasonably have the effect of reducing the value of such funds to the Lenders and the Letter of Credit Issuer, the Borrower will, forthwith upon receipt of a demand by the Administrative Agent, pay to the Collateral Agent, as additional funds to be deposited and held in such L/C Cash Collateral Account, an amount equal to the amount by which the value of such funds to the Lenders and the Letter of Credit Issuer has been reduced as determined by the Administrative Agent.

(b) The Borrower hereby grants a security interest in any amounts from time to time on deposit in the L/C Cash Collateral Account as collateral security for the prompt and complete payment when due of the obligations and liabilities of the Borrower under and in respect of the Extended Letters of Credit.

(c) The Borrower, the Administrative Agent, each other Creditor, and the Letter of Credit Issuers agree that any action taken or omitted to be taken by the Administrative Agent in connection with the L/C Cash Collateral Account in accordance with the terms of this Agreement, if taken or omitted to be taken in good faith and with reasonable care, shall be binding upon the Borrower, each other Creditor, and the applicable Letter of Credit Issuers and shall not create any liability on the part of the Administrative Agent to the Borrower, each other Creditor, and the Letter of Credit Issuers.

SECTION 4. CONDITIONS

4.1. Conditions Precedent to Drawdown of the Initial Advance under the Credit Facility. The obligation of the Lenders to make the initial Advance available to the Borrower under this Agreement shall be expressly subject to the following conditions precedent:

(a) the Administrative Agent shall have received the following documents in form and substance satisfactory to the Administrative Agent and its legal advisers:

(i) copies, certified as true and complete by an officer of each of the Security Parties of the resolutions of its board of directors evidencing approval of this transaction and authorizing an appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute this Agreement, the Notes and the Security Documents to which it is a party and any other documents required in connection herewith on its behalf;

(ii) copies, certified as true and complete by an officer of each of the Security Parties or other applicable party, of all documents evidencing any other necessary actions (including actions by such parties thereto other than the Security Parties as may be required by the Lenders), approvals or consents with respect to this Agreement, the Notes and the Security Documents and the transactions contemplated hereby and thereby;

(iii) copies, certified as true and complete by an officer of each of the Security Parties of its certificate of incorporation and by-laws (or equivalent);

(iv) certificate of the Secretary, Assistant Secretary or other authorized officer of each of the Security Parties certifying as to (x) the incumbency of the signatories of such Security Party, (y) the present directors of such Security Party and (z) the authorized, issued and outstanding capital stock of each of the Helicopter Owning Subsidiaries legally and beneficially owned by the Borrower; and

(v) good standing certificates of each of the Security Parties;

(b) the Security Parties shall have duly executed and delivered the following documents to which they are party:

(i) this Agreement;

(ii) the Notes;

(iii) the Guaranty;

(iv) the Pledge Agreement;

(v) the Security Agreement;

(vi) the Mortgages;

(vii) the Deposit Account Control Agreements in respect of the Deposit Accounts; and

(viii) the letter agreements referred to in Sections 14.3 and 14.4;

(c) the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent of the issuance of certificates of airworthiness with respect to each of the Mortgaged Helicopters issued by the State of Registration;

(d) the Administrative Agent shall have received proof of the ownership of each Mortgaged Helicopter by the Borrower or the respective Helicopter Owning Subsidiary;

(e) the Administrative Agent shall have received evidence of registration reasonably satisfactory to the Administrative Agent, noting the interest of the Borrower or the respective Helicopter Owning Subsidiary as the owner of such Mortgaged Helicopter, issued by the State of Registration;

(f) the Administrative Agent shall have received certificates of insurance and where required by an Eligible Lease, reinsurance (if applicable), from underwriters, insurers or brokers that demonstrate compliance with the Required Insurance provisions, together with evidence that the Administrative Agent has been named loss payee and that the Agents and the Lenders are named as additional insureds in respect of such insurance;

(g) the Administrative Agent shall have received copies of all Eligible Leases;

(h) the Administrative Agent shall have received a certificate of the chief financial officer of the Borrower confirming the representations and warranties set forth in Sections 2.1(l) and 2.1(p) and containing conclusions as to the solvency of the Borrower (on a consolidated basis);

(i) the Agents and the Lenders shall have received payment in full of all fees and expenses due to them on the date hereof including, without limitation, all fees and expenses due under Section 14;

(j) the Administrative Agent shall be satisfied that neither the Borrower nor any of the Subsidiaries is subject to any Environmental Claim which could give rise to a Material Adverse Change;

(k) subject to receipt of the documents referenced in Section 7.2 from the Lenders, the Administrative Agent shall have received a certificate signed by the Chief Financial Officer of the Borrower certifying that under applicable law existing on the date hereof, the Borrower shall not be compelled by law to withhold or deduct any Taxes from any amounts to become payable to the Administrative Agent for the account of the Creditors hereunder;

(l) the Borrower shall deliver to the Administrative Agent consolidated financial statements for the period ending September 30, 2011;

(m) the Lenders shall have received documentation to their satisfaction in connection with their know your customer requirements, including but not limited to:

(i) certified list of directors, including titles, business and residential addresses and dates of birth;

(ii) certified true copy of photo identification (i.e. passport or driving license) and evidence of residential address (i.e. utility bill or bank statement) for all authorized signatories;

(iii) with respect to the Borrower, certificate of ultimate beneficial ownership, certified by the respective secretary, assistant secretary or other authorized officer of such entity; and

(iv) non-resident declaration forms, if applicable;

(n) no Material Adverse Change having occurred since September 30, 2011;

(o) the Administrative Agent having received such evidence as it may require that the Borrower and each of the Subsidiaries have insured their respective properties and other assets (including the Helicopters) with underwriters and agents acceptable to the Administrative Agent in the manner required under Section 2.1(k) and Section 2.1(n);

(p) the Borrower shall have delivered to the Administrative Agent all advisable lien searches with respect to the Mortgaged Helicopters, but such searches shall in all circumstances include lien searches with the International Registry, in the jurisdictions of the Borrower and, if applicable, the operator of the related Mortgaged Helicopters, the State of Registration of each Mortgaged Helicopter and any other jurisdiction reasonably requested by the Administrative Agent, and the Borrower shall have recorded and/or filed (or provide for such recording or filing), as applicable, financing statements and/or termination agreements, as applicable, evidencing the termination of the security interest of any other Person shown in such lien searches or otherwise required with respect to the Mortgaged Helicopters;

(q) the Administrative Agent shall have received appraisals, in form and substance satisfactory to the Administrative Agent, as to the Fair Market Value of each of the Helicopters owned by the Borrower or the Helicopter Owning Subsidiaries, it being agreed that the appraisal dated November 1, 2011 from Ascend Aviation Insight is acceptable for these purposes;

(r) the Borrower shall have delivered to the Administrative Agent:

(i) evidence of the filing or recording, as applicable, of (x) all necessary or advisable (as determined by the Administrative Agent) instruments to effect the perfection of the Administrative Agent’s interest in the Collateral with the applicable Aviation Authority (or other appropriate local authorities), the International Registry and (y) all necessary or advisable (as determined by the Administrative Agent) UCC financing statements or amendments thereto and UCC termination statements (or similar documents of similar import);

(ii) all necessary or desirable (as determined by the Administrative Agent) permits and documents of similar import in other jurisdictions reasonably requested by the Administrative Agent and necessary or advisable to (x) perfect or otherwise record and (y) protect the security interest of the Administrative Agent in the Collateral (including any deregistration power of attorney in favor of the Administrative Agent or permits for the import and/or export of such Collateral from any applicable jurisdiction, if customary in the relevant jurisdiction or as detailed in the opinion of local Aviation Authority counsel);

(iii) without limiting the foregoing, the Borrower shall have provided the Administrative Agent evidence of filing each Mortgage with the FAA with respect to each Mortgaged Helicopter (including any amendments or supplements to any of the foregoing);

(iv) there shall have been registered with the International Registry registrations evidencing the international interest (as defined in the Cape Town Treaty) of: (x) the Mortgage on such Mortgaged Helicopter, as between the Borrower, as mortgagor and the Administrative Agent, as mortgagee, and (y) if applicable, the Eligible Lease as between the Eligible Lessee, as lessee, the Borrower or Helicopter Owning Subsidiary, as lessor, and the assignment thereof to the Administrative Agent, as assignee; and

(s) the Administrative Agent shall have received:

(i) a legal opinion or legal opinions of special counsel dated the date hereof in respect of local Aviation Authority matters (including, without limitation as applicable, an opinion regarding any Cape Town Treaty filings), including (x) the required steps to perfect a Mortgage Filing, the due taking of such steps to perfect, and the enforceability of the related Mortgage (if any), and (y) the taking of such other action in such jurisdiction as may be recommended or customary, which counsel and opinion shall be in form and substance reasonably acceptable to the Administrative Agent; and

(ii) opinions from Seward & Kissel LLP, counsel to the Lenders and the Agents, Paul Robinson, Esq., General Counsel of the Borrower, and Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, special counsel to the Borrower, in such form as the Administrative Agent may agree, as well as such other legal opinions as the Lenders shall require as to all or any matters under the laws of the United States of America, the State of New York and the corporate law of the State of Delaware covering the representations and conditions which are the subjects of Sections 2 and 4 or in such other form as the Administrative Agent may agree.

4.2. Further Conditions Precedent. The obligation of the Lenders to make any Advance (other than an Advance which occurs by reason of a drawing under any Letter of Credit) available to the Borrower or issue a Letter of Credit shall be expressly and separately from the foregoing conditional upon, on the relevant Drawdown Date:

(a) the Administrative Agent having received a Drawdown Notice in accordance with the terms of Section 3.5 or Section 3.6, as applicable, or a Letter of Credit Request in accordance with the terms of Section 3.10, as applicable;

(b) the representations stated in Section 2 (updated mutatis mutandis) being true and correct as if made on that date;

(c) no Event of Default having occurred and being continuing and no event having occurred and being continuing which, with the giving of notice or lapse of time, or both, would constitute an Event of Default; and

(d) the Administrative Agent being satisfied that no Event of Default will arise following the drawdown of the Advance in question by reason of the drawdown of the Advance and that no event or state of affairs exists which constitutes, in the reasonable opinion of the Administrative Agent, a material risk that it will be unlawful or impossible for the Borrower to make any payment or perform any material obligation as required under the terms of this Agreement, the Notes and the Security Documents.

4.3. Break Funding Costs. In the event that, on any date specified for the making of an Advance in any Drawdown Notice, the Lenders shall not be obliged under this Agreement to make such Advance available under this Agreement, the Borrower shall indemnify and hold the Lenders or any of them, fully harmless against any losses which they may sustain as a result of borrowing or agreeing to borrow funds to meet the drawdown requirement in respect thereof and the certificate of such Lender, absent manifest error, shall be conclusive and binding on the Borrower as to the extent of any such losses.

4.4. Satisfaction after Drawdown. Without prejudice to any of the other terms and conditions of this Agreement, in the event the Lenders, in their sole discretion, make an Advance prior to the satisfaction of all or any of the conditions referred to elsewhere in Sections 4.1 and 4.2, the Borrower hereby covenants and undertakes to satisfy or procure the satisfaction of such condition or conditions within fourteen (14) days after the relevant Drawdown Date (or such longer period as the Lenders, in their sole discretion, may agree) and the failure of the Borrower to do so will constitute an Event of Default.

SECTION 5. REPAYMENT, PREPAYMENT AND REDUCTION

5.1. Repayment. The Borrower shall repay all outstanding Advances (subject to reductions and prepayments as hereinafter set forth) on the Termination Date and shall also repay outstanding Advances, to the extent required to comply with (a) Section 3.11, (b) a reduction of the Credit Facility pursuant to Section 5.4 or (c) as may be otherwise provided in this Agreement.

5.2. Optional Prepayment. The Borrower may prepay, upon three (3) Banking Days’ written notice, any outstanding Advance or any portion thereof, without penalty, provided that such prepayment is made on the last day of the Interest Period covering such Advance. Each prepayment shall be (a) in a minimum amount of One Million Dollars ($1,000,000), (b) in an amount equal to an integral multiple of such minimum amount or (c) in the full amount of the Advance. On the date of prepayment (whether pursuant to this Section or as a consequence of any reduction in the Committed Amount) all accrued interest to the date of such prepayment shall be paid in full with respect to Advances or portion thereof being prepaid, together with any and all actual costs or expenses incurred by any Agent or Lender in connection with any breaking of funding (as certified by the relevant Lenders, which certification, absent any manifest error, shall be conclusive and binding on the Borrower).

5.3. Mandatory Prepayment. Upon (i) the sale of any Mortgaged Helicopter or (ii) the earlier of (x) ninety (90) days after an Event of Loss of any of the Mortgaged Helicopters or (y) the date on which the insurance proceeds in respect of such loss are received by the Borrower or the Administrative Agent, as assignee thereof, the Borrower shall apply such proceeds in prepayment of the Credit Facility to the extent (but only to the extent) such prepayment is required in order for the Borrower to continue to comply with the covenants in Sections 10.1(a)(xvi) through (xxi) of this Agreement. Any such prepayment shall be made together with interest thereon, breakfunding costs and the costs and expenses provided for in Section 14.5.

5.4. Voluntary Permanent Reduction of the Committed Amount of the Credit Facility. The Borrower shall have the right, at any time and from time to time, to request, without penalty, a permanent partial or whole reduction of the Committed Amount, provided that (a) the Administrative Agent receives three (3) Banking Days’ prior written notice of such request, (b) if the then outstanding Credit Facility Balance exceeds the Committed Amount as so reduced, such requested reduction occurs on the last day of the applicable Interest Period(s) for Advances (or portions thereof) outstanding under this Agreement at least equal to the excess of the Credit Facility Balance over the reduced Committed Amount and (c) after such reduction, the then outstanding Credit Facility Balance shall not exceed the Committed Amount as so reduced. Each such partial permanent reduction shall be equal to or shall exceed Ten Million Dollars ($10,000,000) and shall be an integral multiple of Ten Million Dollars ($10,000,000).

5.5. Reduction of Commitment. Simultaneously with each reduction of the Committed Amount (whether pursuant to Section 5.4 or otherwise), each Lender’s Commitment in respect of the Credit Facility shall be reduced pro rata in proportion to their respective interests in the Credit Facility.

SECTION 6. INTEREST AND RATE

6.1. Applicable Rate. Except as otherwise provided in Sections 3.3 and 3.11, each Advance shall bear interest at a rate per annum (the “Applicable Rate”) equal to the aggregate of (a) the Base Rate plus (b) the Applicable Margin for any Base Rate Advance and (x) LIBOR for the applicable Interest Period, plus (y) the Applicable Margin for any LIBOR Advance. Upon the occurrence of an Event of Default or an event or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default, the Credit Facility Balance or any other amount payable hereunder or under the Notes shall bear interest thereafter at a rate (the “Default Rate”) of two hundred basis points (200 bp) over the otherwise Applicable Rate then in effect.

6.2. LIBOR; Interest Periods. With respect to each LIBOR Advance, the Borrower may select Interest Periods of one (1), three (3), six (6), nine (9) or twelve (12) months (or such longer period as the Lenders may, in their sole discretion, agree), provided, however, that in no event may the Borrower select an Interest Period of one (1) month more than six (6) times in any calendar year. The Borrower shall give an Interest Notice to the Administrative Agent (which shall promptly forward same to the Lenders) at least three (3) Banking Days prior to the end of any then existing Interest Period, which Interest Notice shall set forth the Interest Period selected. If at the end of any then existing Interest Period, the Borrower fails to give an Interest Notice as provided herein, the following Interest Period shall have a duration of three (3) months. LIBOR and the Applicable Rate shall be determined by the Administrative Agent two (2) Banking Days prior to the first day of the relevant Interest Period and shall be promptly notified in writing to the Borrower. The Borrower’s right to select an Interest Period shall be further subject to the restriction that no selection of an Interest Period shall be effective unless the Lenders are satisfied that the necessary funds will be available to the Lenders for such period and the Administrative Agent is satisfied that no Event of Default or event which with notice or the passage of time, or both, would constitute an Event of Default shall have occurred. No Interest Period may extend beyond the Termination Date.

6.3. Interest Payments. Interest on each Advance or portion thereof, shall be payable quarterly in arrears and on the last day of each Interest Period.

6.4. Interest Due Only on Banking Day. If interest would, under Section 6.3, be payable on a day which is not a Banking Day, it shall then be payable on the next following Banking Day, unless such next following Banking Day falls in the following month in which case it shall be payable on the Banking Day immediately preceding the day on which such interest would otherwise be payable.

6.5. Calculation of Interest. All interest shall accrue from day to day and be calculated on the actual number of days elapsed and on the basis of a three hundred sixty (360) day year.

SECTION 7. PAYMENTS

7.1. Place of Payments, No Set Off. All payments to be made hereunder by the Borrower shall be made on the due dates of such payments to the Administrative Agent at its office located at 1525 W WT Harris Blvd., Charlotte, NC 28262 D1109-019 or to such other branch of the Administrative Agent as the Administrative Agent may direct, without set-off or counterclaim and free from, clear of and without deduction for, any Taxes, provided, however, that if the Borrower shall at any time be compelled by law to withhold or deduct any Taxes from any amounts payable to the Agents and the Lenders hereunder, then, subject to Section 7.2, the Borrower shall pay such additional amounts as may be necessary in order that the net amounts received after withholding or deduction shall equal the amounts which would have been received if such withholding or deduction were not required and, in the event any withholding or deduction is made, whether for Taxes or otherwise, the Borrower shall promptly send to the Administrative Agent such documentary evidence with respect to such withholding or deduction as may be required from time to time by the Agents and the Lenders or any thereof.

7.2. Proof of no Withholding. Each Lender and any transferee, assignee or participation holder (a “Transferee”) that is not incorporated under the laws of the United States of America or a State thereof agrees that, on the initial Drawdown Date and prior to the first date on which any payment is due to such Lender or Transferee hereunder, the Lender or Transferee shall deliver to the Borrower a duly completed United States Internal Revenue Service Form W-8BEN or Form W-8ECI (or applicable successor form) indicating that such Lender is exempt from United States withholding tax. Each Lender or Transferee that is incorporated under the laws of the United States or a State thereof shall, prior to the first date on which any payment is due to such Lender or Transferee hereunder, deliver to the Borrower a United States Internal Revenue Service Form W-9 (or applicable successor form). A Lender or Transferee subject to the provisions of this Section 7.2 further undertakes to deliver to the Borrower another copy of any of the foregoing forms on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered thereby to the Borrower, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender or Transferee from duly completing and delivering any such form with respect to it, and such Lender or Transferee has advised the Borrower that it is no longer exempt from United States withholding tax or exempt from United States backup withholding tax, as the case may be. The Borrower shall not be required to pay any additional amounts described in Section 7.1 hereof to the extent that the underlying Taxes arise as a result of (i) a Lender’s or a Transferee’s failure to provide any applicable IRS form referred to in this Section 7.2 within sixty (60) days after the Borrower has made a written request for such form, or (ii) the IRS determining upon audit of the Borrower that such IRS form submitted by the Lender or a Transferee is incorrect or invalid.

7.3. Federal Income Tax Credits. In connection with the foregoing, each Lender may consult with its legal advisers, all fees and expenses of which shall be for the account of the Borrower. If a Lender obtains the benefit of a credit against its liability for federal income taxes imposed by the United States of America for all or part of the Taxes as to which the Borrower has paid additional amounts as aforesaid then such Lender shall reimburse the Borrower for the amount of the credit so obtained.

SECTION 8. INTENTIONALLY OMITTED

8.1. [Intentionally Omitted]

SECTION 9. EVENTS OF DEFAULT

9.1. Events of Default. In the event that any of the following events shall occur and be continuing:

(a) Principal and Interest Payments. Any payment of principal due on the Termination Date or otherwise due hereunder or under the Notes or under any of them or any interest on any of the Advances, is not paid on the due date; or

(b) Other Payments. Any amount (other than principal and interest) becoming payable under this Agreement, under the Notes or under the Security Documents or under any of them, is not paid on the due date or date of demand (as the case may be), and such default continues unremedied for a period of three (3) Banking Days; or

(c) Insurance. Borrower shall fail to carry and maintain, or cause to be carried and maintained, insurance on and in respect of the Mortgaged Helicopters in accordance with the provisions of Section 10.1(a)(xiv); or

(d) Representations, etc. Any representation, warranty or other statement made by the Security Parties in this Agreement or in any other instrument, document or other agreement delivered in connection herewith or therewith proves to have been untrue or misleading in any material respect as at the date as of which made or affirmed; or

(e) Impossibility, Illegality. It becomes impossible or unlawful for any of the Security Parties to fulfill any of the covenants and obligations contained herein, in the Notes or in any of the Security Documents or for any of the Lenders to exercise any of the rights vested in them hereunder, under the Notes or under the Security Documents and such impossibility or illegality in the reasonable opinion of the Majority Lenders will give rise to a Material Adverse Change; or

(f) Citizenship. The Borrower or any of the Helicopter Owning Subsidiaries owning Helicopters registered under the laws of the United States of America breaches Section 10.1(a)(vii) and, provided such default does not render any such Helicopter liable to forfeiture, such default is not cured within thirty (30) days of its occurrence; or

(g) Helicopter Ownership and Registration. Any Mortgaged Helicopter is not owned by Borrower or one of the Helicopter Owning Subsidiaries and duly registered under the laws of an Acceptable Jurisdiction in the name of the Borrower or such relevant Helicopter Owning Subsidiary, as owner, or in the name of an Eligible Lessee, as operator under an Eligible Lease; or

(h) Covenants. The Borrower defaults in the performance of Sections 10.1(a) (vii) through (ix),(xvi) through (xxi), (xxv) through (xxxiii) or Section 10.1(b); or

(i) Other Covenants. The Borrower defaults in the performance of any other term, covenant or agreement contained in this Agreement, in the Notes, in the Security Documents or in any other instrument, document or other agreement delivered in connection herewith or therewith, or there occurs any other event which constitutes a default under this Agreement, the Notes or the Security Documents, in each case other than an Event of Default referred to elsewhere in this Section 9.1 and such default continues unremedied for a period of ten (10) days following notice thereof by the Administrative Agent; or

(j) Indebtedness. The Borrower or any of the Subsidiaries shall (a) default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Funded Debt in excess of Twenty-five Million Dollars ($25,000,000), (b) default in the observance or performance of any agreement or condition relating to any such Funded Debt or any other event shall occur or condition exist, the effect of which default or other event or condition would entitle the holder or holders of such Funded Debt to declare any such Funded Debt to become due prior to its stated maturity or (c) default in the observance or performance of any agreement or condition relating to Indebtedness (other than Funded Debt) exceeding, in the aggregate, Twenty-five Million Dollars ($25,000,000); or

(k) Bankruptcy. The Borrower or any of the Subsidiaries commences any proceedings relating to any portion of its property under any reorganization, arrangement or readjustment of debt, dissolution, winding up, adjustment, composition, bankruptcy or liquidation law or statute of any jurisdiction (other than with respect to a corporate re-organization unrelated to a company’s insolvency), whether now or hereafter in effect (“Proceeding”), or there is commenced against any thereof any Proceeding which Proceeding remains undismissed or unstayed for a period of thirty (30) days; or any receiver, trustee, liquidator or sequestrator of, or for, any thereof or any substantial portion of the property of any thereof is appointed and is not discharged within a period of thirty (30) days; or any thereof by any act indicates consent to or approval of or acquiescence in any Proceeding or to the appointment of any receiver, trustee, liquidator or sequestrator of, or for, itself or any substantial portion of its property; or

(l) Judgments. (a) Any judgment or order is made the effect whereof would be to render ineffective or invalid this Agreement, the Notes, the Security Documents or any thereof, (b) non-appealable final judgments or orders for the payment of money involving matters not covered by insurance in excess of US$25,000,000 (or its equivalent in any other currency) in the aggregate for the Borrower and all of its Subsidiaries shall be rendered against the Borrower and/or any of its Subsidiaries and such judgments or orders shall continue unsatisfied and unstayed for a period of thirty (30) consecutive days unless the failure to promptly satisfy such judgment(s) would not result in a Material Adverse Change or (c) any non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Change, and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m) Inability to Pay Debts. The Borrower or any of the Subsidiaries is unable to pay or admits its inability to pay its debts as they fall due or if a moratorium shall be declared in respect of any Funded Debt of the Borrower or any of the Subsidiaries; or

(n) Change of Control. A Change of Control shall occur; or

(o) ERISA Debt. The Borrower or any member of the ERISA Group or any ERISA Affiliate, individually or collectively, shall (i) fail to pay when due an amount or amounts aggregating in excess of $1,000,000 which it or they shall have become liable to pay under the “minimum funding standard” requirements of Part 3, Subtitle B, of Title I of ERISA or Title IV of ERISA or any required contribution to a Foreign Plan or (ii) incur, or shall reasonably expect to incur, any Withdrawal Liability or liability upon the happening of a Termination Event; or

(p) Termination of Operations; Sale of Assets. Except as expressly permitted under this Agreement, (i) the Borrower and its Subsidiaries (taken as a whole) (a) ceases its operations or (b) sells or otherwise disposes of all or substantially all of its assets, (ii) all or substantially all of the assets of the Borrower and its Subsidiaries (taken as a whole) are seized or otherwise appropriated or (iii) any Security Party or any Helicopter Owning Subsidiary is dissolved or its usual business ceases or is suspended, provided that if a Helicopter Owning Subsidiary is to be dissolved or is to cease or suspend its usual business, it must first transfer all of its assets, including all Mortgaged Helicopters, to another Helicopter Owning Subsidiary which must then mortgage such Mortgaged Helicopters in favor of the Administrative Agent; or

(q) Change in Financial Position. Any change in the operations or the financial position of the Borrower (taking into account the operations and the financial position of the Borrower’s Subsidiaries as a whole) which, in the reasonable opinion of the Majority Lenders, shall result in a Material Adverse Change; or

(r) Environmental Claims. The Borrower or its Subsidiaries shall become liable (whether, directly or indirectly, by indemnity or contribution or otherwise) for remediation and/or environmental compliance expenses and/or fines, penalties or other charges which, in the aggregate, has resulted in or is reasonably likely to result in a Material Adverse Change; or

(s) Mortgages. There is any default under any of the Mortgages; or

(t) Priority. Except as otherwise permitted hereunder, the Creditors shall cease to have a first priority perfected security interest in any Collateral; or

(u) Ownership of Mortgaged Helicopters. The Borrower or any of the Helicopter Owning Subsidiaries ceases to have good and marketable title to the Mortgaged Helicopters or any thereof, free and clear of all Liens or encumbrances other than Permitted Liens; or

(v) Documents Void. This Agreement, the Notes or any Security Document that has been executed by any Security Party shall cease to be in full force and effect, shall be determined by any court to be void, voidable or unenforceable, or any Security Party shall assert in writing any defense to any of its obligations under this Agreement, the Notes or any Security Document to which it is a party or otherwise contest its liability thereunder, or any such Security Party shall rescind or revoke in writing (or attempt to rescind or revoke in writing) any of its obligations under this Agreement, the Notes or any Security Document, whether with respect to future transactions or otherwise; or

(w) Material Adverse Change. A Material Adverse Change shall have occurred;

then the Lenders’ obligation to make the Credit Facility available shall cease and the Administrative Agent, on behalf of the Lenders, may (with the consent of the Majority Lenders) and shall (upon the Majority Lenders’ instruction) by notice to the Borrower, (i) terminate the

Commitments and declare the entire balance of the then outstanding Advances, accrued interest and any other sums payable by the Borrower hereunder and under the Notes due and payable whereupon the same shall forthwith be due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived (provided that upon the happening of an event specified in subsections (k) or (m) of this Section 9.1, the Notes shall be immediately due and payable without declaration or other notice to the Borrower), (ii) terminate any Letter of Credit which may be terminated in accordance with its terms and (iii) direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of an Event of Default specified in subsection (k) or (m) of this Section 9.1, it will pay) to the Administrative Agent at the office set forth in Section 7.1 such additional amounts, to be held as security in respect of Letters of Credit then outstanding (if any), equal to the aggregate of the then Letter of Credit Outstandings, such amounts to be repaid to the Borrower to the extent not utilized to cover Letter of Credit drawings. In such event, the Administrative Agent and the Lenders may proceed to protect and enforce their rights by action at law, suit in equity or other appropriate proceeding, whether for specific performance of any covenant contained in this Agreement or in the Notes or in aid of the exercise of any power granted herein or therein, or the Administrative Agent and the Lenders may proceed to enforce the payment of the Notes when due or to enforce any other legal or equitable right of the Lenders, or proceed to take any action authorized or permitted by applicable laws for the collection of all sums due, or so declared due, on the Notes, including, without limitation, the right to appropriate and hold or apply (directly, by way of set-off or otherwise) to the payment of the obligations of the Borrower hereunder and/or under the Notes (whether or not then due) all moneys and other amounts of the Borrower, then or thereafter in possession of the Lenders, the balance of any deposit account (demand or time, matured or unmatured) of the Borrower then or thereafter with the Lenders and every other claim of the Borrower then or thereafter against the Lenders. Notwithstanding the foregoing, the Administrative Agent on behalf of the Lenders, may proceed to exercise any of the additional remedies set forth in Section 9.2.

9.2. Remedies.

(a) Sale of Collateral.

(i) If an Event of Default shall have occurred, then and in every such case the Administrative Agent may exercise any or all of the rights and powers and pursue any and all of the remedies pursuant to this Section 9 and shall have and may exercise all of the rights and remedies of a secured party under the Uniform Commercial Code or of a chargee under the Cape Town Treaty and may take possession of all or any part of the properties covered or intended to be covered by the Lien created hereby or pursuant hereto and may exclude the Borrower and all persons claiming under it wholly or partly therefrom. Without limiting any of the foregoing, it is understood and agreed that the Administrative Agent may exercise any right of sale of the Mortgaged Helicopters available to it, even though it shall not have taken possession of the Mortgaged Helicopters and shall not have possession thereof at the time of such sale.

(ii) The Administrative Agent shall be entitled, at any sale pursuant to this Section 9.2, to credit against any purchase price bid at such sale all or any part of the unpaid obligations owing to the Lenders and secured by the Lien in favor of the Administrative Agent.

(iii) In the event of any sale of the Collateral, or any part thereof, pursuant to any judgment or decree of any court or otherwise in connection with the enforcement of any of the terms of this Agreement, the entire balance of the then outstanding Advances, together with accrued interest thereon, and other amounts due hereunder, shall immediately become due and payable without presentment, demand, protest or notice, all of which are hereby waived.

(b) Return of Aircraft, Etc.

(i) If an Event of Default shall have occurred and be continuing and the Notes have been accelerated, at the request of the Administrative Agent, the Borrower shall promptly execute and deliver to the Administrative Agent such instruments of title and other documents as the Administrative Agent may deem necessary or advisable to enable the Administrative Agent or an agent or representative designated by the Administrative Agent, at such time or times and place or places as the Administrative Agent may specify, to obtain possession of all or any part of the Collateral to which the Administrative Agent shall at the time be entitled hereunder. If the Borrower shall for any reason fail to execute and deliver such instruments and documents after such request by the Administrative Agent, the Administrative Agent may (i) obtain a judgment conferring on the Administrative Agent the right to immediate possession and requiring the Borrower to execute and deliver such instruments and documents to the Administrative Agent, to the entry of which judgment the Borrower hereby specifically consents to the fullest extent permitted by Applicable Law, and (ii) pursue all or part of such Collateral wherever it may be found and may enter any of the premises of Borrower wherever such Collateral may be or be supposed to be and search for such Collateral and take possession of and remove such Collateral. All expenses of obtaining such judgment or of pursuing, searching for and taking such property shall, until paid, be secured by the Lien in favor of the Administrative Agent.

(ii) Upon every such taking of possession, the Administrative Agent may, from time to time, at the expense of the Collateral, make all such expenditures for maintenance, use, operation, storage, insurance, leasing, control, management, disposition, modifications or alterations to and of the Collateral, as it may deem proper. In each such case, the Administrative Agent shall have the right to maintain, use, operate, store, insure, lease, control, manage, dispose of, modify or alter the Collateral and to exercise all rights and powers of the Borrower relating to the Collateral, as the Administrative Agent shall deem best, including the right to enter into any and all such agreements with respect to the maintenance, use, operation, storage, insurance, leasing, control, management, disposition, modification or alteration of the Collateral or any part thereof as the Administrative Agent may determine, and the Administrative Agent shall be entitled to collect and receive directly all rents, revenues and other proceeds of the Collateral and every part thereof, without prejudice, however, to the right of the Administrative Agent under any provision of this Agreement to collect and receive all cash held by, or required to be deposited with, the Administrative Agent hereunder. Such rents, revenues and other proceeds shall be applied to pay the expenses of the maintenance, use, operation, storage, insurance, leasing, control, management, disposition, improvement, modification or alteration of the Collateral and of conducting the business thereof, and to make all payments which the Administrative Agent may be required or may elect to make, if any, for taxes, assessments, insurance or other proper charges upon the Collateral or any part thereof (including the employment of engineers and accountants to examine, inspect and make reports upon the properties and books and records of the Borrower), and all other payments which the Administrative Agent may be required or authorized to make under any provision of this Agreement, as well as just and reasonable compensation for the services of the Administrative Agent, and of all persons properly engaged and employed by the Administrative Agent with respect hereto.

(c) Remedies Cumulative. Each and every right, power and remedy given to the Administrative Agent specifically or otherwise in this Agreement shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at Applicable Law, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Administrative Agent, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by the Administrative Agent in the exercise of any right, remedy or power or in the pursuance of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of the Borrower or to be an acquiescence therein.

(d) Discontinuance of Proceedings. In case the Administrative Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent, then and in every such case the Borrower and the Administrative Agent shall, subject to any determination in such proceedings, be restored to their former positions and rights hereunder with respect to the Collateral, and all rights, remedies and powers of the Borrower or the Administrative Agent shall continue as if no such proceedings had been instituted.

(e) Waiver of Past Defaults. Upon written instruction from a Majority Lenders, the Administrative Agent shall waive any past Event of Default hereunder and its consequences and upon any such waiver such Event of Default shall cease to exist and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement, but no such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon; provided, that in the absence of written instructions from all the Lenders, the Administrative Agent shall not waive any Event of Default (i) in the payment of the then outstanding balance of Advances, and interest and other amounts due under any Note then outstanding, or (ii) in respect of a covenant or provision hereof which, under the terms of this Agreement, cannot be modified or amended without the consent of each Lender.

(f) Appointment of Receiver. The Administrative Agent shall, as a matter of right, be entitled to the appointment of a receiver (who may be the Administrative Agent or any successor or nominee thereof) for all or any part of the Collateral, whether such receivership be incidental to a proposed sale of the Collateral or the taking of possession thereof or otherwise, and the Borrower hereby consents to the appointment of such a receiver and will not oppose any such appointment. Any receiver appointed for all or any part of the Collateral shall be entitled to exercise all the rights and powers of the Administrative Agent with respect to the Collateral.

(g) Administrative Agent Authorized to Execute Bills of Sale, Etc. The Borrower irrevocably appoints, while an Event of Default has occurred and is continuing, the Administrative Agent the true and lawful attorney-in-fact of the Borrower (which appointment is coupled with an interest) in its name and stead and on its behalf, for the purpose of effectuating any sale, assignment, transfer or delivery for the enforcement of the Lien in favor of the Administrative Agent, whether pursuant to foreclosure or power of sale, assignments and other instruments as may be necessary or appropriate, with full power of substitution, the Borrower hereby ratifying and confirming all that such attorney or any substitute shall do by virtue hereof in accordance with Applicable Law. Nevertheless, if so requested by the Administrative Agent or any purchaser, the Borrower shall ratify and confirm any such sale, assignment, transfer or delivery, by executing and delivering to the Administrative Agent or such purchaser all bills of sale, assignments, releases and other proper instruments to effect such ratification and confirmation as may be designated in any such request.

(h) Rights of Lenders to Receive Payment. Notwithstanding any other provision of this Agreement, the right of any Lender to receive payment of principal of, and premium, if any, and interest on a Note on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates in accordance with the terms hereof, shall not be impaired or affected without the consent of such Lender.

9.3. Indemnification. The Borrower agrees to, and shall, indemnify, reimburse and hold each of the Agents and the Lenders harmless against any loss or reasonable costs or expenses (including legal fees and expenses) which any of the Agents and the Lenders sustains or incurs as a consequence of any default in payment of the principal amount of any Advance or interest accrued thereon or any other amount payable hereunder or under the Notes including, but not limited to, all actual losses incurred in liquidating or re-employing fixed deposits made by third parties or funds acquired to effect or maintain the Credit Facility or any part thereof and any costs incurred by any of the Agents and the Lenders in connection with the unwinding of any interest rate swap or other hedging arrangements.

9.4. Application of Moneys. All moneys received by any of the Lenders under or pursuant to this Agreement, the Notes or the Security Documents after the happening of any Event of Default shall be applied by the Administrative Agent in the following manner:

(a) first, in or towards the payment or reimbursement of any expenses or liabilities incurred by the Agents and the Lenders in connection with the ascertainment, protection or enforcement of the Agents’ and the Lenders’ rights and remedies hereunder and under the Notes,

(b) secondly, in or towards payment of any interest and fees owing in respect of the Advances,

(c) thirdly, in or towards repayment of the Advances,

(d) fourthly, as security in respect of Letters of Credit then outstanding, in the aggregate amount of the then Letter of Credit Outstandings,

(e) fifthly, in or towards payment of all other sums which may be owing to the Agents and the Lenders under this Agreement, the Notes or the Security Documents,

(f) sixthly, any other amounts secured by the Security Documents; and

(g) seventhly, after all Letters of Credit have expired or are terminated, the surplus (if any), as well as any moneys held as security for Letters of Credit to the extent not utilized to cover Letters of Credit, shall be paid to the Borrower or to whomsoever else may be entitled thereto.

SECTION 10. COVENANTS

10.1. Covenants. Each of the Security Parties hereby covenants and undertakes with the Agents and the Lenders that, from the date hereof and so long as (x) any commitments to advance credit hereunder remain in effect or (y) any principal, interest or other moneys are owing in respect of the Credit Facility or otherwise owing under this Agreement or under the Notes:

(a) Each of the Security Parties will:

(i) Know Your Client Confirmation. Upon the Administrative Agent’s request, promptly supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent in order for each Lender to carry out and be satisfied with the results of all necessary “know your client” or other checks which it is required to carry out in relation to the transactions contemplated by this Agreement, the Notes and the Security Documents and to the identity of any parties to this Agreement, the Notes and the Security Documents (other than the Lenders) and their directors and officers;

(ii) Performance of Agreements. Duly perform and observe the terms of this Agreement, the Notes and the Security Documents;

(iii) Compliance with Covenants. Comply with each of its covenants set forth in this Agreement;

(iv) Notice. Promptly inform the Administrative Agent of the occurrence of (a) any Event of Default or of any event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, (b) any litigation or governmental proceeding pending or overtly threatened against it or against any of the Subsidiaries which could reasonably be expected to give rise to a Material Adverse Change, (c) any Event of Loss in respect of any Mortgaged Helicopter or other accidents or damage to any Mortgaged Helicopter involving an amount in excess of $5,000,000, (d) any lapse of the Required Insurance in respect of any Mortgaged Helicopter; or (d) any other event or condition of which it becomes aware which could reasonably be expected to give rise to a Material Adverse Change;

(v) Obtain Consents. Without prejudice to Section 2.1 and any other provision of this Section 10.1, obtain every consent and do all other acts and things which may from time to time be necessary or advisable for the continued due performance of all its obligations under this Agreement, the Notes and the Security Documents;

(vi) Financial Statements and Other Information. Deliver to the Administrative Agent (in sufficient number of copies to provide one to each Lender):

(A) as soon as available but not later than ninety (90) days after the end of each fiscal year of the Borrower, complete copies of the audited consolidated financial reports of the Borrower (together with a Compliance Certificate), all in reasonable detail which shall include at least the consolidated balance sheet of the Borrower as of the end of such year and the related statements of income for such year as well as the related statement of sources and uses of funds for such year for the Borrower, each as prepared in accordance with GAAP, all in reasonable detail, which shall be audited by an Acceptable Accounting Firm, or (as applicable) a complete copy of the 10K report (or equivalent) of the Borrower filed with the United States Securities and Exchange Commission (including audited annual consolidated financial statements of the Borrower, in each case setting forth comparative consolidated figures for the preceding fiscal year, together with a report thereon by an Acceptable Accounting Firm whose opinion shall not be qualified as to the scope of audit and as to the status of the Borrower and its Subsidiaries as a going concern), which shall be prepared by the Borrower and certified by the chief financial officer of the Borrower, together with a Compliance Certificate from such chief financial officer;

(B) as soon as available but not later than sixty (60) days after the end of each quarter of each fiscal year of the Borrower, a quarterly interim balance sheets and profit and loss statements of the Borrower and the related profit and loss statements as well as the related statement of sources and uses of funds for such year for the Borrower (together with a Compliance Certificate), all in reasonable detail, unaudited, but certified to be true and complete by the chief financial officer of the Borrower or (as applicable) a copy of the 10Q report (or equivalent) of the Borrower filed with the United States Securities and Exchange Commission which shall be prepared by the Borrower and certified by the chief financial officer of the Borrower, together, in each instance, with a Compliance Certificate from such chief financial officer;

(C) (as applicable) within ten (10) days of filing, notice of the filing of all 8K reports (or equivalent) filed by the Borrower with the United States Securities and Exchange Commission (or any similar governmental authority) and deliver to the Administrative Agent, promptly on its request therefor, copies of such filings;

(D) (as applicable) promptly upon the mailing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so mailed;

(E) (as applicable) within ten (10) days of filing, notice of the filing of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) which the Borrower shall have filed with the United States Securities and Exchange Commission (or similar governmental authority) and deliver to the Administrative Agent, promptly on its request therefor, copies of such filings;

(F) such other statement or statements, lists of property and accounts, forecasts, reports and financial information (including a listing of all outstanding indebtedness of the Borrower and the Subsidiaries for borrowed monies) with respect to the business, operations and management of the Borrower and the Subsidiaries and the employment of the assets owned or operated directly or indirectly by the Borrower or any of the Subsidiaries as the Administrative Agent may from time to time reasonably request in writing and any material reports received by any thereof from their independent certified accountants; and

(G) include in each Compliance Certificate when requested by the Administrative Agent from time to time a List of Liens, current as of the date of such Compliance Certificate;

(vii) Qualification to Own U.S. Registered Helicopters. Throughout the Credit Period, the Borrower shall remain a United States citizen as defined by the FAA and be qualified to register the Mortgaged Helicopters in its name with the FAA and each of the Helicopter Owning Subsidiaries shall (i) be a United States citizen as defined by the FAA and be qualified to register its Mortgaged Helicopters in its name with the FAA or (ii) be qualified to register its Mortgaged Helicopters in its name under the laws of an Acceptable Jurisdiction;

(viii) Corporate Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, as well as the corporate existence of its Subsidiaries, and all licenses, franchises, permits and assets necessary to the conduct of its business and the business of its Subsidiaries;

(ix) Books, Records, etc. Keep, and cause each of the Subsidiaries to keep, proper books of record and account into which full and correct entries shall be made, in accordance with GAAP throughout the Credit Period;

(x) Inspection. Allow any representative or representatives designated by the Administrative Agent, subject to applicable laws and regulations, to visit and inspect any of its or any of the Subsidiaries’ properties, and, on request, to examine its or any of the Subsidiaries’ books of account, records, reports and other papers (and to make copies thereof and to take extracts therefrom) and to discuss the affairs, finances and accounts of any thereof with its officers and executive employees all at such reasonable times and as often as the Administrative Agent reasonably requests;

(xi) Taxes. Pay and discharge, and cause each of the Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or property prior to the date upon which penalties attach thereof; provided, however, that neither it nor any such Subsidiary shall be required to pay and discharge any such tax, assessment, charge or levy which is being contested in good faith and by appropriate proceedings or other acts and so long as it or such Subsidiary shall set aside on its books adequate reserves with respect thereto;

(xii) Compliance with Statutes, etc. Do, or cause to be done, all things necessary to comply with all material laws, and the rules and regulations thereunder, applicable to itself or to any of the Subsidiaries including, without limitation, those laws, rules and regulations relating to employee benefit plans and environmental matters;

(xiii) Environmental Matters Promptly upon the occurrence of any of the following conditions, provide to the Administrative Agent a certificate of a chief executive officer thereof, specifying in detail the nature of such condition and its proposed response or the response of its Environmental Affiliate: (a) its receipt or the receipt by any Subsidiary or any of their Environmental Affiliates of any communication whatsoever that alleges that such person is not in compliance with any applicable environmental law or environmental approval, if such noncompliance could reasonably be expected to give rise to a Material Adverse Change, (b) knowledge by it, any Subsidiary or any of their Environmental Affiliates that there exists any Environmental Claim pending or threatened against any such person, which could reasonably be expected to give rise to a Material Adverse Change, or (c) any release, emission, discharge or disposal of any material that could form the basis of any Environmental Claim against it, any Subsidiary or any of their Environmental Affiliates if such Environmental Claim could reasonably be expected to give rise to a Material Adverse Change. Upon the written request by the Administrative Agent, it will submit to the Administrative Agent at reasonable intervals, a report providing an update of the status of any issue or claim identified in any notice or certificate required pursuant to this subsection;

(xiv) Insurance. (A) Shall, and shall procure that each of the Subsidiaries shall, maintain the insurances on its properties described in Sections 2.1(k) and (n), in amounts and with underwriters, brokers and protection and indemnity clubs acceptable to the Administrative Agent, and the Borrower shall provide the Administrative Agent with such documentation as the Administrative Agent should reasonably require evidencing the same and the Borrower shall comply with, or cause to be complied with the Required Insurance.

(B) Nothing in this Section 10.1(a)(xiv) shall limit or prohibit (a) Borrower from maintaining the policies of insurance as required by the Required Insurance with higher limits than those specified in the definition of “Required Insurance”, or (b) Administrative Agent from obtaining insurance for its own account (and any proceeds payable under such separate insurance shall be payable as provided in the policy relating thereto); provided, however, that no insurance may be obtained or maintained that would limit or otherwise adversely affect the coverage of any insurance required to be obtained or maintained by the Required Insurance.

(C) The Administrative Agent agrees to accept, in lieu of insurance against any risk with respect to the Mortgaged Helicopters, indemnification from, or insurance provided by, the U.S. Government, or upon the written consent of the Majority Lenders, an other Government Entity, against such risk in an amount that, when added to the amount of insurance, if any, against such risk that Borrower (or the applicable Helicopter Owning Subsidiary or any Eligible Lessee) may continue to maintain, in accordance with this Section 10.1(a)(xiv), during the period of such requisition or transfer, shall be at least equal to the amount of insurance against such risk otherwise required by this Section 10.1(a)(xiv).

(D) All insurance proceeds in respect of the occurrence of an Event of Loss with respect to any Mortgaged Helicopter shall be paid to the Administrative Agent and applied in accordance with Section 5.3. To the extent that the Borrower is not required to prepay the Credit Facility in order to comply with the covenants in Section 10.1(a)(xvi) to (xxi) of this Agreement and an Event of Default has not occurred and is continuing, the Administrative Agent shall distribute the proceeds to the Borrower. All insurance proceeds received as a result of damage to a Mortgaged Helicopter from an occurrence that is not an Event of Loss shall be paid to the Borrower provided that the Borrower is in compliance with all covenants and an Event of Default has not occurred and is continuing.

(xv) Maintenance of Assets. Maintain and keep, and cause the Subsidiaries to maintain and keep, all properties used or useful in the conduct of their business in good condition, repair and working order and supplied with all necessary equipment and will make, or cause to be made, all necessary repairs, renewals and replacements thereof so that the business carried on in connection therewith and every portion thereof may be properly and advantageously conducted at all times;

(xvi) Interest Coverage Ratio. Maintain, on a consolidated basis, commencing with the completion of the fiscal quarter ending March 31, 2012, an Interest Coverage Ratio of not less than 3.0 to 1.0, determined as at the end of each fiscal quarter;

(xvii) Funded Debt/EBITDA. Maintain, on a consolidated basis, a ratio of Funded Debt to EBITDA of not more than 4.0 to 1.0, determined as at the end of each fiscal quarter, provided, however, that upon successful placement of a Qualified Notes Offering, the Borrower shall maintain a ratio of Funded Debt to EBITDA of not more than 5.0 to 1.0, determined as at the end of each fiscal quarter;

(xviii) Secured Funded Debt/EBITDA. Upon successful placement of a Qualified Notes Offering, maintain, on a consolidated basis, a ratio of Secured Funded Debt to EBITDA of not more than (i) 3.0 to 1.0 through the fiscal quarter ending December 31, 2012 and (ii) 2.5 to 1.0 thereafter, determined as at the end of each fiscal quarter;

(xix) Funded Debt/Fair Market Value of Owned Helicopters. Procure that the Funded Debt shall not exceed sixty percent (60%) of the aggregate Fair Market Value of all Helicopters;

(xx) Fair Market Value of Mortgaged Helicopters /Funded Debt. Procure that the ratio of (A) the sum of (i) the aggregate Fair Market Value of all Mortgaged Helicopters and (ii) the aggregate value of the Borrower’s Accounts Receivable and Inventory (each as determined in accordance with GAAP) to (B) Funded Debt shall at all times equal or exceed one hundred twenty percent (120%);

(xxi) Fair Market Value of United States Registered Helicopters. Procure that all times, at least sixty percent (60%) of the aggregate Fair Market Value of all Mortgaged Helicopters comprises Mortgaged Helicopters that are registered and operated in the United States;

(xxii) ERISA Matters. Forthwith upon learning of the occurrence of any material liability of the Borrower or any member of the ERISA Group or any ERISA Affiliate in connection with the termination any Withdrawal Liability or the happening of a Termination Event or of a failure to satisfy the minimum funding standards of Section 412 of the Code or Part 3, Subtitle B, of Title I of ERISA or similar funding requirements by any Plan, Multiple Employer Plan, Multiemployer Plan or Foreign Plan maintained or contributed to by the Borrower, any member of the ERISA Group or any ERISA Affiliate, furnish or cause to be furnished to the Lenders written notice thereof;

(xxiii) End of Fiscal Year. Cause, for financial reporting purposes, (a) each of its fiscal years to end on December 31 of each year and (b) each of its fiscal quarters to end on March 31, June 30, September 30 and December 31;

(xxiv) SEACOR Preferred Shares. Unless a Qualified Equity Recapitalization has occurred prior to the Closing Date, the Borrower may use a portion of the proceeds of the Credit Facility to repay the balance of existing advances previously made by SEACOR to the Borrower after SEACOR (i) converts at least US$180,000,000 of such existing advances to common shares of the Borrower and (ii) converts no less than US$138,750,000 and no more than US$150,000,000 of such existing advances to 6% cumulative preferred shares of the Borrower (containing such designations and rights as the Majority Lenders shall approve) (the “SEACOR Preferred Shares”). Notwithstanding Section 10.1(b)(iii), the Borrower shall be permitted to pay dividends quarterly on the SEACOR Preferred Shares as and when due provided that (i) at least US$50,000,000 will be available under the Credit Facility after such payments are made and (ii) the Borrower is and shall be in compliance with Sections 10.1(a)(xvi) through (xxi) after giving effect to such payment. The SEACOR Preferred Shares shall be subject to redemption only from the proceeds of a Qualified Equity Recapitalization and only if no Event of Default has occurred and is continuing;

(xxv) Appraisals. The Borrower, at its expense, shall deliver an annual appraisal report in respect of all Helicopters, at the request of the Administrative Agent or any Lender, with such appraisal to be prepared by an appraiser satisfactory to the Majority Lenders and indicating the Fair Market Value of each Helicopter. If a Mortgaged Helicopter becomes Collateral during the year for which an appraisal has already been provided, the purchase price of such Mortgaged Helicopter (as evidenced by the applicable invoice) shall be used as the Fair Market Value of such Mortgaged Helicopter;

(xxvi) Helicopter De-Registration Event. In respect of any Mortgaged Helicopter, the Borrower or the applicable Helicopter Owning Subsidiaries shall:

(A) Furnish to the Administrative Agent, as soon as available but in any event no later than ten (10) Banking Days prior to the proposed date of any de-registration of a Mortgaged Helicopter under the law of a jurisdiction then applicable to such Mortgaged Helicopter (a “De-Registration Event”), a notice of such De-Registration Event;

(B) Furnish to the Administrative Agent, on or prior to the date of any De-Registration Event, a certificate of the Borrower, signed on behalf of the Borrower by a duly authorized officer of the Borrower, stating that:

I.	The representations and warranties contained in this Agreement, the Notes and the Security Documents are correct on and as of the date of such De-Registration Event, before and after giving effect to such De-Registration Event;

II.	No event has occurred and is continuing, or would result from such De-Registration Event, that constitutes an Event of Default;

III.	Since the date hereof, there has been no development or event, or any prospective development or event, which has had or is reasonably likely to result in a Material Adverse Change;

IV.	The reason for the De-Registration Event is that the subject Mortgaged Helicopter will be operated in a jurisdiction other than the jurisdiction it is operating in at that time;

V.	After the De-Registration Event, at least 60% of the aggregate Fair Market Value of all Mortgaged Helicopters shall be comprised of Mortgaged Helicopters that are registered in the United States; and

VI.	After the De-Registration Event, the ratio of (A) the sum of (i) the aggregate Fair Market Value of all Mortgaged Helicopters and (ii) the aggregate value of the Borrower’s Accounts Receivable and Inventory (each as determined in accordance with GAAP) to (B) Funded Debt shall at all times equal or exceed one hundred twenty percent (120%);

VII.

Upon receipt of a certificate certifying the items required by clauses (a) through (b) above of this subparagraph (xxiv), the Administrative Agent shall, unless it has reason to believe that the certificate referred to in this clause (VII) shall be incorrect in a material respect, release the applicable Mortgage as it relates to the Mortgaged Helicopter proposed to be de-registered. Each Lender agrees that the Administrative Agent shall be entitled to rely on any document submitted to it by the Borrower hereunder and that no Lender need be consulted or notified in advance of any De-Registration Event provided for in this Section 10.1(a)(xxvi). The Administrative Agent shall, promptly following any such De-Registration Event, give notice thereof to all Lenders.

(xxvii) New Helicopters. In the event the Borrower desires to add any new Helicopter to the list of Mortgaged Helicopters in Schedule B hereto, whether or not to replace any Mortgaged Helicopter that is the subject of a De-Registration Event pursuant to Section 10.1(a)(xxvi), such new Helicopter shall be added to Schedule B hereto by the Administrative Agent (who shall send to all parties hereto a revised Schedule B adding such new Helicopter), so long as the Borrower shall furnish to the Administrative Agent on or prior to the date of addition of such new Helicopter the items listed in clauses (A) through (L) below:

(A) A Mortgage for such new Helicopter together with evidence that a Mortgage Filing with respect to such Mortgage is in full force and effect as of the date of addition of such new Helicopter;

(B) A supplement to the Security Agreement;

(C) An invoice indicating the purchase price of such new Helicopter;

(D) Certificate of the Borrower, signed on behalf of the Borrower by a duly authorized officer of the Borrower, stating that:

I.	the representations and warranties contained in this Agreement, the Notes and each Security Document are correct on and as of the date of the addition of such new Helicopter, before and after giving effect to the addition of such new Helicopter;

II.	no event has occurred and is continuing, or would result from the addition of such new Helicopter, that constitutes an Event of Default;

III.	the State of Registration for such Helicopter is an Acceptable Jurisdiction; and

IV.	since the date hereof, there has been no development or event, or any prospective development or event, which has had or is reasonably likely to result in a Material Adverse Change;

(E) Evidence of the filing or recording, as applicable, of all necessary or advisable (as determined by the Administrative Agent) instruments to effect the perfection of the Administrative Agent’s interest in the new Helicopter with the applicable Aviation Authority;

(F) All necessary or desirable (as determined by the Administrative Agent) permits and documents of similar import in other jurisdictions reasonably requested by the Administrative Agent and necessary or advisable to (x) perfect or otherwise record and (y) protect the security interest of the Administrative Agent in the new Helicopter (including any IDERA in favor of the Administrative Agent, as applicable);

(G) A legal opinion or legal opinions of special counsel in respect of local Aviation Authority matters including, without limitation as applicable, (x) an opinion regarding any Cape Town Treaty filings (y) the required steps to perfect a Mortgage Filing, the due taking of such steps to perfect, and the enforceability of the related Mortgage (if any), and (z) the taking of such other action in such jurisdiction as may be recommended or customary, which counsel and opinion shall be in form and substance reasonably acceptable to the Administrative Agent; and (ii) a favorable opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, special counsel to the Borrower, in such form as the Administrative Agent may agree, with respect to such new Helicopter and as to such other matters as the Administrative Agent may reasonably request;

(H) A copy of the registration certificate of such Helicopter, or other evidence of registration reasonably satisfactory to the Administrative Agent, noting the interest of the Borrower or the applicable Helicopter Owning Subsidiary as the owner of such Helicopter, issued by the State of Registration (if available) and, if reasonably available, a copy of the certificate of airworthiness issued by the State of Registration, or other evidence reasonably satisfactory to the Administrative Agent of the issuance of such certificate of airworthiness;

(I) A Guaranty supplement duly executed by each Person who, prior to such execution, was not a Guarantor, and who has any ownership interest in such new Helicopter;

(J) Acknowledgment copies or stamped receipt copies of proper financing statements (if applicable), duly filed under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the applicable Security Documents;

(K) If the new Mortgaged Helicopter shall be subject to a lease with a third party operator, the Borrower shall provide a certified checklist setting forth the extent of such lease’s compliance with the requirements contained in the definition of “Eligible Lessee” and “Eligible Lease”, including compliance with the Required Insurance provisions;

(L) Each Lender agrees that the Administrative Agent shall be entitled to rely on any document submitted to it by the Borrower hereunder and that no Lender need be consulted or notified in advance regarding a new Helicopter to be made subject to Security Documents and added to Schedule B hereto as provided in this Section 10.1(a)(xxvii). The Administrative Agent shall promptly notify each Lender following the addition of each new Helicopter;

(M) To the extent that a new Helicopter is to be a Mortgaged Helicopter in order to comply with Section 10.1(a)(xxi) of this Agreement, such new Helicopter shall be registered in the United States. If the Borrower does not own any Helicopters (excluding Mortgaged Helicopters) that are registered in the United States, such new Helicopter shall be registered in an Acceptable Jurisdiction in Tier 1. If the Borrower does not own any Helicopters (excluding Mortgaged Helicopters) that are registered in the United States or in an Acceptable Jurisdiction in Tier 1, such new Helicopter shall be registered in an Acceptable Jurisdiction in Tier 2;

(N) All new Mortgaged Helicopters shall be bound by the provisions under the Credit Agreement and the Security Documents that relate to the Mortgaged Helicopters;

(xxviii) Visitation Rights. At any reasonable time and from time to time, permit visitation and inspection of any Mortgaged Helicopter and the making of copies of Helicopter Related Documents and Records;

(xxix) Perfection and Priority of Collateral.

(A) Take whatever actions are necessary or appropriate in a timely manner to perfect with first priority and continue the Administrative Agent’s security interests with first priority in the Collateral. The Borrower will deliver to the Administrative Agent documents evidencing or constituting such perfection and priority status of the Collateral upon the Administrative Agent’s request. Notwithstanding the foregoing, the Borrower will take such actions as the Administrative Agent may reasonably request from time to time to perfect or maintain the perfection and priority of any Collateral. The Borrower and each other Security Party hereby appoints the Administrative Agent as its irrevocable attorney-in-fact for the purpose of executing any documents necessary to perfect or continue the security interests of the Administrative Agent, included, but not limited to, the filing of Uniform Commercial Code financing statements. Without limiting the foregoing, the Borrower shall furnish an IDERA with respect to any Mortgaged Helicopter registered in a country other than the United States promptly upon the request of the Administrative Agent; and

(B) If a Mortgaged Helicopter is subject to an Eligible Lease, the Borrower shall exercise all of its rights under such Lease to cause and shall otherwise use commercially reasonable efforts to cause such Eligible Lessee to do or cause to be done any and all acts and things which may be required or desirable (in the reasonable judgment of the Administrative Agent) to ensure that the Borrower or applicable Helicopter Owning Subsidiary shall have the full benefit of the Cape Town Treaty and/or the Protocol in connection with such Mortgaged Helicopter and leased to such Eligible Lessee, including (but not limited to) any matters connected with registering, perfecting, preserving and/or enhancing any international interest constituted by the lease of the relevant aircraft object;

(xxx) Compliance with Material Agreements. Make all payments and otherwise perform all obligations in respect of all agreements, contracts and other arrangements material to the business of any Security Party and to which such Security Party is a party, and keep such agreements and contracts in full force and effect, except, in any case, where the failure to do so, either individually or in the aggregate, would not constitute a Material Adverse Change in the Borrower (taking into account the Borrower’s Subsidiaries as a whole);

(xxxi) Helicopter Registration. Each Helicopter Owning Subsidiary is qualified, and at all times shall be qualified, to own and register its Mortgaged Helicopters in the United States and in any other Acceptable Jurisdiction in which such Mortgaged Helicopters are registered;

(xxxii) Solvency. Each of the Security Parties is individually, and the Security Parties collectively are, solvent and will remain solvent, so long as any part of the Credit Facility or any other amount due under this Agreement, the Notes or any Security Documents shall remain unpaid, or any Lender shall have any Commitment hereunder;

(xxxiii) Reduction of Credit Facility. Immediately upon the successful placement of a Qualified Notes Offering, the Credit Facility shall be permanently reduced by $150,000,000 and each Lender’s Commitment in respect of the Credit Facility shall be permanently reduced pro rata in proportion to its respective interests in the Credit Facility; and

(xxxiv) Services Agreement. The Services Agreement shall be executed and effective before or on January 1, 2012;and

(xxxv) Mortgaged Helicopters. Any Helicopter owned by the Borrower or a Helicopter Owning Subsidiary that is registered or operating in the United States shall be a Mortgaged Helicopter unless such Helicopter was acquired pursuant to an acquisition of a company after the Closing Date, in which case such Helicopter shall become a Mortgaged Helicopter as provided in Section 10.1(b)(xvi) hereof.

(b) The Security Parties will not, without the prior written consent of the Lenders:

(i) Liens. Create, assume or permit to exist, or permit any of its Subsidiaries to create, assume or permit to exist, any Lien, upon any of the properties or other assets of any thereof, except:

(A) liens for taxes not yet payable for which adequate reserves have been maintained;

(B) pledges or deposits to secure obligations under workmen’s compensation laws or similar legislation, deposits to secure public or statutory obligations, warehousemen’s or other like liens, or deposits to obtain the release of such liens and deposits to secure surety, appeal or customs bonds on which it or any Subsidiary is the principal, as to all of the foregoing, only to the extent arising and continuing in the ordinary course of business;

(C) liens, charges and other encumbrances over such property or other assets (other than the Mortgaged Helicopters) of the Borrower or any of the Helicopter Owning Subsidiaries, unless otherwise prohibited by Section 10.1(b)(xii);

(D) liens for carriers’ warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings;

(E) any Eligible Lease or Lien on a Mortgaged Helicopter arising in connection with an Eligible Lease of such Mortgaged Helicopter, which Lien is expressly permitted by such Eligible Lease to exist and which Lien the related Eligible Lessee is ultimately obligated to remove;

(F) the Lien of the Security Agreement and/or Mortgage in favor of the Administrative Agent;

(G) the mortgages on the U.S. Bancorp Helicopters; and

(H) existing liens on Helicopters acquired pursuant to the terms of Section 10.1(b)(xvi).

(ii) Sale of Assets. Cease, or threaten to cease, its operations or viewed on a consolidated basis with its Subsidiaries, sell or otherwise dispose of, or threaten to sell or otherwise dispose of, all or substantially all of the assets thereof, or all or substantially all of such assets are seized or otherwise appropriated except for requisition for hire;

(iii) Dividends. On or prior to the first anniversary of the Closing Date, will not declare or pay any dividend, or distribution on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, common shares of the Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower. After the first anniversary of the Closing Date, dividends may be paid quarterly with respect to common shares provided that each of the following conditions is met at the time of declaration and at the time of payment (and the Borrower shall have certified in writing to the Administrative Agent that such conditions are met and supplied to the Administrative Agent calculations to back-up such conclusions): (x) the unaudited consolidated financial statements of the Borrower for the then fiscal quarter shall have been provided to the Administrative Agent, (y) no Event of Default or breach of Sections 10.1(a)(xvi) through (xxi) has occurred and is continuing or would occur as a consequence of the declaration or payment of a dividend or other payment contemplated in this Section 10.1(b)(iii), and (z) such dividends payable in any fiscal year do not exceed 20% of the net income of the Borrower over the most recently completed four fiscal quarters. Dividends may be paid quarterly with respect to the SEACOR Preferred Shares (if issued) at all times provided that each of the following conditions is met at the time of declaration and at the time of payment (and the Borrower shall have certified in writing to the Administrative Agent that such conditions are met and supplied to the Administrative Agent calculations to back-up such conclusions): (x) the unaudited consolidated financial statements of the Borrower for the then fiscal quarter shall have been provided to the Administrative Agent, (y) no Event of Default or breach of Sections 10.1(a)(xvi) through (xxi) has occurred and is continuing or would occur as a consequence of the declaration or payment of a dividend or other payment contemplated in this Section 10.1(b)(iii), and (z) at least US$50,000,000 will be available under the Credit Facility after such payments are made;

(iv) Limitations on Ability to Make Distributions. Create or otherwise cause to permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary (other than a Subsidiary acquired after the Closing Date pursuant to the terms of Section 10.1(b)(xvi) to (a) pay dividends or make any other distributions on its capital stock or limited liability company interests, as the case may be, to the Borrower or any Subsidiary or pay any Indebtedness owed to the Borrower, (b) make any loans or advances to the Borrower, or (c) transfer any of its property or assets to the Borrower other than any such encumbrance or restriction agreed to by (i) any Helicopter Owning Subsidiary incurring Secured Debt permitted hereunder to the extent such Secured Debt is incurred in connection with the acquisition or refinancing of its Mortgaged Helicopters or (ii) any Subsidiary party to any Joint Venture in respect of a restriction referred to in sub-clause (c) above or (iii) any Subsidiary party to any Joint Venture to the extent such Joint Venture incurs Indebtedness, but only to the extent the parties to such Joint Venture are required to agree to any such restrictions;

(v) Changes in Business. Change or permit any of the Subsidiaries to change, the nature of its business or commence any other business not reasonably related to environmental services, energy services, aviation services or related businesses;

(vi) Consolidation, Merger. Consolidate with, or merge into, or agree to merge or become consolidated with, or merge into any corporation or lease in one or more transactions all or substantially all of its assets to any other person; provided, that that the Borrower can merge into, or agree to merge or become consolidated with any corporation so long as the Borrower is the surviving entity, any Subsidiary can merge into, or agree to merge or consolidate with any other Subsidiary and any Subsidiary can merge into, or agree to merge or become consolidated with the Borrower) so long as:

(A) the surviving entity is organized, existing and in good standing under the Applicable Laws of the United States, any State of the United States or the District of Columbia and, upon consummation of such transaction, such person will be a U.S. Air Carrier;

(B) the surviving entity executes and delivers to Administrative Agent a duly authorized, legal, valid, binding and enforceable agreement, reasonably satisfactory in form and substance to Administrative Agent, containing an effective assumption by such person of the due and punctual performance and observance of each covenant, agreement and condition in this Agreement and the Security Documents to be performed or observed by Borrower and confirmation that each representation and warranty of each Secured Party will be true immediately following the effectiveness of such merger or consolidation;

(C) if the Mortgaged Helicopters are, at the time, registered with the FAA, such person makes such filings and recordings with the FAA pursuant to the Act or if any Mortgaged Helicopter is, at the time, not registered with FAA, the surviving entity makes such filings and recordings with the applicable Aviation Authority as shall be necessary to evidence such consolidation or merger; and

(D) immediately after giving effect to such consolidation or merger no Event of Default shall have occurred and be continuing (or which occur with the passage of time, notice or both);

(vii) Use of Proceeds. Use the proceeds of the Credit Facility in violation of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time;

(viii) Redemption/Repurchase of Securities. Redeem or repurchase any of its outstanding convertible subordinated bonds or any class of its capital stock now or hereafter outstanding, unless after giving effect to any such redemption or repurchase it is in compliance with its covenants hereunder and no Event of Default shall have occurred and be continuing and notification of any such redemption or repurchase shall be included in the next quarterly Compliance Certificate delivered to the Agent;

(ix) No Money Laundering. In connection with this Agreement, contravene any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (2005/60/EC) of the Council of the European Communities);

(x) Limitation on Investments in Joint Ventures. Make, and will not permit any Subsidiary to make, any Investment in any Joint Venture except, in the absence of an Event of Default, the Borrower and any Subsidiary may make any Investment in any Joint Venture on any date, if, immediately after giving effect to such Investment, the aggregate book value of all Investments made by the Borrower and its Subsidiaries would not exceed fifteen percent (15%) of the Borrower’s Tangible Net Assets based on the most recent financial statements of the Borrower required to be provided pursuant to Section 10.1(a)(vi); provided, however, that at the time of such Investment and immediately after giving effect thereto the Borrower shall be in compliance with all provisions in Section 10.1;

(xi) Limitation on Indebtedness. Incur, and shall procure that the Subsidiaries will not incur, any Indebtedness, except:

(A) Indebtedness under this Agreement;

(B) existing Indebtedness as set forth in Schedule D attached hereto (including existing operating leases), and the renewals of such Indebtedness as long as there is no resulting increase in Indebtedness;

(C) Indebtedness under interest rate, foreign exchange or derivatives transactions entered into in the ordinary course of business;

(D) Indebtedness under performance guarantees and standby letters of credit entered into in the ordinary course of business;

(E) issuance by the Borrower of unsecured Indebtedness that has a final maturity date after the Termination Date;

(F) Indebtedness incurred in connection with an acquisition permitted hereunder;

(G) existing Indebtedness of a Subsidiary acquired after the Closing Date pursuant to the terms of Section 10.1(b)(xvi); and

(H) all other Indebtedness provided that the incurrence of such Indebtedness does not breach any of the covenants in Section 10.1;

(xii) Negative Pledge. Other than with respect to the existing pledges of any Subsidiary that is acquired after the Closing Date pursuant to the terms of Section 10.1(b)(xvi), sell, encumber or otherwise transfer, or permit any Subsidiary to sell, encumber or otherwise transfer, any of its assets or property, including but not limited to the Helicopters (other than the US Bancorp Helicopters), or any of the right, title or interest of any thereof therein, assign, pledge or otherwise encumber any earnings of, insurances covering or requisition compensation in respect of, any of its assets or property, including but not limited to the Helicopters (other than the US Bancorp Helicopters), or sell, assign, pledge or otherwise transfer or encumber any of the shares of stock of any of the Subsidiaries directly or indirectly legally or beneficially owned by the Borrower, unless after giving effect to any such sale, assignment, pledge, transfer or other encumbrance, the Borrower is in compliance with Sections 10.1(a)(xvi) through (xxi) and its other covenants and no Event of Default shall have occurred and be continuing;

(xiii) Transactions with Affiliates. Sell, lease, transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from or otherwise engage in any other transactions with, any of its Affiliates, except (i) in the ordinary course of business at prices and on terms and conditions not less favorable to such Security Party than could be obtained on an arm’s length basis from unrelated third parties, and (ii) transactions between or among the Borrower and the Guarantors not involving any other Affiliate;

(xiv) Accounting Changes; Organizational Documents. (a) Change its fiscal year end, or make (without the consent of the Administrative Agent) any material change in its accounting treatment and reporting practices except as required by GAAP, (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner materially adverse to the rights or interests of the Creditors or (c) change its organization form or its jurisdiction of organization;

(xv) No Change of Control. There shall be no Change of Control of the Borrower or any other Security Party; and

(xvi) Limitations on Acquisitions. Acquire capital stock or other equity interests in other companies provided, however, that an acquisition shall be permitted if the Borrower is and shall continue to be in compliance with Sections 10.1(a)(xvi) through (xxi). If an acquisition results in a Subsidiary of the Borrower owning Helicopters that are subject to mortgages in favor of certain lenders (other than the Lenders), the value of which exceeds 30% of the net book value (determined in accordance with GAAP) of all Helicopters owned by the Borrower and its Subsidiaries (including those acquired in such acquisition), then within one year after the acquisition is effected, the Borrower shall secure releases of such mortgages such that the value of Helicopters that are owned by the Borrower and its Subsidiaries and are subject to mortgages in favor of certain lenders (other than the Lenders) shall not exceed 30% of the net book value (determined in accordance with GAAP) of all of Helicopters owned by the Borrower and its Subsidiaries.

10.2. Helicopter Covenants. Each of the Secured Parties hereby covenants and undertakes with the Agents and the Lenders that, from the date hereof and so long as (x) any commitments to advance credit herein remain in effect or (y) any principal, interest or other moneys are owing in respect of the Credit Facility or otherwise owing under this Agreement or under the Notes:

(a) Possession, Operation, and Use, Maintenance, Registration and Markings.

(i) General. Except as otherwise expressly provided herein, the Borrower and the applicable Helicopter Owning Subsidiary shall be entitled to operate, use, locate, employ or otherwise utilize or not utilize the Mortgaged Helicopters, Engines or any Parts in any lawful manner or place in accordance with the Borrower’s or applicable Helicopter Owning Subsidiary’s business judgment;

(ii) Possession. The Borrower and the applicable Helicopter Owning Subsidiary, without the prior consent of the Administrative Agent, shall not lease or otherwise in any manner deliver, transfer or relinquish possession of any Mortgaged Helicopter; except that the Borrower and the applicable Helicopter Owning Subsidiary may, without such prior written consent of the Administrative Agent:

(A) Deliver or permit any Eligible Lessee to deliver possession of a Mortgaged Helicopter or any Part (x) to the manufacturer thereof or to any third-party maintenance provider for testing, service, repair, maintenance or overhaul work on such Mortgaged Helicopter or any Part, or, to the extent required or permitted by Section 10.2(c) hereof, for alterations or modifications in or additions to such Mortgaged Helicopter or (y) to any Person for the purpose of transport to a Person referred to in the preceding clause (x);

(B) Enter into a charter or other similar arrangement with respect to a Mortgaged Helicopter (which shall not be considered a transfer of possession hereunder); provided that the Borrower’s obligations hereunder shall continue in full force and effect notwithstanding any such charter or other similar arrangement;

(C) So long as no Event of Default shall have occurred and be continuing, and subject to the provisions of the immediately following paragraph, enter into an Eligible Lease with respect to a Mortgaged Helicopter to any Eligible Lessee; provided that, Borrower or the applicable Helicopter Owning Subsidiary shall have furnished Administrative Agent (I) a copy of such Eligible Lease; and (II) such information as the Administrative Agent may reasonably require to verify that the lessee is an Eligible Lessee and the lease is an Eligible Lease;

provided that (1) the rights of any transferee who receives possession by reason of a transfer permitted by any of clauses (a) or (c) of this Section 10.2(a)(ii) shall be subject and subordinate to all the terms of this Agreement, (2) the Borrower shall remain primarily liable for the performance of all of the terms of this Agreement and all the terms and conditions of this Agreement and the other Security Documents shall remain in effect and (3) no lease or transfer of possession otherwise in compliance with this Section 10.2(a)(ii) shall (x) result in any registration or re-registration of an Aircraft, except to the extent permitted by Section 10.2(a)(v) or the maintenance, operation or use thereof except in compliance with Sections 10.2(a)(iii) and 10.2(a)(iv) or (y) permit any action not permitted to the Borrower hereunder.

In the case of any Eligible Lease permitted under this Section 10.2(a)(ii), (w) Borrower shall provide written notice to Administrative Agent; (x) Borrower shall furnish to Mortgagee evidence reasonably satisfactory to Mortgagee that the insurance required by Section 10.1(a)(xiv) remains in effect; (y) all necessary documents shall have been duly filed, registered or recorded in such public offices as may be required fully to preserve the first priority security interest and International Interest (subject to Permitted Liens) of Administrative Agent in each Mortgaged Helicopter; and (z) Borrower shall reimburse Administrative Agent for all of its reasonable out-of-pocket fees and expenses, including, without limitation, reasonable fees and disbursements of counsel, incurred by Administrative Agent in connection with any such lease. Except as otherwise provided herein and without in any way relieving the Borrower from its primary obligation for the performance of its obligations under this Agreement, the Borrower may in its sole discretion permit a lessee to exercise any or all rights which the Borrower would be entitled to exercise under Sections 10.2(a) and 10.2(c), and may cause a lessee to perform any or all of the Borrower’s obligations under Section 10.2, and the Administrative Agent agrees to accept actual and full performance thereof by a lessee in lieu of performance by the Borrower.

(iii) Operation and Use. So long as the Mortgaged Helicopters are serving as Collateral, the Borrower or the applicable Helicopter Owning Subsidiary shall not operate, use or locate any Mortgaged Helicopter, or allow any Mortgaged Helicopter to be operated, used or located, (i) in any area excluded from coverage by any insurance required by the terms of Section 10.1(a)(xiv), or (ii) in any recognized area of hostilities unless covered in accordance with Section 10.1(a)(xiv) by war risk insurance, or (iii) in any jurisdiction other than the United States or, if registered in another Acceptable Jurisdiction as permitted hereby, in such Acceptable Jurisdiction. So long as the Mortgaged Helicopters are subject to the Lien in favor of the Administrative Agent, the Borrower and related Helicopter Owning Subsidiary shall not permit any Mortgaged Helicopter to be used, operated, maintained, serviced, repaired or overhauled (x) in violation of any Applicable Law binding on or applicable to such Mortgaged Helicopters or (y) in violation of any airworthiness certificate, license or registration of any State of Registration relating to such Mortgaged Helicopters.

(iv) Maintenance and Repair. So long as the Mortgaged Helicopters are serving as Collateral, the Borrower and related Helicopter Owning Subsidiary shall cause each Mortgaged Helicopter to be maintained, serviced, repaired and overhauled in accordance with (i) maintenance standards required by, or substantially equivalent to those required by, the FAA or the Aviation Authority in any other Acceptable Jurisdiction in which such Mortgaged Helicopter is registered for Helicopters of the same type, so as to (A) keep each Mortgaged Helicopter in as good operating condition as on the date hereof, ordinary wear and tear excepted, (B) keep each Mortgaged Helicopter in such operating condition as may be necessary to enable the applicable airworthiness certification of such Mortgaged Helicopter to be maintained under the regulations of the FAA or other Aviation Authority then having jurisdiction over the operation of such Mortgaged Helicopter, and (C) to keep all manufacturer’s warranties in effect unless such Mortgaged Helicopter is subject to a power by the hour agreement; and (ii) at least at the same standards as Borrower uses with respect to similar Helicopters of similar size in its fleet operated by Borrower in similar circumstances. Borrower further agrees that the Mortgaged Helicopters will be maintained, used, serviced, repaired, overhauled or inspected in compliance with Applicable Laws with respect to the maintenance of such Mortgaged Helicopters and in compliance with each applicable airworthiness certificate, license and registration relating to each Mortgaged Helicopter issued by the Aviation Authority. The Borrower shall maintain or cause to be maintained the Helicopter Related Documents and Records in the English language.

(v) Registration. The Borrower on or prior to the date hereof shall cause each Mortgaged Helicopter to be duly registered in its name or in the name of the applicable Helicopter Owning Subsidiary under the Act and except as otherwise permitted by this Section 10.2(a)(v) at all times thereafter shall cause each Mortgaged Helicopter to remain so registered. So long as no Event of Default shall have occurred and be continuing, Borrower may, by written notice to Administrative Agent, request to change the State of Registration of a Mortgaged Helicopter. Any such change in registration shall be effected only in compliance with, and subject to all of the conditions set forth in, Section 10.1(a)(xxvii) of this Agreement as fully as if it were a new Helicopter referred to in Section 10.1(a)(xxvii). Unless the Termination Date has occurred and all amounts owing under this Agreement and under the Notes have been paid in full, Borrower shall also cause Mortgages to be duly recorded and at all times maintained of record as a first-priority perfected mortgage (subject to Permitted Liens) on the Mortgaged Helicopters. Unless the Lien in favor of the Administrative Agent has been discharged, Borrower shall cause the International Interest granted under this Agreement in favor of the Administrative Agent in each Mortgaged Helicopter to be registered on the International Registry as an International Interest on such Mortgaged Helicopter, subject to the Administrative Agent providing its consent to the International Registry with respect thereto.

(vi) Markings. If permitted by Applicable Law, the Borrower will cause to be affixed to, and maintained in, the cockpit of each Mortgaged Helicopter that is not registered in the United States, in a clearly visible location, a placard of a reasonable size and shape bearing the legend: “Subject to a security interest in favor of Wells Fargo Bank, National Association, as Administrative Agent.” Such placards may be removed temporarily, if necessary, in the course of maintenance of such Mortgaged Helicopters. If any such placard is damaged or becomes illegible, Borrower shall promptly replace it with a placard complying with the requirements of this Section.

(b) Inspection.

(i) At all reasonable times, so long as the Mortgaged Helicopters are serving as Collateral, Administrative Agent and/or its authorized representatives (the “Inspecting Parties”) may (not more than once every 12 months unless an Event of Default has occurred and is continuing then such inspection right shall not be so limited) inspect the Mortgaged Helicopters (including without limitation, the Helicopter Related Documents and Records)

(ii) No such inspection shall interfere with Borrower’s, the applicable Helicopter Owning Subsidiary’s or any Eligible Lessee’s maintenance and operation of such Mortgaged Helicopter.

(iii) With respect to such rights of inspection, Administrative Agent shall not have any duty or liability to make, or any duty or liability by reason of making or not making, any such visit, inspection or survey.

(iv) Each Inspecting Party shall bear its own expenses in connection with any such inspection (including the cost of any copies made in accordance with Section 10.2(b)(i)).

(c) Replacement and Pooling of Parts, Alterations, Modifications and Additions; Substitution of Engines.

(i) Replacement of Parts. Except as otherwise provided herein, so long as the Mortgaged Helicopters are serving as Collateral, Borrower, at its own cost and expense, will, or will cause the applicable Helicopter Owning Subsidiary or an Eligible Lessee to, at its own cost and expense, promptly replace (or cause to be replaced) all Parts which may from time to time be incorporated or installed in or attached to any Mortgaged Helicopter and which may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever, provided, however, that neither the Borrower, any Helicopter Owning Subsidiary or an Eligible Lessee shall be obligated to replace any Part which, in the reasonable judgment of the Borrower, is no longer necessary for the operation of the Mortgaged Helicopter. In addition, Borrower may, at its own cost and expense, or may permit the applicable Helicopter Owning Subsidiary or an Eligible Lessee at its own cost and expense to, remove (or cause to be removed) in the ordinary course of maintenance, service, repair, overhaul or testing any Parts, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use; provided, however, that Borrower, except as otherwise provided herein, at its own cost and expense, will, or will cause the applicable Helicopter Owning Subsidiary or an Eligible Lessee at its own cost and expense to, replace such Parts as promptly as practicable. All replacement parts shall be free and clear of all Liens, except for Permitted Liens (and except in the case of replacement property temporarily installed on an emergency basis) and shall be in good operating condition and have a value and utility not less than the value and utility of the Parts replaced (assuming such replaced Parts were in the condition required hereunder).

(ii) Parts. Except as otherwise provided herein, any Part at any time removed from any Mortgaged Helicopter shall remain subject to the Lien in favor of the Administrative Agent, no matter where located, until such time as such Part shall be replaced by a part that has been incorporated or installed in or attached to such Mortgaged Helicopter and that meets the requirements for replacement parts specified above. Immediately upon any replacement part becoming incorporated or installed in or attached to such Mortgaged Helicopter as provided in Section 10.2(c)(i), without further act, (i) the replaced Part shall thereupon be free and clear of all rights of the Administrative Agent and shall no longer be deemed a Part hereunder, and (ii) such replacement part shall become a Part subject to this Agreement and be deemed part of such Mortgaged Helicopter, for all purposes hereof to the same extent as the Parts originally incorporated or installed in or attached to such Mortgaged Helicopter.

(iii) Alterations, Modifications and Additions. The Borrower (or the applicable Helicopter Owning Subsidiary) shall, or shall cause an Eligible Lessee to, make (or cause to be made) alterations and modifications in and additions to each Mortgaged Helicopter as may be required to be made from time to time to meet the applicable standards of the FAA or any other Aviation Authority having jurisdiction over the operation of such Mortgaged Helicopter, to the extent made mandatory in respect of such Mortgaged Helicopter (a “Mandatory Modification”). In addition, the Borrower or the applicable Helicopter Owning Subsidiary, at its own expense, may, or may permit an Eligible Lessee at its own cost and expense to, from time to time make or cause to be made such alterations and modifications in and additions to any Mortgaged Helicopter (each an “Optional Modification”) as the Borrower, the applicable Helicopter Owning Subsidiary or such Eligible Lessee may deem desirable in the proper conduct of its business including, without limitation, removal of Parts which Borrower deems are obsolete or no longer suitable or appropriate for use in such Mortgaged Helicopter; provided, however, that no such Optional Modification shall (i) materially diminish the Fair Market Value, utility, or useful life of any Mortgaged Helicopter below its Fair Market Value, utility or useful life immediately prior to such Optional Modification (assuming such Mortgaged Helicopter was in the condition required by this Agreement immediately prior to such Optional Modification) or (ii) cause any Mortgaged Helicopter to cease to have the applicable standard certificate of airworthiness except in limited circumstances solely for temporary experimental purposes. All Parts incorporated or installed in or attached to any Mortgaged Helicopter as the result of any alteration, modification or addition effected by the Borrower shall be free and clear of any Liens except Permitted Liens and become subject to the Lien in favor of the Administrative Agent; provided that the Borrower, the applicable Helicopter Owning Subsidiary or any Eligible Lessee may, at any time so long as a Mortgaged Helicopter is subject to the Lien in favor of the Administrative Agent, remove any such Part (such Part being referred to herein as a “Removable Part”) from such Mortgaged Helicopter if (i) such Part is in addition to, and not in replacement of or in substitution for, any Part originally incorporated or installed in or attached to such Mortgaged Helicopter at the time of delivery thereof hereunder or any Part in replacement of, or in substitution for, any such original Part, (ii) such Part is not required to be incorporated or installed in or attached or added to such Mortgaged Helicopter pursuant to the terms of Section 10.2(c)(ii) or the first sentence of this Section 10.2(c)(iii), and (iii) such Part can be removed from such Mortgaged Helicopter without materially diminishing its Fair Market Value, utility or remaining useful life which such Mortgaged Helicopter would have had at the time of removal had such removal not been effected by the Borrower, assuming the Mortgaged Helicopter was otherwise maintained in the condition required by this Agreement and such Removable Part had not been incorporated or installed in or attached to such Mortgaged Helicopter. Upon the removal by the Borrower of any such Part as above provided, title thereto shall, without further act, be free and clear of all rights of the Administrative Agent and such Part shall no longer be deemed a Part hereunder.

(d) Loss, Destruction or Requisition.

(i) Event of Loss With Respect to the Airframe. Upon the occurrence of an Event of Loss with respect to a Mortgaged Helicopter, the Borrower shall comply with the requirements set forth in Sections 5.3 and 10.1(a)(xiv)(D) of this Agreement.

(ii) Non-Insurance Payments Received on Account of an Event of Loss. Any amounts, other than insurance proceeds in respect of damage or loss not constituting an Event of Loss, received at any time by the Administrative Agent or the Borrower from any government entity or any other Person in respect of any Event of Loss will be applied in prepayment of the Credit Facility to the extent (but only to the extent) such prepayment is required in order for the Borrower to continue to comply with the covenants in Sections 10.1(a)(xvi) through (xxi) of this Agreement. Any such prepayment shall be made together with interest thereon, breakfunding costs and the costs and expenses provided for in Section 14.5.

(iii) Requisition for Use. In the event of a requisition for use by any Government Entity (except a United States Government Entity) or the requisition of title by any Government Entity of a Mortgaged Helicopters, the Borrower shall promptly notify the Administrative Agent of such requisition and all of the Borrower’s obligations under this Agreement, including those set forth in Sections 10.1(a)(xvi) to (xxi) shall continue to the same extent as if such requisition had not occurred. Any payments received by the Administrative Agent or the Borrower (or the applicable Helicopter Owning Subsidiary) or Eligible Lessee from such Government Entity with respect to such requisition of use shall be applied in prepayment of the Credit Facility to the extent (but only to the extent) such prepayment is required in order for the Borrower to continue to comply with the covenants in Sections 10.1(a)(xvi) through (xxi) of this Agreement. In the event of an Event of Loss of an Engine resulting from the requisition for use by a non-US Government Entity of such Engine (but not the Airframe), the Owner will replace such Engine hereunder and any payments received by the Administrative Agent or the Borrower from such Government Entity with respect to such requisition shall be applied in prepayment of the Credit Facility to the extent (but only to the extent) such prepayment is required in order for the Borrower to continue to comply with the covenants in Sections 10.1(a)(xvi) through (xxi) of this Agreement.

SECTION 11. ASSIGNMENT AND PARTICIPATIONS

(a) This Agreement shall be binding upon, and inure to the benefit of, the Security Parties, each of the Agents and the Lenders and their respective successors and assigns, except that the Borrower may not assign any of its rights or obligations hereunder without the prior written consent of the Lenders. In giving any consent as aforesaid to any assignment by the Borrower, the Lenders shall be entitled to impose such conditions as they shall deem advisable. If no Event of Default has occurred and is continuing, any Lender shall be entitled to assign the whole or any part of its rights or obligations under this Agreement or grant participation(s) in the Credit Facility to any Eligible Assignee with the prior written consent (in each case not to be unreasonably withheld or delayed) of the Borrower and, in the case of assignments, the Administrative Agent. Notwithstanding the foregoing, if the Borrower does not provide its prior written consent or object to the assignment or participation, as the case may be, within ten (10) days after receiving notice of such assignment or participation, the Borrower shall be deemed to have given its consent to such assignment or participation. If an Event of Default has occurred and is continuing, any Lender shall be entitled to assign the whole or any part of its rights or obligations under this Agreement or grant participation(s) in the Credit Facility to any Eligible Assignee or to any private equity fund, hedge fund, investor partnership, financial institution, special purpose entity, funding vehicle, insurance company or any other entity acceptable to such Lender provided that (i) such assignee is not a competitor or an Affiliate of a competitor of the Borrower and (ii) the Administrative Agent has provided its prior written consent to such assignment (such consent not to be unreasonably withheld). Such Lender shall forthwith give notice of any such assignment or participation to the Administrative Agent and the Borrower, provided, however, that (a) any such assignment or participation shall be in a minimum amount of Ten Million Dollars ($10,000,000), (b) any such assignment to a Lender is to be made pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit 5 hereto (such Assignment and Assumption Agreement to be delivered to the Administrative Agent, for its acceptance and recording in the Register), and (c) except as provided in Section 14, no such assignment or participation will result in any additional costs to, or additional material requirements on, the Borrower. The Borrower will take all reasonable actions requested by the

Lenders to effect such assignment, including, without limitation, the execution of a written consent to such Assignment and Assumption Agreement. Anything contained in this Section 11 to the contrary notwithstanding, any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of any Notes) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder.

(b) The Administrative Agent shall maintain at its address referred to in Section 17, a copy of each Assignment and Assumption Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loan owing to, each Lender, and payments of interest, principal, and other amounts paid by a Security Party, from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the other Security Parties and the Creditors may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement, the Notes and the Security Documents. The Register shall be available for inspection by Borrower, the other Security Parties or the Creditors at any reasonable time and from time to time upon reasonable prior notice.

SECTION 12. ILLEGALITY, INCREASED COST, NON-AVAILABILITY, ETC.

12.1. Illegality. In the event that by reason of any change in any applicable law, regulation or regulatory requirement or in the interpretation thereof a Lender has a reasonable basis to conclude that it has become unlawful for such Lender to maintain or give effect to its obligations as contemplated by this Agreement, the Lender shall inform the Borrower and the Administrative Agent to that effect, whereafter the liability of such Lender to make its Commitment available shall forthwith cease and the Borrower shall be required either to prepay to such Lender any portion of the then outstanding Advances owing to such Lender immediately or, if such Lender so agrees, to prepay such portion of the outstanding Advances to such Lender on the last day of the then current Interest Period or Periods, in accordance with and subject to the provisions of Section 12.6 and to pay to the Administrative Agent sufficient amounts of cash to fund any possible drawings under Letters of Credit then in existence, such amounts to be repaid to the Borrower to the extent not utilized to cover Letter of Credit drawings. In any such event, but without prejudice to the aforesaid obligations of the Borrower to prepay the outstanding Advances or part thereof and fund any possible drawings under Letters of Credit then in existence, the Borrower and such Lender shall negotiate in good faith with a view to agreeing on terms for making the Commitment available from another jurisdiction or otherwise restructuring the Commitment on a basis which is not unlawful.

12.2. Increased Cost. If any change in applicable law, regulation or regulatory requirement, any guideline, request or directive by any central bank or any governmental or other authority or in the interpretation or application thereof by any governmental or other authority, shall:

(a) subject a Lender to any Taxes with respect to its income from the Credit Facility or any part thereof, or

(b) change the basis of taxation to a Lender of payments of principal or interest or any other payment due or to become due pursuant to this Agreement (other than a change in the basis effected by the jurisdiction of incorporation of such Lender or the domicile of the Lender’s office through which the Lender’s Commitment is made or any governmental subdivision or other taxing authority having jurisdiction over such Lender (unless such jurisdiction is asserted solely by reason of the activities of the Borrower or any of the Subsidiaries) or such other jurisdiction where the Credit Facility may be payable), or

(c) impose, modify or deem applicable any reserve requirements or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, any Lender, or

(d) impose on any Lender any other condition affecting the Commitment or any portion of any Advance thereunder, and the result of the foregoing is either to increase the cost to such Lender of making available or maintaining its Commitment or to reduce the amount of any payment received by such Lender, then and in any such case if such increase or reduction in the opinion of such Lender materially affects the interests of such Lender under or in connection with this Agreement:

(i) such Lender shall notify the Borrower and the Administrative Agent of the happening of such event,

(ii) the Borrower agrees forthwith upon demand to pay to such Lender such amount as such Lender certifies to be necessary to compensate such Lender for such additional cost or such reduction, and

(iii) any such demand as is referred to in this Section 12.2 may be made by such Lender at any time before or after any repayment of the Advances.

For the avoidance of doubt, this Section 12.2 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.

12.3. Replacement of Lender or Participant. If the obligation of any Lender to make its pro rata share of any Advance has been suspended or terminated pursuant to Section 12.1, or if any Lender shall notify the Borrower of the happening of any event leading to increased costs as described in Section 12.2, the Borrower shall have the right, upon twenty (20) Banking Days’ prior written notice to such Lender, to cause one or more banks (a “Replacement Lender (s)”) (which may be one or more of the Lenders), each such Replacement Lender to be satisfactory to the Majority Lenders (determined for this purpose as if such transferor Lender had no Commitment and held no interest in the Note issued to it hereunder) and, in each case, with the written acknowledgment of the Administrative Agent, to purchase such Lender’s pro rata share of the Advances and the Letters of Credit and assume the Commitment of such Lender and such Lender’s interests in any outstanding Letters of Credit pursuant to an Assignment and Assumption

Agreement. If one or more such banks are identified by the Borrower and approved as being reasonably satisfactory to the Majority Lenders (determined as provided above), the transferor Lender shall consent to such sale and assumption by executing and delivering an Assignment and Assumption Agreement. Upon the execution and delivery of an Assignment and Assumption Agreement by the Borrower, the transferor Lender, the Replacement Lender and the Administrative Agent, and payment by the Replacement Lender to the transferor Lender of an amount equal to the transferor Lender’s pro rata share of outstanding Advances and interest thereon and any fees and expenses owing thereto , such Replacement Lender shall become a Lender and Letter of Credit Issuer (as applicable) party to this Agreement (if it is not already a party hereto as applicable) and shall have all the rights and obligations of a Lender with a Commitment (which, if such Replacement Lender is already a party hereto, shall take into account such Replacement Lender’s then existing Commitment hereunder) and of a Letter of Credit Issuer as set forth in such Assignment and Assumption Agreement and the transferor Lender shall be released from its obligations hereunder and no further consent or action by any other Person shall be required. In the event no Replacement Lender is found or is satisfactory to the Majority Lenders, the Borrower shall have the right to request a permanent reduction of the Committed Amount by reducing the whole of such Lender’s Commitment, provided that (a) the Administrative Agent and the Lender whose Commitment the Borrower seeks to reduce receive ten (10) Banking Days prior written notice of such request and (b) such reduction occurs on the last day of the applicable Interest Period(s) for Advances (or portions thereof) outstanding under this Agreement. Upon such reduction, the reduced Lender shall be released from its obligations hereunder and no further action by any Person shall be required and the new participation percentages, including those relating to Letters of Credit (as designated in Schedule A hereto) shall be assigned to the remaining Lenders on a pro rata basis based on their respective Commitments. In the event that the Administrative Agent, in its capacity as a Lender, is required to sell its pro rata share of the Advances and its Commitment hereunder pursuant to this Section 12.3, the Administrative Agent shall, promptly upon the consummation of any assignment pursuant to this Section 12.3, resign as Administrative Agent hereunder and the Borrower shall (subject to the consent of the Majority Lenders) have the right to appoint another Agent as successor Administrative Agent, all in accordance with Section 16.13.

12.4. Non-availability of Funds. If the Administrative Agent shall determine that, by reason of circumstances affecting the London Interbank Market generally, adequate and reasonable means do not or will not exist for ascertaining the Applicable Rate for any Interest Period, the Administrative Agent shall give notice of such determination to the Borrower. The Borrower and the Lenders shall then negotiate in good faith in order to agree upon a mutually agreeable basis for funding the Advance or Advances in question, and/or for determining the interest rate and/or Interest Period(s) to be substituted for those which would otherwise have applied under this Agreement. If the Borrower and the Lenders are unable to agree upon such a substituted funding base, interest rate and/or Interest Period(s) within thirty (30) days of the giving of such notice, the Borrower shall repay the Credit Facility, or the relevant portion thereof, as the case may be, to the Lenders immediately; provided, however, that if the Borrower fails to make such repayment, the Lenders shall determine a funding basis, set an interest rate and/or set an Interest Period(s), as the case may be, all to take effect from the expiration of the relevant Interest Period(s) in effect at the date of said determination notice, which rate shall be equal to the aggregate of the Margin and the cost to the Lenders of funding the relevant Advance or Advances.

12.5. Determination of Losses. A certificate or determination notice of the Agents and the Lenders as to any of the matters referred to in this Section 12, absent manifest error, shall be conclusive and binding on the Borrower.

12.6. Compensation for Losses. Where the Advances are to be prepaid by the Borrower pursuant to Section 12, the Borrower agrees simultaneously with such prepayment to pay to the relevant Lender all accrued interest to the date of actual payment and all other sums payable by the Borrower to such Lender pursuant to this Agreement, together with such amounts as may be certified by such Lender to be necessary to compensate such Lender for any actual loss, premium or penalties incurred or to be incurred by it on account of funds borrowed to make, fund or maintain its Commitment for the remainder (if any) of the then current Interest Period or Periods, if any, but otherwise without penalty or premium.

SECTION 13. CURRENCY INDEMNITY

13.1. Currency Conversion. If for the purpose of obtaining or enforcing a judgment in any court in any country it becomes necessary to convert into any other currency (the “judgment currency”) an amount due in Dollars under this Agreement or under the Notes, then the conversion shall be made, in the discretion of the Administrative Agent, at the rate of exchange prevailing either on the date of default or on the day before the day on which the judgment is given or the order for enforcement is made, as the case may be (the “conversion date”), provided that the Administrative Agent shall not be entitled to recover under this section any amount in the judgment currency which exceeds at the conversion date the amount in Dollars due under this Agreement and/or under the Notes.

13.2. Change in Exchange Rate. If there is a change in the rate of exchange prevailing between the conversion date and the date of actual payment of the amount due, the Borrower shall pay such additional amounts (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the judgment currency when converted at the rate of exchange prevailing on the date of payment will produce the amount then due under this Agreement and/or under the Notes in Dollars; any excess over the amount due received or collected by the Lenders shall be remitted to the Borrower.

13.3. Additional Debt Due. Any amount due from the Borrower under Section 13.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement and/or under or in respect of the Notes.

13.4. Rate of Exchange. The term “rate of exchange” in this Section 13 means the rate at which the Administrative Agent in accordance with its normal practices is able on the relevant date to purchase Dollars with the judgment currency and includes any premium and costs of exchange payable in connection with such purchase.

SECTION 14. FEES AND EXPENSES

14.1. Commitment Fee. (a) The Borrower shall pay to the Administrative Agent, for distribution to the Lenders, a commitment fee, payable quarterly in arrears, computed at the Commitment Fee Rate on the average unfunded portion of the Committed Amount during such quarter. The commitment fee shall accrue from the date hereof and shall terminate on the Termination Date. Such commitment fee shall be calculated on the basis of actual days elapsed over a 360 day year.

14.2. Letter of Credit and Facing Fees and Related Charges. The Borrower also agrees to pay to the Letter of Credit Issuer all customary issuing and handling fees of the Letter of Credit Issuer in connection with its issuance of Letters of Credit. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee (the “Letter of Credit Fee”) with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to LIBOR Advances on the average daily amount of such Lender’s pro rata participation in Letters of Credit, (ii) to the Issuing Lender a fronting fee (the “Facing Fee”), which shall equal 0.125% per annum on the face amount of each Letter of Credit, payable in advance at the time of issuance, provided that in no event shall such fee be less than $750, and (iii) to the Issuing Lender, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees accrued through and including the last day of March, June, September and December of each year shall be payable on such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to the Issuing Lender pursuant to this Section 14.2 shall be payable within ten (10) days after demand. All participation fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the maximum ate allowable by law, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

14.3. Agency Fee. The Borrower shall pay to the Administrative Agent, for its own account, such fees as shall have been agreed in accordance with the letter agreement dated as of even date herewith between the Borrower and the Administrative Agent.

14.4. Underwriting Fee. The Borrower shall pay to the Administrative Agent for distribution to each of the Lenders, for its own account, such fees as shall have been agreed in accordance with the letter agreement dated as of even date herewith between the Borrower and the Administrative Agent.

14.5. Costs, Charges and Expenses. The Borrower agrees to pay the Agents and the Lenders upon demand (whether or not the Credit Facility or any part thereof is made available hereunder) all reasonable costs, charges and expenses (including legal fees and expenses, as well as travel expenses of the Agents and the Lenders) incurred by the Administrative Agent in connection with the negotiation, preparation, syndication, execution and enforcement or attempted enforcement of this Agreement, the Notes or otherwise in connection with the Credit Facility, as well as in connection with any supplements, amendments, assignments, waivers or consents relating thereto.

SECTION 15. APPLICABLE LAW, JURISDICTION AND WAIVER

15.1. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

15.2. Jurisdiction. The Borrower hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by the Agents and the Lenders under this Agreement or under any document delivered hereunder and the Borrower hereby irrevocably appoints Farkouh, Furman & Faccio, LLP, 460 Park Avenue, 12th Floor, New York, NY 10022 (Attention: Fred Farkouh), its attorney-in-fact and agent for service of summons or other legal process thereon, which service may be made by serving a copy of any summons or other legal process in any such action or proceeding on such agent and such agent is hereby authorized and directed to accept by and on behalf of the Borrower service of summons and other legal process of any such action or proceeding against the Borrower. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the Borrower as such, and shall be legal and binding upon the Borrower for all the purposes of any such action or proceeding. Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of a Borrower to any Agent or Lender) against the Borrower in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. The Borrower will advise the Administrative Agent promptly of any change of address of the foregoing agent or of the substitution of another agent therefor. In the event that the foregoing agent or any other agent appointed by the Borrower shall not be conveniently available for such service or if the Borrower fails to maintain an agent as provided herein, the Borrower hereby irrevocably appoints the person who then is the Secretary of State of the State of New York as such attorney-in-fact and agent. The Borrower will advise the foregoing agent of the appointment made hereby, but failure to so advise shall not affect the appointment made hereby. Notwithstanding anything herein to the contrary, the Agents and the Lenders may bring any legal action or proceeding in any other appropriate jurisdiction.

15.3. Waiver of Jury Trial. IT IS MUTUALLY AGREED BY AND AMONG THE BORROWER, AND THE AGENTS AND THE LENDERS THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE NOTES.

SECTION 16. THE AGENTS

16.1. Appointment of Agents. Each of the Lenders hereby irrevocably appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and under the Notes as are delegated to such Agent by the terms hereof and thereof. Neither the Agents nor any of their respective directors, officers, employees or agents shall be liable for any action taken or omitted to be taken by it or them under this Agreement and under the Notes or in connection therewith, except for its or their own gross negligence or willful misconduct. It is understood and agreed that the use of the term “agent” herein or in any other Security Documents (or any other similar term) with reference to the any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law nor does the term “agent” connote any advisory duty. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

16.2. Distribution of Payments. Whenever any payment or prepayment is received by the Administrative Agent from the Borrower for the account of the Lenders, or any of them, whether of principal or interest on the Notes, commissions, fees under Section 14, or otherwise (including pursuant to Section 9.4), it will thereafter cause like funds relating to such payment to be promptly distributed ratably to the Lenders according to their respective Commitments, in each case to be applied according to the terms of this Agreement. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

16.3. Adjustments. If any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or any part of the Advances made by such Lender, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(k) or (m), or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender in respect of such other Lender’s Advances, or interest thereon, such Benefitted Lender shall purchase for cash from each of the other Lenders such portion of each such other Lender’s Advances, and shall provide each of such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders, provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including, without limitation, rights of set-off, to the extent not prohibited by law) with respect to such portion as fully as if such Lender were the direct holder of such portion.

16.4. Holder of Interest in Notes. The Administrative Agent may treat each Lender as the holder of all of the interest of such Lender in its Notes unless and until the Administrative Agent has received a copy of an Assignment and Assumption Agreement evidencing the transfer of all or any part of such Lender’s interest in the Credit Facility.

16.5. No Duty to Examine, Etc. The Agents shall not be under a duty to examine or pass upon the validity, effectiveness or genuineness of this Agreement, the Notes or any instrument, document or communication furnished pursuant to this Agreement or the Notes or in connection with any thereof and the Agents shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.

16.6. Agents as Lenders. With respect to that portion of the Credit Facility made available by it, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall include the Agents in their capacity as Lenders. Each Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with, the Borrower as if it were not an Agent.

16.7. Obligations of Agents. (a) The obligations of each Agent under this Agreement and under the Notes are only those expressly set forth herein and therein.

(b) No Duty to Investigate. No Agent shall at any time be under any duty to investigate whether an Event of Default, or an event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, has occurred or to investigate the performance of this Agreement and the Notes by the Borrower.

(c) Reports and Notices. Promptly upon receipt thereof by the Administrative Agent, the Administrative Agent shall furnish each Lender with a copy of all financial reports and notices delivered to it by the Borrower hereunder.

16.8. Discretion of Agents. (a) Each Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement and the Notes, unless such Agent shall have been instructed by the Majority Lenders to exercise such rights or to take or refrain from taking such action; provided, however, that such Agent shall not be required to take any action which exposes such Agent to personal liability or which is contrary to this Agreement or applicable law.

(b) Instructions of Majority Lenders. Each Agent shall in all cases be fully protected in acting or refraining from acting under this Agreement and under the Notes in accordance with the instructions of the Majority Lenders (or, where expressly required hereby, all the Lenders), and any action taken or failure to act pursuant to such instructions shall be binding on all of the Lenders.

16.9. Assumption re Event of Default. The Administrative Agent shall be entitled to assume that no Event of Default, or event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, has occurred and is continuing, unless the Administrative Agent has been notified by the Borrower of such fact or has been notified by a Lender that such Lender considers that an Event of Default or such an event (specifying in detail the nature thereof) has occurred and is continuing. In the event that the Administrative Agent shall have been notified by any party in the manner set forth in the preceding sentence of any Event of Default or of an event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, the Administrative Agent shall promptly notify the Lenders and shall take action and assert such rights under this Agreement or the Notes as the Majority Lenders shall request in writing.

16.10. No Liability of Agents and the Lenders. No Agent or Lender shall be under any liability or responsibility whatsoever:

(a) to the Borrower or any other person or entity as a consequence of any failure or delay in performance by, or any breach by, any other Lender or any other person of any of its or their obligations under this Agreement or under the Notes;

(b) to any Lender or Lenders as a consequence of any failure or delay in performance by, or any breach by the Borrower of any of its obligations under this Agreement or under the Notes; or

(c) to any Lender or Lenders for any statements, representations or warranties contained in this Agreement or in the Notes or in any document or instrument delivered in connection with the transaction hereby contemplated; or for the validity, effectiveness, enforceability or sufficiency of this Agreement and the Notes or any document or instrument delivered in connection with the transactions hereby contemplated.

16.11. Indemnification of Agents. The Lenders agree to indemnify each Agent (to the extent not reimbursed by the Borrower and without limiting its obligation to do so ), pro rata according to the respective amounts of their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable legal fees and expenses incurred in investigating claims and defending itself against such liabilities) which may be imposed on, incurred by or asserted against, such Agent in any way relating to or arising out of this Agreement and the Notes, any action taken or omitted by such Agent hereunder or thereunder or the preparation, administration, amendment or enforcement of, or waiver of any provision of, this Agreement and the Notes, except that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct.

16.12. Consultation with Counsel. The Administrative Agent may consult with legal counsel selected by the Administrative Agent and shall not be liable for any action taken, permitted or omitted by it in good faith in accordance with the advice or opinion of such counsel.

16.13. Resignation. Each Agent may resign at any time by giving sixty (60) Banking Days’ written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Lenders and shall have accepted such appointment within sixty (60) Banking Days after the retiring Agent’s giving notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank or trust company of recognized standing. The appointment of any successor Agent shall (unless an Event of Default has occurred and is continuing) be subject to the prior written consent of the Borrower, such consent not to be unreasonably withheld. After any retiring Agent’s resignation as Agent hereunder, the provisions of this Section 16 shall continue in effect for its benefit with respect to any actions taken or omitted by it while acting as Agent. In each case the resignation of an Agent shall not take effect unless a successor Agent has been duly appointed.

16.14. Representations of Lenders. Each Lender represents and warrants to each other Lender and each Agent that:

(a) in making its decision to enter into this Agreement and to make its Commitment available hereunder, it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of the Borrower, that it has made an independent credit judgment and that it has not relied upon any statement, representation or warranty by any other Lender or any Agent; and

(b) so long as any portion of its Commitment remains outstanding, it will continue to make its own independent evaluation of the financial condition and affairs of the Borrower.

16.15. Notification of Event of Default. The Administrative Agent hereby undertakes promptly to notify the Lenders, and each of the Lenders hereby undertakes promptly to notify the Administrative Agent and the other Lenders, of the existence of any Event of Default which shall have occurred and be continuing of which the Administrative Agent or such Lender has actual knowledge.

SECTION 17. NOTICES AND DEMANDS

17.1. Notices in Writing. Every notice or demand under this Agreement shall be in writing and may be given or made by facsimile or electronic transmission.

17.2. Addresses for Notice. All notices and other communications provided for hereunder shall be in writing (including facsimile and electronic mail), if to the Borrower or the Administrative Agent, at the address set forth below and, if to the Lenders at their address and facsimile numbers set forth in Schedule A or at such other address or facsimile numbers as such party may hereafter specify for the purpose by notice to each other party hereto.

Any notices addressed to the Borrower shall be sent as follows:

Address:	c/o Seacor Holdings Inc.
460 Park Avenue, 12th Floor New York, NY 10022 Facsimile: 212 582 8522 Attention: Dick Fagerstal Email: dfagerstal@erahelicopters.com

Any notices addressed to the Administrative Agent shall be sent as follows:

Address:	WFBLS Charlotte Agency Services
1525 W WT Harris Blvd MAC D1109-019 Charlotte, NC 28262 Facsimile: 704 590 2782

with a copy to:

1000 Louisiana Street, 9th Floor MAC T0002-090 Houston, TX 77002 Facsimile: 713 739 1087 Attention: Corbin Womac, Vice President & Relationship Manager Email: Corbin.M.Womac@wellsfargo.com

Any notice sent by FACSIMILE shall be confirmed by letter dispatched as soon as practicable thereafter.

The Security Parties agree that the Administrative Agent may make any communication available to the Creditors by posting the communications on Intralinks, Fixed Income Direct or a substantially similar electronic transmission systems (the “Platform”). The Security Parties acknowledge that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN ANY COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH ANY COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE CREDITORS, OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THE RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES OF THE CREDITORS, OR THEIR RESPECTIVE AFFILIATES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO ANY LENDER, ANY OTHER CREDITOR, ANY SECURITY PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE TRANSMISSION BY ANY SECURITY PARTY, ANY OF THE AGENT PARTIES, ANY OTHER CREDITOR, OR ANY OTHER PERSON OF ANY COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF AN AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Each Lender agrees that notice to it (as provided in the next sentence) specifying that any communications have been posted to the Platform shall constitute effective delivery of such communications to such Lender for purposes of this Agreement, the Notes and the Security Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time (i) of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

17.3. Notices Deemed Received. Every notice or demand shall, except so far as otherwise expressly provided by this Agreement, be deemed to have been received (provided that it is received prior to 2 p.m. New York time; otherwise it shall be deemed to have been received on the next following Banking Day), in the case of a facsimile or electronic mail at the time of dispatch thereof (provided further that if the date of dispatch is not a Banking Day in the locality of the party to whom such notice or demand is sent it shall be deemed to have been received on the next following Banking Day in such locality) and, in the case of a letter, at the time of receipt thereof.

SECTION 18. MISCELLANEOUS

18.1. Time of Essence. Time is of the essence of this Agreement but no failure or delay on the part of the Agents and the Lenders to exercise any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Agents and the Lenders of any power or right hereunder preclude any other or further exercise thereof or the exercise of any other power or right. The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.

18.2. Unenforceable, etc.; Provisions - Effect. In case any one or more of the provisions contained in this Agreement or in the Notes would, if given effect, (i) cause such of the Borrower or any of the Subsidiaries, as the case may be, which owns United States registered Helicopters to cease to be a citizen of the United States as defined by the FAA, or cause a transfer of any of the Helicopters registered under the laws of the United States of America in violation of any FAA regulation or (ii) be otherwise invalid, illegal or unenforceable in any respect under any law applicable in any relevant jurisdiction, including an Acceptable Jurisdiction, said provision shall not be enforceable against the Borrower or any of the Subsidiaries, as the case may be, but the validity, legality and enforceability of the remaining provisions herein or therein contained shall not in any way be affected or impaired thereby.

18.3. References. References herein to Sections and Schedules are to be construed as references to sections of, and schedules to, this Agreement.

18.4. Further Assurances. The Borrower agrees that if this Agreement, the Notes or the Security Documents shall at any time be deemed by the Administrative Agent for any reason insufficient in whole or in part to carry out the true intent and spirit hereof or thereof, it will execute or cause to be executed such other and further assurances and documents as in the opinion of the Administrative Agent may be required in order more effectively to accomplish the purposes of this Agreement, the Notes and the Security Documents.

18.5. Entire Agreement; Amendments. This Agreement, the Notes, the Security Documents and the letter agreements referred to in Sections 14.3 and 14.4 constitute the entire agreement of the parties hereto, including all parties added hereto pursuant to an Assignment and Assumption Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Any provision of this Agreement, the Notes or the Security Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Majority Lenders (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that no amendment or waiver shall, unless signed by all the Lenders, (i) increase or decrease or extend the Commitment of any Lender or subject any Lender to any additional obligation other than those set forth herein, (ii) reduce the principal of or rate of interest on the Credit Facility or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on the Credit Facility or any Letter of Credit reimbursement or any fees or other amounts hereunder or amend the definition of “Termination Date”, (iv) release any Guaranty or Collateral other than as specifically provided for herein or in any Security Document or agree to any subordination of a Lien under any of the Security Documents, (v) amend Sections 9.4, 11, 16.2 or 16.3, (vi) waive any condition precedent to the availability of the Credit Facility or any Advance thereunder, (vii) amend or modify this Section 18.5, (viii) change the definition of “Majority Lenders” or (ix) change any provisions relating to the pro rata nature of payments to, or disbursements by, the Lenders.

18.6. USA Patriot Act Notice; OFAC and Bank Secrecy Act. The Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), and the Administrative Agent’s policies and practices, the Administrative Agent and each of the Lenders is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow the Administrative Agent and the Lenders to identify the Borrower in accordance with the Patriot Act. In addition, the Borrower shall (a) ensure that no Person who owns a controlling interest in or otherwise controls the Borrower or any subsidiary of any thereof is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Facility to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

18.7. Right of Set-Off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 9.1 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 9.1 or otherwise with the consent of the Majority Lenders, each Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under the Agreement, the Notes and the Security Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured. Each Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender and their respective Affiliates may have.

18.8. No Waiver, Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any other Finance Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

18.9. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Creditors, and thereafter this Agreement shall be binding upon and inure to the benefit of the Borrower, the Creditors and their respective successors and assigns. All terms and provisions of this Agreement relating to Letters of Credit shall be effective until such time as all Letters of Credit, including Extended Letters of Credit, have been cancelled.

18.10. Confidentiality. Neither the Administrative Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to the Administrative Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective permitted assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any governmental authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Security Parties received by it from such Lender, (e) in connection with any litigation or proceeding to which the Administrative Agent or such Lender or any of its Affiliates may be a party or (f) in connection with the exercise of any right or remedy under this Agreement, the Notes or any of the Security Documents.

18.11. Indemnification. The Security Parties hereby agree to indemnify and hold harmless the Creditors and each of their respective Affiliates, directors, officers, employees, partners, representatives, advisors and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, liabilities and expenses of any kind or nature, joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) any matters contemplated by this Agreement, the Credit Facility or any related transaction (including, without limitation, the execution and delivery of this Agreement, the Notes and the Security Documents and the closing of the Credit Facility) or (ii) the use or the contemplated use of the proceeds of the Credit Facility, and will reimburse each Indemnified Party for all out-of-pocket expenses (including reasonable attorneys’ fees, expenses and charges) on demand as they are incurred in connection with any of the foregoing; provided that no Indemnified Party will have any right to indemnification for any of the foregoing to the extent resulting from such Indemnified Party’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any of the Security Parties, any of their holders of Equity Interests or creditors of an Indemnified Party, whether or not an Indemnified Party is otherwise a party hereto and whether or not the transactions contemplated hereby are consummated. Subject to the provisions hereof, the Security Parties also agree that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to themselves or their Affiliates or to their respective holders of Equity Interests or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s own gross negligence or willful misconduct. The Creditors will only have liability to the Security Parties (as opposed to any other person), and the Lenders shall be liable solely in respect of their own

Commitments to the Credit Facility on a several, and not joint, basis with any other Lender and such liability shall only arise to the extent damages have been caused by a breach of such Creditor’s obligations hereunder. Neither the Security Parties nor any Indemnified Party will be liable to the other, or to their Affiliates or any other person for any indirect, consequential or punitive damages that may be alleged as a result of this Agreement, the Notes, the Security Documents or any element of the Credit Facility. No Indemnified Party will be liable to the Security Parties, their Affiliates or any other person for any damages arising from the use by third parties of informational materials or other materials obtained by electronic means unless such third party shall have obtained such informational materials as a result of the gross negligence or willful misconduct of an Indemnified Party. Neither any Security Party nor any Indemnified Party shall, without the prior written consent of each other party affected thereby (which consent will not be unreasonably withheld), settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (a) includes a full and unconditional release of all liabilities arising out of such claim or action and (b) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any party.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed by their duly authorized representative as of the day and year first above written.

ERA GROUP INC., as Borrower

By:	/s/ Dick Fagerstal
Name:	Dick Fagerstal
Title:	Executive Vice President/Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Lender

By:	/s/ Barry Parks
Name:	Barry Parks
Title:	Director

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Mandated Lead Arranger, Bookrunner, Syndication Agent and Lender

By:	/s/ Donald Hunt
Name:	Donald Hunt
Title:	Officer

By:
Name:
Title:

DEUTSCHE BANK SECURITIES INC., as Mandated Lead Arranger, Bookrunner and Co-Documentation Agent		DEUTSCHE BANK TRUST COMPANY AMERICAS, as Lender

By:	/s/ Stephen Pelich	By:	/s/ Omayra Laucella
Name:	Stephen Pelich	Name:	Omayra Laucella
Title:	Vice President	Title:	Vice President

By:	/s/ David Sisler	By:	/s/ Evelyn Thierry
Name:	David Sisler	Name:	Evelyn Thierry
Title:	Director	Title:	Director

SUNTRUST ROBINSON HUMPHREY, INC., as Mandated Lead Arranger and Bookrunner		SUNTRUST BANK, as Co-Documentation Agent and Lender

By:	/s/ Keith E. Roberts	By:	/s/ Gregory C. Magnuson
Name:	Keith E. Roberts	Name:	Gregory C. Magnuson
Title:	Director	Title:	Vice President

By:		By:
Name:		Name:
Title:		Title:

REGIONS BANK, as Mandated Lead Arranger, Bookrunner, Co-Documentation Agent and Lender

By:	/s/ Stephen Hanas
Name:	Stephen Hanas
Title:	Senior Vice President

By:
Name:
Title:

COMPASS BANK, as Managing Agent and Lender		WHITNEY BANK, as Managing Agent and Lender

By:	/s/ Jarell Askew	By:	/s/ Josh Jones
Name:	Jarell Askew	Name:	Josh Jones
Title:	Vice President	Title:	Area President

By:		By:
Name:		Name:
Title:		Title:

GOLDMAN SACHS BANK USA, as Managing Agent and Lender		COMERICA BANK, as Managing Agent and Lender

By:	/s/ Mark Walton	By:	/s/ Gary Culbertson
Name:	Mark Walton	Name:	Gary Culbertson
Title:	Authorized Signatory	Title:	Vice President

By:		By:
Name:		Name:
Title:		Title:

THE NORTHERN TRUST COMPANY, as Managing Agent and Lender

By:	/s/ Pritha Majumder
Name:	Pritha Majumder
Title:	Officer

By:	/s/ Pritha Majumder
Name:	Pritha Majumder
Title:	Officer

SCHEDULE A

PARTICULARS OF LENDERS

Name and Address	Total Commitment	Swing Line Commitment	Participation Percentage
WELLS FARGO BANK, NATIONAL ASSOCIATION WFBLS Charlotte Agency Services 1525 W WT Harris Blvd MAC D1109-019 Charlotte, NC 28262 With a copy to: 1000 Louisiana, 9th Floor MAC T0002-090 Houston, Texas 77002 Attention: Corbin Womac	$50,000,000	$25,000,000	14.2857%
JPMORGAN CHASE BANK, N.A. 201 St. Charles Ave, 28th Floor New Orleans, LA. 70170 Attention: Donald K. Hunt, Officer	$50,000,000	N/A	14.2857%
DEUTSCHE BANK TRUST COMPANY AMERICAS 700 Louisiana, #1500 Houston, TX 77002 Attention: David Sisler, Director	$45,000,000	N/A	12.8571%
SUNTRUST BANK 303 Peachtree Street., NE Atlanta, GA 30308 Attention: Greg Magnuson, Portfolio Manager	$45,000,000	N/A	12.8571%

REGIONS BANK 2800 Ponce De Leon Blvd, 9th Floor Coral Gables, FL 33134 Attention: Stephen Hanas, SVP / RM	$45,000,000	N/A	12.8571%
COMPASS BANK 24 Greenway Plaza, Suite 1616 Houston, TX 77046 Attention: Adrayll Askew, VP, Credit Products Group	$25,000,000	N/A	7.1429%
WHITNEY BANK 7910 Main Street Houma, LA 70360 Attention: Josh J. Jones, Area President	$25,000,000	N/A	7.1429%
GOLDMAN SACHS BANK USA 200 West Street New York, NY 10282	$25,000,000	N/A	7.1429%
COMERICA BANK 910 Louisiana, Suite 410 Houston, TX 77002 Attention: Gary Culbertson, Vice President	$20,000,000	N/A	5.7143%
THE NORTHERN TRUST COMPANY 50 S. LaSalle Street, M-27 Chicago, IL 60636 Attention: Thomas Hasenauer, Vice President	$20,000,000	N/A	5.7143%

SCHEDULE B

HELICOPTER OWNING SUBSIDIARIES AND MORTGAGED HELICOPTERS

(as of December 22, 2011)

OWNERSHIP	MAKE	MODEL	U.S.A. REGISTRATION	LOCATION	FOREIGN OR DOMESTIC	SERIAL NO.	FAIR MARKET VALUE $	INSURED VALUE $
Era Helicopters LLC	AGUSTA	A109	N18EA	GOM	Domestic	11210	2,906,788	4,000,000
Era Helicopters LLC	AGUSTA	A109	N512LD	GOM	Domestic	11683	3,609,773	5,000,000
Era Helicopters LLC	AGUSTA	A109	N530KS	GOM	Domestic	11694	3,949,151	5,000,000
Era Helicopters LLC	AGUSTA	A109	N820FT	GOM	Domestic	11701	3,897,896	5,000,000
Era Helicopters LLC	AGUSTA	A109	N903RW	GOM	Domestic	11601	3,113,941	5,000,000
Era Helicopters LLC	AGUSTA	A109	N910LB	GOM	Domestic	11682	3,462,664	5,000,000
Era Helicopters LLC	AGUSTA	A109	N334JT	GOM	Domestic	11738	4,333,167	5,000,000
Era Helicopters LLC	AGUSTA	A119	N203JP	GOM	Domestic	14535	2,749,775	3,250,000
Era Helicopters LLC	AGUSTA	A119	N108AG	GOM	Domestic	14053	2,540,827	3,000,000
Era Helicopters LLC	AGUSTA	A119	N126RD	GOM	Domestic	14504	2,523,827	3,000,000
Era Helicopters LLC	AGUSTA	A119	N330JN	GOM	Domestic	14510	2,431,386	2,750,000
Era Helicopters LLC	AGUSTA	A119	N514RE	GOM	Domestic	14701	2,719,016	3,000,000
Era Helicopters LLC	AGUSTA	A119	N602FB	GOM	Domestic	14528	2,755,596	3,250,000
Era Helicopters LLC	AGUSTA	A119	N709CG	GOM	Domestic	14052	2,607,648	3,000,000

SCHEDULE B

HELICOPTER OWNING/OPERATING SUBSIDIARIES AND OTHER SUBSIDIARIES

(as of December 22, 2011)

Era Helicopters LLC	AGUSTA	A119	N715RT	GOM	Domestic	14516	2,500,118	3,000,000
Era Helicopters LLC	AGUSTA	A119	N802SM	GOM	Domestic	14711	3,044,059	3,500,000
Era Helicopters LLC	AGUSTA	A119	N822MM	GOM	Domestic	14055	2,397,683	2,750,000
Era Helicopters LLC	AGUSTA	A119	N915BE	GOM	Domestic	14519	2,531,894	3,000,000
Era Helicopters LLC	AGUSTA	A119	N927JK	GOM	Domestic	14517	2,501,849	3,000,000
Era Helicopters LLC	AGUSTA	A119	N628RL	GOM	Domestic	14713	2,857,189	3,250,000
Era Helicopters LLC	AGUSTA	A119	N920JD	GOM	Domestic	14745	3,149,637	3,500,000
Era Helicopters LLC	EUROCOPTER	AS350	N196EH	GOM	Domestic	2976	1,690,969	1,900,000
Era Helicopters LLC	EUROCOPTER	AS350	N215EH	GOM	Domestic	3172	1,737,089	2,000,000
Era Helicopters LLC	EUROCOPTER	AS350	N216EH	GOM	Domestic	3184	1,824,500	2,100,000
Era Helicopters LLC	EUROCOPTER	AS350	N108TA	GOM	Domestic	3080	1,735,941	2,000,000
Era Helicopters LLC	EUROCOPTER	AS350	N178EH	GOM	Domestic	2264	1,517,501	1,700,000
Era Helicopters LLC	EUROCOPTER	AS350	N181EH	GOM	Domestic	2680	1,593,115	1,800,000
Era Helicopters LLC	EUROCOPTER	AS350	N182EH	GOM	Domestic	2681	1,524,177	1,700,000
Era Helicopters LLC	EUROCOPTER	AS350	N183EH	GOM	Domestic	2752	1,591,424	1,800,000
Era Helicopters LLC	EUROCOPTER	AS350	N185EH	GOM	Domestic	2823	1,641,899	1,900,000
Era Helicopters LLC	EUROCOPTER	AS350	N186EH	GOM	Domestic	2844	1,632,701	1,800,000
Era Helicopters LLC	EUROCOPTER	AS350	N187EH	GOM	Domestic	2839	1,651,310	1,900,000
Era Helicopters LLC	EUROCOPTER	AS350	N212EH	GOM	Domestic	3151	1,795,514	2,000,000

SCHEDULE B

HELICOPTER OWNING/OPERATING SUBSIDIARIES AND OTHER SUBSIDIARIES

(as of December 22, 2011)

Era Helicopters LLC	EUROCOPTER	AS350	N214EH	GOM	Domestic	3163	1,783,213	2,000,000
Era Helicopters LLC	EUROCOPTER	AS350	N217EH	GOM	Domestic	3197	1,710,029	1,900,000
Era Helicopters LLC	EUROCOPTER	AS350	N217FD	GOM	Domestic	4221	2,232,222	2,500,000
Era Helicopters LLC	EUROCOPTER	AS350	N328BF	GOM	Domestic	4284	2,266,591	2,500,000
Era Helicopters LLC	EUROCOPTER	AS350	N4061G	GOM	Domestic	3051	1,646,227	1,900,000
Era Helicopters LLC	EUROCOPTER	AS350	N420JA	GOM	Domestic	4212	2,256,652	2,500,000
Era Helicopters LLC	EUROCOPTER	AS350	N603WB	GOM	Domestic	4225	2,214,581	2,500,000
Era Helicopters LLC	EUROCOPTER	AS350	N747WB	GOM	Domestic	2768	1,583,699	1,800,000
Era Helicopters LLC	EUROCOPTER	AS350	N323AH	GOM	Domestic	4649	2,477,421	2,800,000
Era Helicopters LLC	AGUSTA	AW139	N149DH	GOM	Domestic	41004	10,213,014	11,250,000
Era Helicopters LLC	AGUSTA	AW139	N385RH	GOM	Domestic	41013	12,224,775	13,500,000
Era Helicopters LLC	AGUSTA	AW139	N415JH	GOM	Domestic	41224	12,498,356	13,750,000
Era Helicopters LLC	AGUSTA	AW139	N403CB	GOM	Domestic	41206	12,441,281	13,750,000
Era Helicopters LLC	AGUSTA	AW139	N109DR	GOM	Domestic	31311	13,177,593	14,500,000
Era Helicopters LLC	AGUSTA	AW139	N829SN	GOM	Domestic	41244	14,573,455	16,250,000
Era Helicopters LLC	AGUSTA	AW139	N561RV	GOM	Domestic	41263	13,788,015	15,250,000
Era Helicopters LLC	AGUSTA	AW139	N811TA	GOM	Domestic	41269	13,835,273	15,250,000
Era Helicopters LLC	EUROCOPTER	BO105	N290EH	GOM	Domestic	S850	562,592	750,000
Era Helicopters LLC	EUROCOPTER	BO105	N296EH	GOM	Domestic	S849	539,050	750,000

SCHEDULE B

HELICOPTER OWNING/OPERATING SUBSIDIARIES AND OTHER SUBSIDIARIES

(as of December 22, 2011)

Era Helicopters LLC	EUROCOPTER	EC135	N156MC	GOM	Domestic	613	4,718,706	5,250,000
Era Helicopters LLC	EUROCOPTER	EC135	N320TV	GOM	Domestic	467	4,478,646	5,000,000
Era Helicopters LLC	EUROCOPTER	EC135	N357TC	GOM	Domestic	626	4,408,700	5,000,000
Era Helicopters LLC	EUROCOPTER	EC135	N430TM	GOM	Domestic	457	4,226,529	5,000,000
Era Helicopters LLC	EUROCOPTER	EC135	N551BA	GOM	Domestic	188	4,005,543	4,500,000
Era Helicopters LLC	EUROCOPTER	EC135	N605SS	GOM	Domestic	461	4,169,938	5,000,000
Era Helicopters LLC	EUROCOPTER	EC135	N611LS	GOM	Domestic	472	4,316,862	5,000,000
Era Helicopters LLC	EUROCOPTER	EC135	N517JF	GOM	Domestic	777	4,970,535	5,500,000
Era Helicopters LLC	EUROCOPTER	EC135	N812DR	GOM	Domestic	752	4,768,251	5,250,000
Era Helicopters LLC	SIKORSKY	S-76A	N575EH	GOM	Domestic	760366	2,528,092	3,000,000
Era Helicopters LLC	SIKORSKY	S-76A	N577EH	GOM	Domestic	760222	2,177,724	2,500,000
Era Helicopters LLC	SIKORSKY	S-76A	N578EH	GOM	Domestic	760099	2,115,175	2,500,000
Era Helicopters LLC	SIKORSKY	S-76C	N905RD	GOM	Domestic	760610	7,921,040	10,000,000
Era Helicopters LLC	SIKORSKY	S-76C	N547WM	GOM	Domestic	760722	9,495,733	10,500,000
Era Helicopters LLC	SIKORSKY	S-76C	N531BH	GOM	Domestic	760725	9,589,959	10,750,000
Era Helicopters LLC	EUROCOPTER	EC135	N133JG	GOM	Domestic	0915	4,608,000	5,250,000
Era Helicopters LLC	EUROCOPTER	EC135	N602SH	GOM	Domestic	0937	4,608,000	5,250,000
Era Helicopters LLC	EUROCOPTER	EC135	N127JL	GOM	Domestic	0976	4,608,000	5,250,000
Era Helicopters LLC	EUROCOPTER	EC135	N228BJ	GOM	Domestic	0982	4,583,726	5,250,000

SCHEDULE B

HELICOPTER OWNING/OPERATING SUBSIDIARIES AND OTHER SUBSIDIARIES

(as of December 22, 2011)

Era Helicopters LLC	EUROCOPTER	EC135	N89EM	Pennsylvania	Domestic	0049	3,733,543	4,250,000
Era Helicopters LLC	EUROCOPTER	AS350	N166EH	Alaska	Domestic	2194	1,527,038	1,700,000
Era Helicopters LLC	EUROCOPTER	AS350	N161EH	Alaska	Domestic	2144	1,298,242	1,500,000
Era Helicopters LLC	EUROCOPTER	AS350	N188EH	Alaska	Domestic	2954	1,657,391	1,900,000
Era Helicopters LLC	EUROCOPTER	AS350	N190EH	Alaska	Domestic	2974	1,674,925	1,900,000
Era Helicopters LLC	EUROCOPTER	AS350	N191EH	Alaska	Domestic	2505	1,539,661	1,700,000
Era Helicopters LLC	EUROCOPTER	AS350	N192EH	Alaska	Domestic	2582	1,505,954	1,700,000
Era Helicopters LLC	EUROCOPTER	AS350	N193EH	Alaska	Domestic	2599	1,581,664	1,800,000
Era Helicopters LLC	EUROCOPTER	AS350	N194EH	Alaska	Domestic	2608	1,497,912	1,700,000
Era Helicopters LLC	EUROCOPTER	AS350	N195EH	Alaska	Domestic	2615	1,613,892	1,800,000
Era Helicopters LLC	EUROCOPTER	AS350	N725SG	Alaska	Domestic	2856	1,479,562	1,700,000
Era Helicopters LLC	EUROCOPTER	AS350	N159JK	Alaska	Domestic	3253	1,824,643	2,100,000
Era Helicopters LLC	AGUSTA	AW139	N307JN	Alaska	Domestic	31071	10,140,219	11,250,000
Era Helicopters LLC	BELL	BH212	N357EH	Alaska	Domestic	31209	2,321,722	2,750,000
Era Helicopters LLC	BELL	BH212	N358EH	Alaska	Domestic	31211	2,428,339	2,750,000
Era Helicopters LLC	BELL	BH212	N359EH	Alaska	Domestic	31212	2,555,964	3,000,000
Era Helicopters LLC	BELL	BH212	N508EH	Alaska	Domestic	30908	2,189,243	2,500,000
Era Helicopters LLC	BELL	BH212	N509EH	Alaska	Domestic	30925	2,193,020	2,500,000
Era Helicopters LLC	BELL	BH212	N523EH	Alaska	Domestic	31214	2,590,969	3,000,000

SCHEDULE B

HELICOPTER OWNING/OPERATING SUBSIDIARIES AND OTHER SUBSIDIARIES

(as of December 22, 2011)

Era Helicopters LLC	BELL	BH212	N510EH	Alaska	Domestic	31113	2,163,068	2,500,000
Era Helicopters LLC	BELL	BH412	N168EH	Alaska	Domestic	33058	1,771,028	2,500,000
Era Helicopters LLC	EUROCOPTER	BO105	N291EH	Alaska	Domestic	S842	490,226	750,000
Era Helicopters LLC	EUROCOPTER	BO105	N294EH	Alaska	Domestic	S846	661,920	750,000
Era Helicopters LLC	SIKORSKY	S-76	N573EH	Ohio	Domestic	760373	2,394,893	3,500,000
Era Helicopters LLC	AGUSTA	AW139	N482LA	Pennsylvania	Domestic	41272	13,057,980	14,500,000
Era Helicopters LLC	AGUSTA	AW139	N804CB	Pennsylvania	Domestic	41277	13,760,382	15,250,000
Era MED LLC	EUROCOPTER	BK117	N116MB	Pennsylvania	Domestic	7095	2,103,107	2,500,000
Era MED LLC	EUROCOPTER	BK117	N135CP	Pennsylvania	Domestic	7014	1,950,341	2,250,000
Era MED LLC	EUROCOPTER	BK117	N532KH	Pennsylvania	Domestic	7069	2,154,198	2,500,000
Era MED LLC	SIKORSKY	S-76	N574EH	Ohio	Domestic	760369	2,547,111	3,500,000
Era Leasing LLC	SIKORSKY	S-76C	N928DZ	GOM	Domestic	760609	7,309,144	10,000,000
Era Leasing LLC	AGUSTA	AW139	N813DG	Alaska	Domestic	31032	10,520,431	11,750,000
Era Leasing LLC	SIKORSKY	S-76A	N911LV	Ohio	Domestic	760281	2,352,440	2,700,000
				Grand Total			405,433,393	467,450,000

SCHEDULE C

EXISTING LIENS

SECURED OBLIGATIONS	COLLATERAL
U.S. Bancorp Equipment Finance, Inc. Promissory Note dated November 24, 2010, in the amount of $11,694,656	One (1) AgustaS.p.A. model AW139 helicopter bearing manufacturer’s serial number 31309 and U.S. Registration Number N603PW and two Pratt & Whitney Canada model PT6C-67C aircraft engines bearing manufacturer’s serial numbers PCE-KB0718 and PCE-KB0712, including but not limited to (i) all avionics, accessories, improvements, components, instruments, furnishings, substitutions, additions, replacements, parts, tools and equipment now or hereafter affixed to or used in connection with such airframe, engines and/or propellers, together with all products and proceeds thereof, including but not limited to all leased and/or chartered income and all insurance recoveries and (ii) all warranty, and/or service rights relating to such airframe, engines, and/or propellers, and any claims thereunder.

U.S. Bancorp Equipment Finance, Inc. Promissory Note dated December 23, 2010, in the amount of $27,000,000	One (1) Eurocopter model EC225 LP helicopter bearing manufacturer’s serial number 2777 and U.S. Registration Number N109RR and two Turbomeca S.A. model Makila 2A1helicopter engines bearing manufacturer’s serial numbers 13070 and 13071, including but not limited to (i) all avionics, accessories, improvements, components, instruments, furnishings, substitutions, additions, replacements, parts, tools and equipment now or hereafter affixed to or used in connection with such airframe, engines and/or propellers, together with all products and proceeds thereof, including but not limited to all leased and/or chartered income and all insurance recoveries and (ii) all warranty, and/or service rights relating to such airframe, engines, and/or propellers, and any claims thereunder.

SCHEDULE D

EXISTING INDEBTEDNESS

SECURED DEBT	Amount as of December 22, 2011
Principal loan balance- N109RR Principal loan balance- N603PW	$ $	25,380,000 10,258,504

Total Secured Debt		$35,638,504

UNSECURED DEBT	Amount as of December 22, 2011
Eurocopter BK117 7059 N236KH;BK117 7124 N378LF;BK117 7178 N7062J;BK117 7223 N911CH;EC135 0051 N891T;EC135 0052 N892T - Canal Air LLC Aircraft Leases	8,862,708
Hangar 1 & Parking - Anchorage 31506	1,509,922
LCH - Land Lease Hangar	804,644
Sikorsky S76 N911GH - Canal Air Aircraft Lease	450,275
Venice - Base Rental	417,049
LCH- Transport Center-Ops Facility Lease	357,808
Fourchon - Land Lease	336,063
Cameron - Base Rental	138,600
Hangar 4 & A/C Parking - Anchorage - 03722	127,211
LCH - Land Lease Parking	120,341
Galveston Facility - 8716 Bonanza	97,600
Galveston Facility - 8712 Bonanza	64,725
LCH - LC Admin 3 Facility Lease	40,000
Coatesville Land Lease	38,253
LCH - Training Facility Lease	36,000
Copy Machines (HR, Purchasing, QA)	30,684
Eurocopter AS350B2 SN 3110 * CFS Aircraft Lease	28,744
Eurocopter AS350B2 SN 3103 * CFS Aircraft Lease	28,724
Eurocopter AS350B2 SN 2924 * CFS Aircraft Lease	28,565
Sikorsky S76 760153 N886AH- Canal Air LLC Aircraft Lease	24,500
Copy Machines (Accounting)	24,100
Cameron - Base Rental - Additional land	24,000
LCH - Land Lease Training	22,870
Lake Jackson Apartments	17,802
LCH - Hess Bldg - Acctg	12,600
Mobile, AL Apartments	10,500
Houma Land Lease	10,420
Houma Apartments #511	10,000
Houma Apartments #724	10,000
LCH Apartments #314	9,800
LCH Apartments #813	9,720

LCH Apartments #1501	9,680
LCH Apartments #810	9,640
LCH Apartments #815	9,640
LCH Apartments #1502	9,600
LCH Apartments #305	9,560
LCH Apartments #801	9,504
LCH Apartments #803	9,504
LCH Apartments #805	9,504
LCH Apartments #807	9,504
LCH Apartments #304	9,480
Houma Apartments #213	9,275
Houma Apartments #211	9,205
Houma Apartments #231	9,205
Houma Apartments #426	9,205
Houma Apartments #633	9,205
Houma Apartments #636	9,205
Houma Apartments #226	9,100
Houma Apartments #722	8,750
Houma Apartments #721	8,750
LCH Apartments #704	8,224
LCH Apartments #1112	7,455
Brazoria Office/Hangar Rental	7,200
LCH Apartments #804	7,200
Land Lease - 27,000 parking - 031642 Alaska	6,630
Galveston Apartments	6,406
LCH Apartments #1215	6,390
LCH Apartments #1103	6,120
Valdez - Lot 1, 2 - Alaska	4,263
Houma Land Lease	4,007
04672/70794 - Deadhorse, Alaska	2,565
Houma Apartments #1021	2,500
Houma Apartments #1023	2,500
Houma Apartments #1024	2,500
New Orleans Apartments	1,894
LCH Apartments #816	1,198
04672/70794 - Deadhorse, Alaska	1,028
LCH Trailer #72	330
LCH Trailer #105	330
LCH Trailer #88	330

Total Unsecured Debt	$13,960,814

SCHEDULE E

REQUIRED INSURANCE.

The Borrower shall ensure that each Mortgaged Helicopter is insured in accordance with the following insurance provisions:

(a) The policies of insurance for each Mortgaged Helicopter shall contain the following coverages:

(1) comprehensive aviation legal liability insurance in respect of each Mortgaged Helicopter against public liability risks (including contractual liability, bodily injury and property damage coverage inclusive of liability to third parties), including war and related perils (or comparable coverage provided by a government), in all cases with respect to or arising out of the servicing, maintenance, use, operation, ownership or leasing of the Mortgaged Helicopter, and, when the Mortgaged Helicopter is not in service, in accordance with a standard “ground” policy offered in the Lloyd’s London insurance market (or a comparable policy offered in the U.S. or western European aviation insurance market or other aviation insurance market acceptable to the Majority Lenders). All such insurance shall be in amounts that are not less than the amounts set forth opposite the Mortgaged Helicopter of the same make and model on Annex I to this Schedule, and carried with insurers or re-insurers of recognized reputation and responsibility in the aircraft insurance industry.

(2) comprehensive all-risk aircraft hull ground and flight insurance (i) with respect to any Mortgaged Helicopter, from time to time, on an agreed value basis for an amount at least equal to 110% of the agreed Fair Market Value of such Mortgaged Helicopter at the time it first becomes subject to the Lien of the Mortgage in favor of the Administrative Agent (the “Agreed Insured Value”) and (ii) in an amount with respect to any Engine or Part when not installed on the Mortgaged Helicopter at least equal to the Fair Market Value of such Engine or Part.

(3) hull war risks and allied perils insurance on the Mortgaged Helicopter (which shall include, but not be limited to, coverage for hijacking, declared or undeclared war, insurrections, strikes, riots, commotions or labor disturbances, malicious acts or acts of sabotage and unlawful seizure or wrongful exercise of control of the Mortgaged Helicopter in flight by a person on board such Mortgaged Helicopter acting without the consent of the operator of such Mortgaged Helicopter), on an agreed value basis for an amount at least equal to the Agreed Insured Value at such time and covering those perils which are covered by LSW555B; and

(4) liability war risks and allied perils insurance on the Mortgaged Helicopter (which shall include, but not be limited to, coverage for hijacking, declared or undeclared war, insurrections, strikes, riots, commotions or labor disturbances, malicious acts or acts of sabotage and unlawful seizure or wrongful exercise of control of the Mortgaged Helicopter in flight by a person on board such Mortgaged Helicopter acting without the consent of the Lessee) of a scope of coverage at least as comprehensive as AVN 52D or comparable government coverage.

(b) Such insurances shall be subject to an endorsement at least as comprehensive as AVN 67B (with the Administrative Agent being named as loss payee in respect of any hull policy and the Lenders, other Creditors and the Administrative Agent being named as additional insureds in respect of any liability policy).

(c) The Borrower shall cause each of the insurance policies to contain the following additional requirements:

(1) to the extent that the primary insurances have not been placed directly in Lloyds of London, or other internationally recognized aviation insurance markets, 100% of such coverage shall be reinsured in such markets;

(2) each reinsurance policy, if any, shall have, if available on commercially reasonable terms, a market standard “cut-through” endorsement;

(3) shall be payable in Dollars (or, if payable in another currency other than Dollars, shall be reinsured in Dollars in accordance with (1) above), to the account specified by the Agent or to the account of the relevant party entitled thereto; and

(4) shall contain a 50/50 clause in accordance with current market practice as set forth in AVS103.

(d) The Borrower shall provide the following with respect to each insurance policy:

(1) a letter of undertaking from its insurance broker or provisions in the insurance policy, in either case, requiring the insurers or underwriters to promptly notify the loss payees, contract parties or additional insured, as applicable, of any cancellation or material change to any such policy or any failure of the Borrower, the applicable Helicopter Owning Subsidiary, or, if applicable, Eligible Lessee to make any premium payment or installment; and

2

(2) the Borrower, each Helicopter Owning Subsidiary and, if applicable, each Eligible Lessee (by means of Eligible Leases or otherwise) is required to deliver or cause to be delivered to the Administrative Agent from the applicable insurance broker, on or prior to the Drawdown Date for each Mortgaged Helicopter and thereafter at least annually on or prior to each renewal date of such insurance: certificate(s) of insurance, in English, certifying the date and time of commencement and expiry of each insurance policy; specifying the deductible amounts and levels of co-insurance or re-insurance, if any, for each type of loss; providing a full list of underwriting security, each insurer being named with its percentage for each insurance, or, if not available, stating in which market the insurance is placed; and a letter from such broker, if available, confirming that the insurances comply with this Required Insurance, and if the Borrower receives copies of such documents, the Borrower shall deliver copies of such documents to the Administrative Agent to the extent that the Administrative Agent has not received such documents.

Contingent Insurance. With respect to each Mortgaged Helicopter, the Borrower or the relevant Helicopter Owning Subsidiary shall procure:

(a) contingent liability insurance (including coverage that will respond in addition to or excess of the Eligible Lessees’ primary liability insurance, if applicable, it being understood that such coverage does not protect such Lessee) on a per occurrence basis in an amount not less than the amount referenced in Annex I as the Minimum Comprehensive Liability for such Mortgaged Helicopter; and

(b) contingent hull insurance on a per occurrence basis in an amount not less than the Agreed Insured Value for such Mortgaged Helicopter.

All such contingent policies of insurance shall be subject to London Form LSW610A, with endorsements consistent with the endorsements set forth above (to the extent not inconsistent with such London Form).

3

Annex I to Schedule E

Mortgaged Helicopter	Manufacturer	Model	Serial No.	Minimum Comprehensive Liability	Agreed Insured Value

4

SCHEDULE F

Tier 1 Jurisdictions

United Kingdom

Norway

Sweden

Canada

Tier 2 Jurisdictions

Other jurisdictions in which the Cape Town Treaty has been Fully Implemented, except for Brazil and Nigeria

EXHIBIT 1

FORM OF

PROMISSORY NOTE

PROMISSORY NOTE

Dated as of                      , 20

issued by

ERA GROUP INC.

as Borrower

in favor of

[LENDER]

as Lender

PROMISSORY NOTE

U.S.$[ ]	____________, 20___
New York, New York

FOR VALUE RECEIVED, the undersigned ERA GROUP INC., a corporation incorporated under the laws of the State of Delaware (hereinafter called the “Borrower”), hereby promises to pay to the order of [LENDER], a [JURISDICTION OF ORGANIZATION AND TYPE OF ENTITY], as lender (the “Lender”), with offices at [ADDRESS], the principal sum of [COMMITMENT] ($[            ]) or, if less, the aggregate unpaid principal amount of the Advances from time to time outstanding made by the Lender to the Borrower pursuant to the senior secured revolving credit facility agreement (the “Credit Agreement”) dated                      , 20__, by and among, (1) the Borrower, (2) WELLS FARGO SECURITIES, LLC, JPMORGAN CHASE BANK, N.A., DEUTSCHE BANK SECURITIES INC., SUNTRUST ROBINSON HUMPHREY, INC. and REGIONS BANK, as mandated lead arrangers, (3) WELLS FARGO SECURITIES, LLC, JPMORGAN CHASE BANK, N.A., DEUTSCHE BANK SECURITIES INC., SUNTRUST ROBINSON HUMPHREY, INC. and REGIONS BANK, as bookrunners, (4) WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as administrative agent, (5) JPMORGAN CHASE BANK, N.A., as syndication agent, (6) DEUTSCHE BANK SECURITIES INC., SUNTRUST BANK and REGIONS BANK, as co-documentation agents, (7) COMPASS BANK, WHITNEY BANK, GOLDMAN SACHS BANK USA, COMERICA BANK and THE NORTHERN TRUST COMPANY, as managing agents, (8) Wells Fargo, as swing line bank and (9) the banks and financial institutions whose names and addresses are set out in Schedule A thereto (together with any assignee thereof pursuant to Section 11 thereto and the Swing Line Bank, the “Lenders”). The Borrower shall repay all outstanding Advances on the Termination Date. This promissory note may be prepaid on such terms as provided in the Credit Agreement.

Words and expressions used herein and defined in the Credit Agreement shall have the same meanings herein as therein defined.

The Advances shall bear interest for the period(s) of one (1), three (3), six (6), nine (9) or twelve (12) months (or such other period as may be agreed by the Lenders), as selected by the Borrower pursuant to Section 6.2 of the Credit Agreement, at the rate per annum which is equal to the aggregate of, (a) LIBOR plus (b) the Applicable Margin, as provided in Section 6.1 of the Credit Agreement. Any payments under the Credit Agreement or hereunder not paid when due, whether by acceleration or otherwise, shall bear interest thereafter at a rate per annum equal to two hundred (200) basis points over the Applicable Rate then in effect with respect thereto at the time of such default.

All payments of principal and interest hereunder are payable in lawful money of the United States of America to the Administrative Agent at its offices located at WFBLS Charlotte Agency Services, 1525 W WT Harris Blvd, MAC D1109-019 Charlotte, NC 28262 or to such other branch of the Administrative Agent as the Administrative Agent may direct, in immediately available same day funds.

The Administrative Agent may endorse the amount, currency and the date of the making of each Advance and any payment or prepayment thereof on the grid annexed hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information so endorsed; provided, however, that any failure to endorse such information on such grid shall not in any manner affect the obligation of the Borrower to make payment of principal and interest in accordance with the terms of this promissory note.

If this promissory note or any payment required hereunder becomes due and payable on a day which is not a Banking Day the due date thereof shall be extended until the next following Banking Day unless such next following Banking Day falls in the following calendar month, in which case, this promissory note or any payment required hereunder shall be due on the immediately preceding Banking Day. Any interest shall be payable during any such extension at the rate applicable immediately prior thereto.

This promissory note is one of the Notes referred to in, and is entitled to the security and benefits of, the Credit Agreement. Upon the occurrence of any Event of Default under the Credit Agreement, the principal hereof and accrued interest hereon may be declared to be and shall thereupon become, forthwith, due and payable.

Presentment, demand, protest and notice of dishonor of this promissory note or any other notice of any kind are hereby expressly waived.

THE UNDERSIGNED, AND BY ITS ACCEPTANCE HEREOF, THE LENDER, HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO OR ANY BENEFICIARY HEREOF ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS PROMISSORY NOTE.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has executed and delivered this Promissory Note on the date and year first above written.

ERA GROUP INC.

By:
Name:
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Each Advance	Amount of Principal Paid or Repaid	Outstanding Balance	Notation Made By

EXHIBIT 2

FORM OF

DRAWDOWN NOTICE

DRAWDOWN NOTICE

Dated                      , 20

from

ERA GROUP INC.

as Borrower

to

WELLS FARGO BANK, NATIONAL ASSOCIATION

as [Administrative Agent / Swing Line Bank]

Drawdown Notice

[Date]

Wells Fargo Bank, National Association

WFBLS Charlotte Agency Services

1525 W WT Harris Blvd

MAC D1109-019

Charlotte, NC 28262

Pursuant to Section [3.5]/[3.6] of the Senior Secured Revolving Credit Facility Agreement dated as of                      , 20     (the “Credit Agreement”) made by and among (1) ERA GROUP INC., a corporation incorporated under the laws of the State of Delaware (hereinafter called the “Borrower”) (2) WELLS FARGO SECURITIES, LLC, JPMORGAN CHASE BANK, N.A., DEUTSCHE BANK SECURITIES INC., SUNTRUST ROBINSON HUMPHREY, INC. and REGIONS BANK, as mandated lead arrangers, (3) WELLS FARGO SECURITIES, LLC, JPMORGAN CHASE BANK, N.A., DEUTSCHE BANK SECURITIES INC., SUNTRUST ROBINSON HUMPHREY, INC. and REGIONS BANK, as bookrunners, (4) WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”), (5) JPMORGAN CHASE BANK, N.A., as syndication agent, (6) DEUTSCHE BANK SECURITIES INC., SUNTRUST BANK and REGIONS BANK, as co-documentation agents, (7) COMPASS BANK, WHITNEY BANK, GOLDMAN SACHS BANK USA, COMERICA BANK and THE NORTHERN TRUST COMPANY, as managing agents (8) Wells Fargo, as swing line bank (the “Swing Line Bank”) and (9) the banks and financial institutions whose names and addresses are set out in Schedule A thereto (together with any assignee thereof pursuant to Section 11 thereto and the Swing Line Bank, the “Lenders”, and each a “Lender”), the undersigned hereby gives the [Administrative Agent]/[Swing Line Bank] notice of a drawdown of a [Revolving Credit]/[Swing Line] Advance. All terms used herein, shall have the meanings given thereto in the Credit Agreement.

Drawdown Date:

Amount:

Purpose:

Initial Interest Period(s):

Specify whether LIBOR Advance or Base Rate Advance:

Disbursement Instructions:

The undersigned hereby represents and warrants that (a) the representations and warranties stated in Section 2 of the Credit Agreement (updated mutatis mutandis) are true and correct on the date hereof and will be true and correct on the Drawdown Date specified above as if made on such date, and (b) no Event of Default has occurred and is continuing or will have occurred and be continuing on the Drawdown Date, and no event has occurred or is continuing which, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

In the event that the [Lenders]/[Swing Line Bank] shall not be obliged under the terms of the Credit Agreement to make the above requested Advance (including, without limitation any such failure resulting from the failure of the Borrower to satisfy a condition precedent set forth in Section 4 of the Credit Agreement)1, the Borrower shall indemnify and hold fully harmless the [Lenders or any of them]/[Swing Line Bank], against any losses which the [Lenders or any of them]/[Swing Line Bank], may sustain as a result of borrowing or agreeing to borrow funds to meet the requested drawdown and the certificate of the [relevant Lender]/[Swing Line Bank] shall, absent manifest error, be conclusive and binding on the Borrower as to the extent of any such losses.

This Drawdown Notice is effective upon receipt by you and shall be irrevocable.

ERA GROUP INC.

By:
Name:
Title:

[1]	Insert the following in the initial Drawdown Notice — “or the failure of the Credit Agreement to become effective”

EXHIBIT 3

FORM OF

LETTER OF CREDIT REQUEST

LETTER OF CREDIT REQUEST

Dated                      , 20

from

ERA GROUP INC.

as Borrower

to

[LETTER OF CREDIT ISSUER]

as Letter of Credit Issuer

LETTER OF CREDIT REQUEST

No. _____[1]	Dated: [Date]

[Letter of Credit Issuer]

[Address]

Attn.: _________________

Ladies and Gentlemen:

The undersigned, ERA GROUP INC., refers to the Senior Secured Revolving Credit Facility Agreement, dated                      , 20     (as amended, modified or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), made by and among (1) ERA GROUP INC., a corporation incorporated under the laws of the State of Delaware (hereinafter called the “Borrower”) (2) WELLS FARGO SECURITIES, LLC, JPMORGAN CHASE BANK, N.A., DEUTSCHE BANK SECURITIES INC., SUNTRUST ROBINSON HUMPHREY, INC. and REGIONS BANK, as mandated lead arrangers, (3) WELLS FARGO SECURITIES, LLC, JPMORGAN CHASE BANK, N.A., DEUTSCHE BANK SECURITIES INC., SUNTRUST ROBINSON HUMPHREY, INC. and REGIONS BANK, as bookrunners, (4) WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent, (5) JPMORGAN CHASE BANK, N.A., as syndication agent, (6) DEUTSCHE BANK SECURITIES INC., SUNTRUST BANK and REGIONS BANK , as co-documentation agents, (7) COMPASS BANK, WHITNEY BANK, GOLDMAN SACHS BANK USA, COMERICA BANK and THE NORTHERN TRUST COMPANY, as managing agents, (8) Wells Fargo, as swing line bank (the “Swing Line Bank”) and (9) the banks and financial institutions whose names and addresses are set out in Schedule A thereto (together with any assignee thereof pursuant to Section 11 thereto and the Swing Line Bank, the “Lenders”, and each a “Lender”).

The undersigned hereby requests that the Letter of Credit Issuer issue on behalf and for the account of the undersigned a Letter of Credit on                      , 20     (the “Date of Issuance”) in the aggregate amount of US$            .

The beneficiary of the requested Letter of Credit will be                      and such Letter of Credit will be in support of             2 and will have a stated termination date of                      , 20    .

The undersigned hereby certifies that the following statements are true on the date hereof, and will be on the Date of Issuance:

[1]	Letter of Credit Request Number.
[2]	Insert description of the L/C Supportable Obligations to which this letter of Credit Request relates.

1.	the representations and warranties contained in Section 2 of the Credit Agreement are and will be true and correct in all material respects, before and after giving effect to the issuance of the Letter of Credit requested hereby, as though made on the Date of Issuance, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; and

2.	no Event of Default has occurred and is continuing, or would result after giving effect to the issuance of the Letter of Credit requested hereby.

Copies of all documentation, if any, with respect to the supported transaction are attached hereto.

ERA GROUP INC.

By:
Name:
Title:

EXHIBIT 4

FORM OF

COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

DATED                      , 20

FROM

ERA GROUP INC.

AS BORROWER

TO

WELLS FARGO BANK, NATIONAL ASSOCIATION

AS ADMINISTRATIVE AGENT

COMPLIANCE CERTIFICATE

CERTIFICATE OF THE CHIEF FINANCIAL OFFICER

OF

ERA GROUP INC.

FOR THE PERIOD ENDED                      (this “Certificate”)

The undersigned, being the chief financial officer of ERA GROUP INC., a corporation incorporated under the laws of the State of Delaware (the “Borrower”), hereby certifies, on behalf of the Borrower, to Wells Fargo Bank, National Association, as administrative agent (together with its successors and assigns, the “Administrative Agent”), in connection with that certain senior secured revolving credit facility agreement, dated as of                      , 20     (as the same may be amended, modified, supplemented and/or restated from time to time the “Credit Agreement”), by and among, inter alia, the Borrower and Administrative Agent as follows:

(i)	that I have reviewed the financial statements of the Borrower dated as of [—] and for the [—] period then ended and such statements fairly present the financial condition of the Borrower as of the dates indicated and the results of their operations and cash flows for the periods indicated; and

(ii)	that I have reviewed the terms of the Credit Agreement, the Notes and the Security Documents (collectively, the “Transaction Documents”) and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Borrower during the accounting period covered by the financial statements referred to in clause (i) above; and

(iii)	such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes an Event of Default concerning the Borrower nor any event which with the giving of notice or lapse of time or both would constitute an Event of Default concerning the Borrower, nor do I have knowledge of the existence of any such condition or event as at the date of this Certificate [EXCEPT, [IF SUCH CONDITION OR EVENT EXISTED OR EXISTS, DESCRIBE THE NATURE AND PERIOD OF EXISTENCE THEREOF AND WHAT ACTION THE BORROWER HAS TAKEN, IS TAKING AND PROPOSES TO TAKE WITH RESPECT THERETO]]; [and]

(iv)	the Borrower is in compliance with the covenants contained in Section 10.1 and 10.2 of the Credit Agreement, and in each other Transaction Document to which it is a party, including, without limitation the covenants set forth in Section 10.1(a)(xvi) through (xxi) of the Credit Agreement, and Annex A attached hereto shows the calculations thereof in reasonable detail; [and]

(v)	[attached hereto as Annex B is a List of Liens current as of the date hereof;][1] [and]

(vi)	[the Company has [redeemed]/[repurchased] % of its outstanding [convertible subordinated bonds] [class of [common]/[preferred] capital stock] during the past quarter].

Capitalized terms used herein without definition have the meaning ascribed thereto in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of this                      , 20    .

ERA GROUP INC.

By:
Name:
Title: Chief Financial Officer

[1]	To be included if requested by the Administrative Agent.

ANNEX A

1.	Section 10.1(a)(xvi) – Interest Coverage Ratio:

Maintain, on a consolidated basis, commencing with the completion of the fiscal quarter ending March 31, 2012, a ratio of not less than: 3.0 to 1.0 of (a) EBITDA minus dividends and distributions (other than dividends on, or a redemption of, the SEACOR Preferred Shares (if issued) divided by (b) interest expense (including interest attributable to capitalized leases) in accordance with GAAP, during the four (4) fiscal quarters preceding the date on which such ratio is determined, provided, however, that with respect to the first three fiscal quarters in calendar year 2012, for purposes of determining interest expense, interest expense shall be calculated on an annualized pro forma basis as follows: (i) for the fiscal quarter ending March 31, 2012, the actual interest expense for such period multiplied by four, (ii) for the two fiscal quarters ending June 30, 2012, the actual interest expense for such periods multiplied by two, and (iii) for the three full fiscal quarters ending September 30, 2012, the actual interest expense for such periods multiplied by four-thirds.

A.	EBITDA minus dividends and distributions (other than dividends on, or a redemption of, the SEACOR Preferred Shares (if issued)

$[—]

TO

B.	Interest expense (including interest attributable to capitalized leases), on a consolidated basis, during the preceding four (4) fiscal quarters

$[—]

Minimum requirement per Credit Agreement of not less than: 3.0 to 1.0

Actual = [—]:1.0

2.	Section 10.1(a)(xvii) – Funded Debt/EBITDA:

Maintain, on a consolidated basis, a ratio of Funded Debt to EBITDA of not more than 4.0 to 1.0, determined as at the end of each fiscal quarter, provided, however, that upon successful placement of a Qualified Notes Offering, the Borrower shall maintain a ratio of Funded Debt to EBITDA of not more than 5.0 to 1.0, determined as at the end of each fiscal quarter.

A.	Funded Debt	$[—]

TO

B.	EBITDA	$[—]

Maximum requirement per Credit Agreement of not more than: [4.0 to 1.0]/[5.0 to 1.0]

Actual = [—]:1.0

3.	[Section 10.1(a)(xviii) – Secured Funded Debt/EBITDA:

Upon successful placement of a Qualified Notes Offering, maintain, on a consolidated basis, a ratio of Secured Funded Debt to EBITDA of not more than (i) 3.0 to 1.0 through the fiscal quarter ending December 31, 2012 and (ii) 2.5 to 1.0 thereafter, determined as at the end of each fiscal quarter.

A.	Secured Funded Debt	$[—]

B.	EBITDA	$[—]

Maximum requirement per Credit Agreement of not more than: [3.0 to 1.0]/[2.5 to 1.0].

Actual = [—]:1.0][2]

4.	Section 10.1(a)(xix) – Funded Debt/Fair Market Value of Owned Helicopters

Funded Debt shall not exceed sixty percent (60%) of the aggregate Fair Market Value of all Helicopters.

A.	Funded Debt	$[—]

B.	Fair Market Value of all Helicopters	$[—]

A expressed as a percentage of B		[—]%

Maximum requirement per Credit Agreement of not more than: 60%

Actual = [—]%

5.	Section 10.1(a)(xx) – Fair Market Value of Mortgaged Helicopters /Funded Debt

Procure that the ratio of (A) the sum of (i) the aggregate Fair Market Value of all Mortgaged Helicopters and (ii) the aggregate value of the Borrower’s Accounts Receivable and Inventory (each as determined in accordance with GAAP) to (B) Funded Debt shall at all times equal or exceed one hundred twenty percent (120%);

A.	The sum of

(i)	Fair Market Value of all Mortgaged Helicopters $[—]

+

(ii)	Borrower’s Accounts Receivables and Inventory $[—]

[2]	Only to be included upon a Qualified Notes Offering.

Total = $[—]

B.	Funded Debt	$[—]

A expressed as a percentage of B		[—]%

Minimum requirement per Credit Agreement of not less than: 120%

Actual = [—]%

6.	Section 10.1(a)(xxi) – Fair Market Value of United States Registered Helicopters

At least sixty percent (60%) of the aggregate Fair Market Value of all Mortgaged Helicopters comprises Mortgaged Helicopters that are registered in the United States.

A.	Fair Market Value of all Mortgaged Helicopters registered in the United States	$[—]

B.	Fair Market Value of all Mortgaged Helicopters	$[—]

A expressed as a percentage of B		[—]%

Minimum requirement per Credit Agreement of not less than: 60%

Actual = [—]%

[ANNEX B]

List of Liens

EXHIBIT 5

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

Dated as of                  , 20

from

[            ]

as Assignor

to

[            ]

as Assignee

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of                                  , 20     between [NAME OF ASSIGNOR], a [bank/corporation] organized under the laws of [JURISDICTION OF INCORPORATION OF ASSIGNOR] (the “Assignor”), and [NAME OF ASSIGNEE], a [bank/corporation] organized under the laws of [JURISDICTION OF INCORPORATION OF ASSIGNEE] (the “Assignee”), supplemental to:

(A) that certain Senior Secured Revolving Credit Facility Agreement, dated as of             , 20     (as amended, restated, modified or supplemented from time to time, together the “Credit Agreement”), made by and among (1) (1) ERA GROUP INC., a corporation incorporated under the laws of the State of Delaware (hereinafter called the “Borrower”) (2) WELLS FARGO SECURITIES, LLC, JPMORGAN CHASE BANK, N.A., DEUTSCHE BANK SECURITIES INC., SUNTRUST ROBINSON HUMPHREY, INC. and REGIONS BANK, as mandated lead arrangers, (3) WELLS FARGO SECURITIES, LLC, JPMORGAN CHASE BANK, N.A., DEUTSCHE BANK SECURITIES INC., SUNTRUST ROBINSON HUMPHREY, INC. and REGIONS BANK, as bookrunners, (4) WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”), (5) JPMORGAN CHASE BANK, N.A., as syndication agent, (the “Syndication Agent”) (6) DEUTSCHE BANK SECURITIES INC., SUNTRUST BANK and REGIONS BANK, as co-documentation agents (the “Co-Documentation Agents, and together with the Administrative Agent and the Syndication Agent, the “Agents”) (7) COMPASS BANK, WHITNEY BANK, GOLDMAN SACHS BANK USA, COMERICA BANK and THE NORTHERN TRUST COMPANY, as managing agents (8) Wells Fargo, as swing line bank (the “Swing Line Bank”) and (9) the banks and financial institutions whose names and addresses are set out in Schedule A thereto (together with any assignee thereof pursuant to Section 11 thereto and the Swing Line Bank, the “Lenders”, and each a “Lender”), pursuant to which the Lenders agreed to make available to the Borrower a revolving credit facility (the “Credit Facility”) in the maximum principal amount which may be outstanding at any time (in Advances and/or Letters of Credit) of Three Hundred Fifty Million Dollars ($350,000,000) (with a request for such amount to be increased up to Four Hundred Fifty Million Dollars ($450,000,000, as provided in the Credit Agreement); provided, however, that at no time may the amount of outstanding Letters of Credit be in excess of Fifty Million Dollars ($50,000,000); and

(B) the promissory note made by the Borrower payable to the order of the Administrative Agent dated                                  , 20     (the “Note”) evidencing the Advances under the Credit Agreement.

Except as otherwise defined herein, terms defined in the Credit Agreement have the same meaning when used herein.

In consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. The Assignor hereby sells, transfers and assigns to the Assignee [            ]% of the Assignor’s right, title and interest in, to and under the: (a) the Credit Agreement, (b) the Note (including, without limitation, its interest in the indebtedness evidenced by the Note) and (c) the Letters of Credit. Simultaneously herewith, the Assignee shall pay to the Assignor an amount equal to the purchase price agreed between them in a separate writing.

2. The Assignee hereby assumes [            ]% of the obligations of the Assignor under the Credit Agreement and shall hereafter be a “Lender” for all purposes of the Credit Agreement and the Note and a “Letter of Credit Participant” for purposes of the Letters of Credit, the Assignee’s Commitment thereunder being $[            ] in respect of the Credit Facility.

3. The [Assignor]/[Assignee] shall pay an administrative fee of Five Thousand Dollars ($5,000) to the Administrative Agent to reimburse the Administrative Agent for its cost in processing the assignment and assumption herein contained.

4. If it is not a U.S. person, the Assignee shall, on or prior to the date hereof and from time to time thereafter when required by applicable provisions of the United States Internal Revenue Code, provide the Borrower with two duly completed copies of Internal Revenue Service Form W- 8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that the Assignee is entitled to benefits under an income tax treaty to which the United States is a party that exempts withholding tax on payments under the Credit Agreement and the Notes or certifying that the income receivable pursuant to the Credit Agreement or the Notes is effectively connected with the conduct of a trade or business in the United States.

5. The Assignee irrevocably designates and appoints the Agents as its agent, and irrevocably authorizes the Agents, to take such action on its behalf and to exercise such powers on its behalf under the Credit Agreement and under the Note, each as supplemented hereby, as are delegated to the Agents by the terms of each thereof, together with such powers as are reasonably incidental thereto all as provided in Section 16 of the Credit Agreement.

6. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition or statements of the Borrower, or the validity and enforceability of the obligations of the Borrower in respect of the Credit Agreement or the Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor or the Agents, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower.

7. Every notice or demand under this Agreement shall be in writing and may be given by facsimile or electronic mail and shall be sent (with a copy to the Administrative Agent) as follows:

If to the Assignor:

[NAME OF ASSIGNOR]

[ADDRESS]

Facsimile No.:

Email:

Attention:

If to the Assignee::

[NAME OF ASSIGNEE]

[ADDRESS]

Facsimile No.:

Email:

Attention:

If to the Administrative Agent:

[ADDRESS]

Facsimile No.:

Email:

Attention:

Any notice sent by facsimile or electronic mail shall be confirmed by letter dispatched as soon as possible thereafter. The Assignee designates its address given above as its address for notices pursuant to Section 17.2 of the Credit Agreement.

8. EACH OF THE ASSIGNOR AND THE ASSIGNEE HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

9. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10. This Agreement may be executed in several counterparts with the same effect as if the parties executing such counterparts executed one agreement as of the date hereof and each counterpart when executed and delivered shall be deemed to be an original and all of such counterparts together shall constitute this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

[NAME OF ASSIGNOR]		[NAME OF ASSIGNEE]

By:		By:
	Name:		Name:
	Title:		Title:

By:		By:
	Name:		Name:
	Title:		Title:

Consented and Agreed this
day of , 20 : ERA GROUP INC., as Borrower

By
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By
Name:
Title:

By
Name:
Title:

EXHIBIT 6

FORM OF GUARANTY

GUARANTY

Dated as of                  , 20

from

THE GUARANTORS NAMED HEREIN

and

THE ADDITIONAL GUARANTORS REFERRED TO HEREIN

as Guarantors

in favor of

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Administrative Agent

GUARANTY

GUARANTY dated as of                  , 20     (this “Guaranty”) made by the Persons listed on the signature pages hereof and the Additional Guarantors (as defined in Section 8(b)) (such Persons so listed and the Additional Guarantors being, collectively, the “Guarantors” and, individually, each a “Guarantor”) in favor of Wells Fargo Bank, National Association, as Administrative Agent for the Lenders and the Letter of Credit Issuers (together, the “Lender Parties”).

PRELIMINARY STATEMENT:

ERA Group Inc., a Delaware corporation (the “Borrower”), is party to the Credit Agreement dated as of                  , 20     (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the capitalized terms defined therein and not otherwise defined herein being used herein as therein defined) with, inter alia, certain Lender Parties party thereto, and Wells Fargo Bank, National Association, as Administrative Agent for such Lender Parties. Each Guarantor may receive, directly or indirectly, a portion of the proceeds of the Advances under the Credit Agreement and will derive substantial direct and indirect benefits from the transactions contemplated by the Credit Agreement. It is a condition precedent to the making of Advances and the issuance of Letters of Credit by the Lender Parties under the Credit Agreement from time to time that each Guarantor shall have executed and delivered this Guaranty.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lender Parties to make Advances and to issue Letters of Credit under the Credit Agreement from time to time, each Guarantor, jointly and severally with each other Guarantor, hereby agrees as follows:

Section 1. Guaranty; Limitation of Liability. (a) Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees (i) the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Security Party now or hereafter existing under or in respect of the Credit Agreement, Notes and Security Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise, and (ii) the punctual and full performance and compliance by each other Security Party of each and every duty, covenant, agreement and obligation thereof under the Credit Agreement, Notes and Security Documents (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Creditor in enforcing any rights under this Guaranty or under the Credit Agreement, Notes or Security Documents. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Creditor to any Creditor under or in respect of the Credit Agreement, Notes and Security Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Security Party.

(b) Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Creditor, hereby confirms that it is the intention of all such Persons that this Guaranty and the obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law (as hereinafter defined), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Creditors and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance. For purposes hereof, “Bankruptcy Law” means any proceeding of the type referred to in Section 9.1(j) of the Credit Agreement or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Creditor under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Creditors under or in respect of the Credit Agreement, Notes and Security Documents.

Section 2. Guaranty Absolute. Each Guarantor hereby, jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Agreement, Notes and Security Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Creditor with respect thereto. The obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Security Party under or in respect of the Credit Agreement, Notes and Security Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Security Party or whether the Borrower or any other Security Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be joint, several, irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any of Credit Agreement, Notes and Security Documents or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any other Security Party under or in respect of the Credit Agreement, Notes and Security Documents, or any other amendment or waiver of or any consent to departure from the Credit Agreement, Notes or Security Documents, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Security Party or any of its Subsidiaries or otherwise;

2

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Security Party under the Credit Agreement, Notes or Security Documents or any other assets of any Security Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Security Party or any of its Subsidiaries;

(f) the occurrence and/or continuance of any bankruptcy, insolvency, reorganization, liquidation, arrangement, adjustment of debt, relief of debtors, dissolution, or similar proceeding with respect to the Borrower, any other Security Party, any Creditor, or any other Person, including without limitation any modification of the Borrower’s obligations under Credit Agreement, Notes or Security Documents in connection with any such proceeding;

(g) any failure of any Creditor to disclose to any Security Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Security Party now or hereafter known to such Creditor (each Guarantor waiving any duty on the part of the Creditors to disclose such information);

(h) any defect in the title, condition, compliance with specifications, design, operation, or fitness for use of, or any damage to or loss of, or governmental prohibition or restriction with respect to, or, condemnation, requisition, or seizure of, any Collateral for any reason;

(i) the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement (as hereinafter defined) or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(j) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Creditor that might otherwise constitute a defense available to, or a discharge of, any Security Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Creditor or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Security Party or otherwise, all as though such payment had not been made.

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Section 3. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Creditor protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Security Party or any other Person or any Collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Creditor that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Security Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of such Guarantor hereunder.

(d) Each Guarantor acknowledges that the Administrative Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Administrative Agent and the other Creditors against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Creditor to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Security Party or any of its Subsidiaries now or hereafter known by such Creditor.

(f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement, Notes and Security Documents and that the waivers set forth in Section 2 and this Section 3 are knowingly made in contemplation of such benefits.

Section 4. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Security Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Guaranty, the Credit Agreement, the Notes or the Security Documents, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right

4

to participate in any claim or remedy of any Creditor against the Borrower, any other Security Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Security Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit shall have expired or been terminated and have not been renewed, all amounts drawn under all Letters of Credit shall have been paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Termination Date and (c) the latest date of expiration or termination of all Letters of Credit and the payment in full in cash of all amounts drawn under all Letters of Credit such amount shall be received and held in trust for the benefit of the Creditors, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Credit Agreement, Notes and Security Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Creditor of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Termination Date shall have occurred and (iv) all Letters of Credit shall have expired or been terminated and not been renewed and all amounts drawn under all Letters of Creditor shall have been paid in full in cash, the Creditors will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

Section 5. Payments Free and Clear of Taxes, Etc. (a) Any and all payments made by any Guarantor under or in respect of this Guaranty, the Credit Agreement, the Notes or the Security Documents shall be made, in accordance with the Credit Agreement, free and clear of and without deduction for any and all present or future Taxes. If any Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable under or in respect of this Guaranty, the Credit Agreement, the Notes or the Security Documents to any Creditor, (i) the sum payable by such Guarantor shall be increased as may be necessary so that after such Guarantor and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 5), such Creditor receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make all such deductions and (iii) such Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

5

(b) In addition, each Guarantor agrees to pay any present or future Taxes that arise from any payment made by or on behalf of such Guarantor under or in respect of this Guaranty, the Credit Agreement, the Notes or the Security Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Guaranty, the Credit Agreement, the Notes and the Security Documents.

(c) Each Guarantor will indemnify each Creditor for and hold it harmless against the full amount of Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 5, imposed on or paid by such Creditor and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Creditor makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes by or on behalf of any Guarantor, such Guarantor shall furnish to the Administrative Agent, at its address referred to in Section 9, the original or a certified copy of a receipt evidencing such payment or, if no such receipt is reasonably available, other evidence of payment thereof. In the case of any payment hereunder by or on behalf of any Guarantor through an account or branch outside the United States or by or on behalf of such Guarantor by a payor that is not a United States person, if such Guarantor determines that no Taxes are payable in respect thereof, such Guarantor shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 5, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Upon the reasonable request in writing of any Guarantor, each Creditor organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of the Credit Agreement in the case of each initial Lender or initial Letter of Credit Issuer, as the case may be, and on or prior to the date of the Assignment and Assumption Agreement or other agreement pursuant to which it becomes a Creditor in the case of each other Creditor, and from time to time thereafter upon the reasonable request in writing by any Guarantor (but only so long thereafter as such Creditor remains lawfully able to do so), provide each of the Administrative Agent and such Guarantor with two original Internal Revenue Service forms W-8ECI or W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Creditor is exempt from or entitled to a reduced rate of United States withholding tax on payments under the Credit Agreement or the Notes. If the forms provided by a Creditor at the time such Creditor first becomes a party to the Credit Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Creditor provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, in the case of a Creditor becoming a party to the Credit Agreement, at the date of the Assignment and Assumption Agreement pursuant to which a Creditor becomes a party to the Credit Agreement, the Creditor assignor was entitled to payments under subsection (a) of this Section 5 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in

6

Taxes) United States withholding tax, if any, applicable with respect to the Creditor assignee on such date. If any form or document referred to in this subsection (e) and requested by any Guarantor pursuant to this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8ECI or W-8BEN, that the applicable Creditor reasonably considers to be confidential, such Creditor shall give notice thereof to the applicable Guarantor and shall not be obligated to include in such form or document such confidential information. Upon the reasonable request in writing of any Guarantor, each Creditor that is a United States person and is not an exempt recipient for U.S. backup withholding purposes shall deliver to such Guarantor two copies of Internal Revenue Service form W-9 (or any successor form).

(f) For any period with respect to which a Creditor has failed to provide any Guarantor following such Guarantor’s request therefor pursuant to subsection (e) above with the appropriate form described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e) above), such Creditor shall not be entitled to indemnification under subsection (a) or (c) of this Section 5 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Creditor become subject to Taxes because of its failure to deliver a form required hereunder, such Guarantor shall take such steps as such Creditor shall reasonably request to assist such Creditor to recover such Taxes.

(g) Any Creditor claiming any additional amounts payable pursuant to this Section 5 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Creditor, be otherwise disadvantageous to such Creditor.

(h) If for the purpose of obtaining or enforcing a judgment in any court in any country, it becomes necessary to convert into any other currency (the “Judgment Currency”) an amount due in Dollars under this Guaranty then the conversion shall be made, in the discretion of the Administrative Agent, at the rate of exchange prevailing either on the date of default or on the day before the day on which the judgment is given or the order for enforcement is made, as the case may be (the “Conversion Date”) provided that the Administrative Agent shall not be entitled to recover under this clause any amount in the Judgment Currency which exceeds at the Conversion Date the amount in Dollars due under this Guaranty.

(i) If there is a change in the rate of exchange prevailing between the Conversion Date and the date of actual payment of the amount due, the Guarantor shall pay such additional amounts (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the judgment currency when converted at the rate of exchange prevailing on the date of payment will produce the amount then due under this Guaranty in Dollars; any excess over the amount due received or collected by the Administrative Agent shall be remitted to the Guarantor.

7

(j) Any amount due from the Guarantor under this Section 5 shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Guaranty, the Credit Agreement, Notes or Security Documents; provided, however, that nothing herein shall be construed so as to permit the Administrative Agent to recover amounts from the Guarantor previously paid by any other party other than as provided herein.

(k) The term “rate of exchange” in this Section means the rate at which the Administrative Agent in accordance with its normal practices is able on the relevant date to purchase Dollars with the judgment currency and includes any costs of exchange (including any premium) payable in connection with such purchase.

Section 6. Representations and Warranties. Each Guarantor hereby makes each representation and warranty made in the Credit Agreement, the Notes and the Security Documents by the Borrower with respect to such Guarantor and each Guarantor hereby further represents and warrants as follows:

(a) There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

(b) Such Guarantor has, independently and without reliance upon any Creditor and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty and each other Security Document to which it is or is to be a party, and such Guarantor has established adequate means of obtaining from each other Security Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Security Party.

(c) All representations, covenants and warranties made herein or in connection herewith shall survive the making of the Credit Facility and the issuance of the Notes.

Section 7. Covenants. Each Guarantor covenants and agrees that, so long as any part of the Guaranteed Obligations shall remain unpaid, any Letter of Credit shall be outstanding, any amounts drawn under any Letter of Credit shall remain unpaid or any Lender Party shall have any Commitment in effect, such Guarantor will, unless the Majority Lenders shall otherwise consent in writing, perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Credit Agreement, Notes and Security Documents on its or their part to be performed or observed or that the Borrower has agreed to cause such Guarantor or such Subsidiaries to perform or observe.

Section 8. Amendments, Guaranty Supplements, Etc. (a) No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the

8

Creditors affected by such amendment, waiver or consent, do any of the following: (a) reduce or limit the obligations of any Guarantor hereunder, release any Guarantor hereunder or otherwise limit any Guarantor’s liability with respect to the obligations owing to the Creditors under or in respect of the Credit Agreement, Notes and Security Documents, (b) postpone any date fixed for payment hereunder or (c) change the number of Creditors or the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of the Advances or (z) the aggregate Stated Amount of outstanding Letters of Credit that, in each case, shall be required for the Creditors or any of them to take any action hereunder.

(b) Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit A hereto (each, a “Guaranty Supplement”), (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in the Credit Agreement, Notes and Security Documents to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (ii) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in the Credit Agreement, Notes and Security Documents to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

Section 9. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including facsimile or electronic mail) and mailed, sent by facsimile, electronically mailed or delivered to it, if to any Guarantor, addressed to it in care of the Borrower at the Borrower’s address specified in Section 17.2 of the Credit Agreement, if to any Agent or any Lender Party, at its address specified in Section 17.2 of the Credit Agreement, or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall, when mailed, sent by facsimile or electronically mailed, be effective when deposited in the mails, or transmitted by facsimile or electronic mail, respectively. Delivery by facsimile or electronic mail of an executed counterpart of a signature page to any amendment or waiver of any provision of this Guaranty or of any Guaranty Supplement to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

Section 10. No Waiver; Remedies. No failure on the part of any Creditor to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11. Right of Set-off. Each Creditor and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Creditor or such Affiliate to or for the credit or the account of any Guarantor against any and all of the obligations of such Guarantor now or hereafter existing under the Credit Agreement, Notes and Security Documents,

9

irrespective of whether such Creditor shall have made any demand under this Guaranty, the Credit Agreement, Notes or Security Documents and although such obligations may be unmatured. Each Creditor agrees promptly to notify such Guarantor after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Creditor and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Creditors and their respective Affiliates may have.

Section 12. Indemnification. (a) Each of the Guarantors hereby agree to indemnify and hold harmless the Creditors and each of their respective Affiliates, directors, officers, employees, partners, representatives, advisors and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, liabilities and expenses of any kind or nature, joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) any matters contemplated by this Guaranty, the Credit Facility or any related transaction (including, without limitation, the execution and delivery of this Guaranty) or (ii) the use or the contemplated use of the proceeds of the Credit Facility, and will reimburse each Indemnified Party for all out-of-pocket expenses (including reasonable attorneys’ fees, expenses and charges) on demand as they are incurred in connection with any of the foregoing; provided that no Indemnified Party will have any right to indemnification for any of the foregoing to the extent resulting from such Indemnified Party’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any of the Guarantors, any of their holders of Equity Interests or creditors of an Indemnified Party, whether or not an Indemnified Party is otherwise a party hereto and whether or not the transactions contemplated hereby are consummated. Subject to the express provision hereof, each of the Guarantors also agrees that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to themselves or their Affiliates or to their respective holders of Equity Interests or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s own gross negligence or willful misconduct. Neither any Guarantor nor any Indemnified Party will be liable to the other, or to their Affiliates or any other person for any indirect, consequential or punitive damages that may be alleged as a result of this Guaranty or any element of the Credit Facility. No Indemnified Party will be liable to the Guarantors, their Affiliates or any other person for any damages arising from the use by third parties of informational materials or other materials obtained by electronic means unless such third party shall have obtained such informational materials as a result of the gross negligence or willful misconduct of an Indemnified Party. Neither any Guarantor nor any Indemnified Party shall, without the prior written consent of each other party affected thereby (which consent will not be unreasonably withheld), settle any threatened or pending claim or action that would give rise to the right of any

10

Indemnified Party to claim indemnification hereunder unless such settlement (a) includes a full and unconditional release of all liabilities arising out of such claim or action and (b) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any party.

(b) Without prejudice to the survival of any of the other agreements of any Guarantor under this Guaranty or the Credit Agreement, Notes and Security Documents, the agreements and obligations of each Guarantor contained in Section 1(a) (with respect to enforcement expenses), the last sentence of Section 2, Section 5 and this Section 12 shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Guaranty.

Section 13. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Security Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 13:

(a) Prohibited Payments, Etc. Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Security Party), each Guarantor may receive payments from any other Security Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Security Party), however, unless the Administrative Agent otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Security Party, each Guarantor agrees that the Creditors shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Security Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Creditors and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d) Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Security Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in

11

the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

Section 14. Continuing Guaranty; Assignments Under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit and the payment in full in cash of all amounts drawn under all Letters of Credit, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Creditors and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Creditor may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Creditor herein or otherwise, in each case as and to the extent provided in Section 11 of the Credit Agreement. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Creditors.

Section 15. Execution in Counterparts. This Guaranty and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by facsimile or electronic mail shall be effective as delivery of an original executed counterpart of this Guaranty.

Section 16. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Each Guarantor hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by the Agents and the Lender Parties under this Guaranty or under any document delivered hereunder and each Guarantor hereby irrevocably appoints Farkouh, Furman & Faccio, LLP, 460 Park Avenue, 12th Floor, New York, NY 10022 (Attention: Fred Farkouh), its attorney-in-fact and agent for service of summons or other legal process thereon, which service may be made by serving a copy of any summons or other legal process in any such action or proceeding on such agent and such agent is hereby authorized and directed to accept by and on behalf of each Guarantor service of summons and other legal process of any such action or proceeding against any Guarantor. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed

12

personal service and accepted by each Guarantor as such, and shall be legal and binding upon each Guarantor for all the purposes of any such action or proceeding. Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of any Guarantor to any Agent or Lender Party) against such Guarantor in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. Each Guarantor will advise the Administrative Agent promptly of any change of address of the foregoing agent or of the substitution of another agent therefor. In the event that the foregoing agent or any other agent appointed by any Guarantor shall not be conveniently available for such service or if any Guarantor fails to maintain an agent as provided herein, such Guarantor hereby irrevocably appoints the person who then is the Secretary of State of the State of New York as such attorney-in-fact and agent. Each Guarantor will advise the foregoing agent of the appointment made hereby, but failure to so advise shall not affect the appointment made hereby. Notwithstanding anything herein to the contrary, the Agents and the Lender Parties may bring any legal action or proceeding in any other appropriate jurisdiction.

(c) IT IS MUTUALLY AGREED BY AND AMONG THE GUARANTORS, THE AGENTS AND THE LENDER PARTIES THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS GUARANTY.

[Signature Page Follows]

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IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

ERA HELICOPTERS, LLC

By:
Name:
Title:

ERA LEASING LLC

By:
Name:
Title:

ERA MED LLC

By:
Name:
Title:

ERA AEROLEO LLC

By:
Name:
Title:

AEROLEO INTERNACIONAL, LLC

By:
Name:
Title:

ERA CANADA LLC

By:
Name:
Title:

ERA DHS LLC

By:
Name:
Title:

ERA FBO LLC

By:
Name:
Title:

ERA FLIGHTSEEING LLC

By:
Name:
Title:

ERA HELICOPTERS (MEXICO) LLC

By:
Name:
Title:

ERA HELICOPTER SERVICES LLC

By:
Name:
Title:

15

Exhibit A

To the GUARANTY

FORM OF GUARANTY SUPPLEMENT

                 ,

Wells Fargo Bank, National Association,

as Administrative Agent

1000 Louisiana Street, 9th Floor

Houston, TX 77002

Attention: [                    ]

Credit Agreement dated as of                  , 20     among

ERA Group Inc., a Delaware corporation (the “Borrower”),

the Creditors party to the Credit Agreement and

Wells Fargo Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to the above-captioned Credit Agreement and to the Guaranty referred to therein (such Guaranty, as in effect on the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, together with this Guaranty Supplement, being the “Guaranty”). The capitalized terms defined in the Guaranty or in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

Section 1. Guaranty; Limitation of Liability. (a) The undersigned hereby absolutely, unconditionally and irrevocably guarantees (i) the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Security Party now or hereafter existing under or in respect of the Credit Agreement, Notes and Security Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnities, contract causes of action, costs, expenses or otherwise, and (ii) the punctual and full performance and compliance by each other Security Party of each and every duty, covenant, agreement and obligation thereof under the Credit Agreement, Notes and Security Documents (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Creditor in enforcing any rights under this Guaranty Supplement, the Guaranty, the Credit Agreement, the Notes or the Security Documents. Without limiting the generality of the foregoing, the undersigned’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Security Party to any Creditor under or in respect of the Credit Agreement, Notes and Security Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Security Party.

(b) The undersigned, and by its acceptance of this Guaranty Supplement, the Administrative Agent and each other Creditor, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Guaranty and the obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement, the Guaranty and the obligations of the undersigned hereunder and thereunder. To effectuate the foregoing intention, the Administrative Agent, the other Creditors and the undersigned hereby irrevocably agree that the obligations of the undersigned under this Guaranty Supplement and the Guaranty at any time shall be limited to the maximum amount as will result in the obligations of the undersigned under this Guaranty Supplement and the Guaranty not constituting a fraudulent transfer or conveyance.

(c) The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Creditor under this Guaranty Supplement, the Guaranty or any other guaranty, the undersigned will contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Creditors under or in respect of the Credit Agreement, Notes and Security Documents.

Section 2. Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Guaranty to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Guaranty to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in Credit Agreement, Notes and Security Documents to a “Guarantor” or a “Security Party” shall also mean and be a reference to the undersigned.

Section 3. Representations and Warranties. The undersigned hereby makes each representation and warranty set forth in Section 6 of the Guaranty to the same extent as each other Guarantor.

Section 4. Delivery by Facsimile or Electronic Mail. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by facsimile or electronic mail shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

Section 5. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) This Guaranty Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) The undersigned hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or any federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty Supplement, the Guaranty, the Credit Agreement, the Notes or the Security Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the undersigned hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The undersigned agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty Supplement, the Guaranty, the Credit Agreement, the Notes or the Security Documents shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty Supplement, the Guaranty, the Credit Agreement, the Notes or the Security Documents to which it is or is to be a party in the courts of any other jurisdiction.

(c) The undersigned irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty Supplement, the Guaranty, the Credit Agreement, the Notes or the Security Documents to which it is or is to be a party in any New York State or federal court. The undersigned hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(d) Each Guarantor agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered mail or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor at its address set forth in the Credit Agreement or at such other address of which the Administrative Agent shall have been notified pursuant thereto.

(e) Each Guarantor agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(f) THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE CREDIT AGREEMENT, THE NOTES OR THE SECURITY DOCUMENTS, THE ADVANCES OR THE ACTIONS OF ANY CREDITOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

[Signature Page Follows]

Very truly yours, [NAME OF ADDITIONAL GUARANTOR]

By
Name:
Title:

EXHIBIT 7

FORM OF PLEDGE AGREEMENT

PLEDGE AGREEMENT

DATED                  , 20

FROM

ERA GROUP INC. and ERA AEROLEO LLC

AS PLEDGORS

TO

WELLS FARGO BANK, NATIONAL ASSOCIATION

AS PLEDGEE

-i-

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT, dated as of                  , 20     (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Pledge Agreement”), is made by ERA GROUP INC., a Delaware corporation (the “Borrower”), and ERA AEROLEO LLC, a Delaware limited liability company (the “Pledgors” and each a “Pledgor”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent on behalf of the Lenders (together with its successors and assigns, the “Pledgee”). Terms used herein and not otherwise defined herein are used as defined in the Credit Agreement (as defined below).

PRELIMINARY STATEMENTS:

(1) The Pledgors are the registered owners of one hundred percent (100%) of the membership interests of each of the companies indicated opposite their names on Schedule III hereto (the “Companies” and individually, a “Company”). Each applicable Company has such authorized, issued and outstanding membership interests as is set forth on Schedule III hereto. The membership interests in each of the applicable Companies are collectively called the “Membership Interests” herein.

(2) Pursuant to the senior secured revolving credit facility agreement dated as of                  , 20     (the “Credit Agreement”) made by and among (1) the Borrower, as borrower, (2) WELLS FARGO SECURITIES, LLC, JPMORGAN CHASE BANK, N.A., DEUTSCHE BANK SECURITIES INC., SUNTRUST ROBINSON HUMPHREY, INC. and REGIONS BANK, as mandated lead arrangers, (3) WELLS FARGO SECURITIES, LLC, JPMORGAN CHASE BANK, N.A., DEUTSCHE BANK SECURITIES INC., SUNTRUST ROBINSON HUMPHREY, INC. and REGIONS BANK, as bookrunners, (4) the Pledgee, as administrative agent, (5) JPMORGAN CHASE BANK, N.A., as syndication agent, (6) DEUTSCHE BANK SECURITIES INC., SUNTRUST BANK and REGIONS BANK, as co-documentation agents, (7) COMPASS BANK, WHITNEY BANK, GOLDMAN SACHS BANK USA, COMERICA BANK and THE NORTHERN TRUST COMPANY, as managing agents, (8) Wells Fargo Bank, National Association, as swing line bank (the “Swing Line Bank”) and (9) the banks and financial institutions whose names and addresses are set out in Schedule A thereto (together with any assignee thereof pursuant to Section 11 thereto and the Swing Line Bank, the “Lenders”, and each a “Lender”), the Lenders have agreed to make available to the Borrower a revolving credit facility in the amount of Three Hundred Fifty Million United States Dollars (US$350,000,000), subject to the terms and conditions set forth therein.

(3) It is a condition under the Credit Agreement to the Lenders providing the Credit Facility that each of the Pledgors pledges to the Pledgee all of its respective Membership Interests in each applicable Company.

(4) The Pledgors in order to secure the Security Parties’ obligations under the Credit Agreement has duly authorized the execution and delivery of this Pledge Agreement.

NOW, THEREFORE, to secure the prompt payment and performance of the obligations under the Credit Agreement and the performance and observance of all agreements, covenants and provisions contained herein, the Pledgors, jointly and severally, hereby agree as follows:

SECTION 1. Pledge. The Pledgors hereby pledge to the Pledgee, and grant to the Pledgee a security interest in, the following (the “Pledged Collateral”):

(a) (i) the Membership Interests and any certificates representing such Membership Interests, and all distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Membership Interests;

(ii) all additional Membership Interests that may from time to time be acquired by either Pledgor in any manner, and any certificates representing such additional Membership Interests, and all cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such additional Membership Interests; and

(iii) any proceeds of any of the foregoing.

Promptly upon receipt of any additional Membership Interests referred to in paragraph (a)(ii) above, the applicable Pledgor will deliver such Membership Interests to the Pledgee in pledge hereunder.

SECTION 2. Security for Obligations. This Pledge Agreement secures the payment and performance of the Security Parties’ obligations pursuant to the terms of the Credit Agreement, Notes and Security Documents.

SECTION 3. Delivery of Pledged Collateral. Each of the Pledgors herewith delivers to the Pledgee fully completed, undated interest transfers, substantially in the form attached hereto as Schedule I, executed by the applicable Pledgor and duly evidencing the transfer by way of security interest of the Pledged Collateral to, and in the name of, the Pledgee or of a nominee for, and chosen by, the Pledgee. Each of the Pledgors agrees to take the same action with respect to any further Membership Interest constituting Pledged Collateral forthwith upon the receipt thereof by such Pledgor.

SECTION 4. Representations and Warranties; Covenant. (a) The Pledgors, jointly and severally, represent and warrant (and such representations and warranties shall be deemed repeated on the date of each Advance under the Credit Agreement) as follows:

(i) Each of the Pledgor is a corporation or limited liability company, duly incorporated or organized (as the case may be), validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance by the Pledgors of this Pledge Agreement (i) are within the Pledgors’ corporate powers and have been duly authorized by all necessary corporate action, (ii) do not contravene the Pledgors’ constitutional documents or any law or any contractual restriction binding on or affecting the Pledgors, (iii) do not require any authorization or approval (including

2

exchange control approval) or other action by, or any notice to or filing with, any Government Entity and (iv) except for the liens created by this Pledge Agreement, do not result in or require the creation or imposition of any lien upon or with respect to any of the properties or assets of either of the Pledgors or the applicable Company. This Pledge Agreement is the legal, valid and binding obligation of each of the Pledgors enforceable against each of the Pledgors in accordance with its terms, except as (i) the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights and (ii) by equitable principles (regardless of whether enforcement is sought in equity or at law) but not excepting fraudulent conveyance laws.

(ii) Each of the Companies is a limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

(iii) There is no tax, levy, impost, deduction, charge or withholding imposed by the jurisdiction of incorporation or formation (as the case may be) of either of the Pledgors on either of the Pledgors either (i) on or by virtue of the execution, delivery or performance of this Pledge Agreement or any other document to be furnished hereunder or (ii) on any payment to be made by either of the Pledgors pursuant to this Pledge Agreement.

(iv) The Pledged Collateral has been duly authorized and validly issued and is fully paid and non-assessable; each of the Pledgors is the legal and beneficial owner of its respective Pledged Collateral as indicated on Schedule III hereto free and clear of any lien, security interest, option or other charge or encumbrance or preferential arrangement except for the security interest created by this Pledge Agreement. The pledge of the Pledged Collateral pursuant to this Pledge Agreement creates a valid and duly perfected first priority pledge of and security interest in the Pledged Collateral, securing the payment and performance of the Security Parties’ obligations under the Credit Agreement, Notes and Security Documents.

(v) With respect to each Company, the Pledged Collateral constitutes the only issued and outstanding Membership Interests of the applicable Company.

(vi) The statements contained in preliminary statements (1) – (4) are true, correct and complete.

(vii) If an Event of Default shall have occurred and be continuing, upon receipt of instruction by the Pledgee, each of the Pledgors agrees to cause its respective Pledged Collateral to be duly registered on the books of the applicable Company in the name of the Pledgee, its nominee, or as otherwise directed by the Pledgee.

(viii) None of the Companies have issued certificates evidencing the ownership interests of the members in such Companies.

(b) Each of the Pledgors covenants and agrees that it will not do or permit to be done any act, or fail to perform any act, that may materially depreciate, jeopardize or otherwise prejudice the market value of the Pledged Collateral or impair the rights or security of the Pledgee hereunder.

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SECTION 5. Further Assurances. Each of the Pledgors agrees that at any time and from time to time, at the expense of the Pledgors, the Pledgors will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Pledgee may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Pledgee to exercise and enforce its rights (including, without limitation, the registration of the Pledged Collateral in the name of the Pledgee or its nominee) and remedies hereunder with respect to any Pledged Collateral, such exercise to be subject to Section 9(a) hereof. In the event any of the Companies issue certificates evidencing ownership interests in such Companies, the Pledgors shall immediately deliver said certificates to the Pledgee to be held in accordance with and pursuant to the terms and conditions of this Agreement.

SECTION 6. Voting Rights; Distributions, etc. Respecting Companies. With respect to each Company,

(a) Irrevocable Proxy. Each of the Pledgors hereby agrees to grant, and does hereby grant, to the Pledgee for the benefit of the Pledgee, an irrevocable proxy in the form attached hereto as Schedule II to (i) vote or cause to be voted any and all of the Pledged Collateral and (ii) give or cause to be given consents, waivers and ratifications in respect thereof. Each such proxy shall be valid until payment and performance in full of the obligations under the Credit Agreement, Notes and Security Documents. The Pledgee hereby agrees that until and unless an Event of Default (as defined in Section 9(a) hereof) shall have occurred and be continuing, the Pledgee shall not exercise any of such proxies and, subject always to the provisions of Section 6 hereof, the Pledgors shall be entitled to (i) vote or cause to be voted any and all of the Pledged Collateral and (ii) give, or cause to be given, consents, waivers and ratifications in respect thereof, provided, however, that neither of the Pledgors shall vote for or give any consent, waiver or ratification that would be inconsistent with any provisions of the Credit Agreement, Notes or Security Documents or that would result in a Material Adverse Change relating to the value of the Pledged Collateral or any part thereof. All such rights of the Pledgors to vote, or cause to be voted and to give, or cause to be given, consent, waivers and ratifications shall cease automatically in case an Event of Default shall occur and so long as it is continuing, and upon the Pledgee giving written notice to such effect to the Pledgors, all such rights shall thereupon revert to the Pledgee, which, in its sole discretion, shall have the sole and exclusive right and authority (but shall not be bound) to exercise such voting and consensual rights and powers. Each of the Pledgors further agrees to execute irrevocable proxies in the form attached hereto as Schedule II.

(b) Distributions. If an Event of Default shall have occurred and be continuing, upon the Pledgee’s request, each of the Pledgors shall deliver, or permit to be delivered, and shall instruct each applicable Company to deliver, to the Pledgee to such account as the Pledgee may, from time to time, designate in writing, any and all dividends or distributions paid in respect of the Pledged Collateral.

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SECTION 7. Transfers and Other Liens; Additional Membership Interests. (a) Each of the Pledgor agrees that it will not (i) sell or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral or (ii) create or permit to exist any Lien, security interest, or other charge or encumbrance or preferential arrangement upon or with respect to any of the Pledged Collateral, except for the security interests under this Pledge Agreement.

(b) Each of the Pledgors agrees that it will cause the applicable Company not to issue any Membership Interests whatsoever, whether in addition to or in substitution for the relevant Pledged Collateral, or any other issued or authorized Membership Interests of the applicable Company, without the Pledgee’s prior written consent, except for Pledged Collateral in favor of the Pledgors that are pledged hereunder.

SECTION 8. Pledgee May Perform; Reasonable Care. (a) If either of the Pledgor fails to perform any agreement contained herein, the Pledgee may itself perform, or cause performance of, such agreement, and such performance shall not relieve such Pledgor of any default in respect of such Pledgor’s failure, and the expenses of the Pledgee incurred in connection therewith shall be payable by the Pledgors under Section 10 hereof.

(b) The Pledgee shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which the Pledgee accords its own property, it being understood that the Pledgee shall not have any responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Pledged Collateral, whether or not the Pledgee has or is deemed to have knowledge of such matters, or (ii) lifting any Liens or taking any necessary steps to preserve rights against any Person, in each case with respect to any Pledged Collateral.

SECTION 9. Remedies. (a) Notwithstanding anything to the contrary stated herein, the Pledgee shall not exercise any of the remedies set forth in this Pledge Agreement unless and until an Event of Default has occurred and is continuing under the Credit Agreement (an “Event of Default”).

(b) If an Event of Default shall have occurred and be continuing:

(i) The Pledgee may (but shall not be bound to) exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or in the Credit Agreement, Notes or Security Documents or otherwise available to it, all the rights and remedies of a secured party after default under the law of the State of New York or any other applicable law in effect at that time. The Pledgee may also, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any of the Pledgee’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Pledgee may deem commercially reasonable, provided that at least ten (10) days’ prior written notice of the time and place of any such sale shall be given to the Pledgors. The Pledgee shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Pledgee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

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(ii) Any cash held by the Pledgee as Pledged Collateral and all cash proceeds received by the Pledgee in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral may, in the discretion of the Pledgee, be held by the Pledgee as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Pledgee pursuant to Section 10) in whole or in part by the Pledgee against, all or any part of the Security Parties’ obligations under the Credit Agreement, Notes and Security Documents. Any surplus of such cash or cash proceeds held by the Pledgee and remaining after payment and performance in full of such obligations shall be paid over to the Borrower or its order.

SECTION 10. Expenses. The Pledgors upon demand will pay to the Pledgee the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Pledgee may reasonably incur in connection with (i) the administration of this Pledge Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (iii) the exercise or enforcement of any of the rights of the Pledgee hereunder, or (iv) the failure by any Pledgor to perform or observe any of the provisions hereof.

SECTION 11. Security Interest Absolute. All rights of the Pledgee and security interests hereunder, and all obligations of the Pledgors hereunder, shall be absolute and unconditional irrespective of (i) any lack of validity or enforceability of the Credit Agreement, Notes or Security Document or any other agreement or instrument delivered pursuant or relating thereto, (ii) any amendment to the Credit Agreement, Notes or Security Document or any other agreement or instrument delivered pursuant or relating thereto, or (iii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, either Pledgor in respect of its obligations under the Credit Agreement, Notes or Security Documents or this Pledge Agreement.

SECTION 12. Amendments, Etc.; Pledge Supplements. (a) No amendment or waiver of any provision of this Pledge Agreement nor consent to any departure by either of the Pledgors herefrom shall in any event be effective unless the same shall be in writing and signed by the Pledgors and the Pledgee, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 13. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including email or facsimile) and sent by a prepaid nationally recognized overnight courier, e-mailed or facsimiled, or delivered:

(i) if to the Pledgors:

c/o Seacor Holdings Inc.

460 Park Avenue, 12th Floor

New York, NY 10022

Attention: Dick Fagerstal

Email: dfagerstal@ckor.com

Facsimile No.: 212 582 8522

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(ii) if to the Pledgee:

WFBLS Charlotte Agency Services

1525 W WT Harris Blvd

MAC D1109-019

Charlotte, NC 28262

Facsimile No.: 704-590-2782

with a copy to:

1000 Louisiana Street, 9th Floor

MAC T0002-090

Houston, TX 77002

Attention: Corbin Womac, Vice President & Relationship Manager

Email: Corbin.M.Womac@wellsfargo.com

Facsimile No.: 713-739-1087

or as to any party at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 13. All such notices and communications shall, when mailed, be sent by a nationally recognized overnight courier, or e-mailed or facsimiled, be effective when deposited in the mails, delivered to such courier, or e-mailed or facsimiled, respectively. Delivery by electronic mail or facsimile of an executed counterpart of any amendment or waiver of any provision of this Pledge Agreement or of any Schedule hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof. All notices and communications given under this Pledge Agreement, unless submitted in the English language, shall be accompanied by one English translation for each copy of the foregoing so submitted; provided, that the English version of all such notices, communications, evidences and other documents shall govern in the event of any conflict with the non-English version thereof.

SECTION 14. Continuing Security Interest. This Pledge Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) remain in full force and effect until payment and performance in full of the Security Parties’ obligations under the Credit Agreement, Notes and Security Documents, (ii) be binding upon each of the Pledgors, its respective successors and assigns, and (iii) inure to the benefit of the Pledgee on behalf of the Creditors and the Pledgee’s successors and such transferees and assigns as may be permitted under the Credit Agreement. Upon the payment and performance in full of the Security Parties’ obligations under the Credit Agreement, Notes and Security Documents, the Pledgors shall be entitled to the return, upon their request and at their expense, of such of the Pledged Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof.

SECTION 15. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) This Pledge Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

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(b) Each of the Pledgors hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by the Agents and the Lenders under this Pledge Agreement or under any document delivered hereunder and each of the Pledgors hereby irrevocably appoints Farkouh, Furman & Faccio, LLP, 460 Park Avenue, 12th Floor, New York, NY 10022 (Attention: Fred Farkouh), its attorney-in-fact and agent for service of summons or other legal process thereon, which service may be made by serving a copy of any summons or other legal process in any such action or proceeding on such agent and such agent is hereby authorized and directed to accept by and on behalf of each of the Pledgors service of summons and other legal process of any such action or proceeding against either of the Pledgors. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by each of the Pledgors as such, and shall be legal and binding upon each of the Pledgors for all the purposes of any such action or proceeding. Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of either of the Pledgors to any Agent or Lender) against either of the Pledgors in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. Each of the Pledgors will advise the Administrative Agent promptly of any change of address of the foregoing agent or of the substitution of another agent therefor. In the event that the foregoing agent or any other agent appointed by either of the Pledgors shall not be conveniently available for such service or if a Pledgor fails to maintain an agent as provided herein, each of the Pledgors hereby irrevocably appoints the person who then is the Secretary of State of the State of New York as such attorney-in-fact and agent. Each of the Pledgors will advise the foregoing agent of the appointment made hereby, but failure to so advise shall not affect the appointment made hereby. Notwithstanding anything herein to the contrary, the Agents and the Lenders may bring any legal action or proceeding in any other appropriate jurisdiction.

(c) IT IS MUTUALLY AGREED BY AND AMONG THE PLEDGORS, THE AGENTS AND THE LENDERS THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS PLEDGE AGREEMENT.

SECTION 16. Counterparts. This Pledge Agreement may be executed by the parties hereto on separate counterparts, each of which shall constitute one and the same instrument.

SECTION 17. Severability. Invalidity, unenforceability, or invalidation of any one or more of the provisions of this Pledge Agreement for any reason shall in no way affect any other provisions hereof, which other provisions shall remain in full force and effect.

SECTION 18. Entire Agreement. This Pledge Agreement and the documents herein mentioned contain, or expressly incorporate, the entire agreement of the parties with respect to the subject matter hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF each of the parties hereto has caused this Pledge Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

PLEDGORS

ERA GROUP INC.

By:
Name:
Title:

ERA AEROLEO LLC

By:
Name:
Title:

PLEDGEE

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE I TO PLEDGE AGREEMENT

INTEREST TRANSFER1

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                                   100% of its limited liability company membership interest in [            ], a Delaware limited liability company (the “Company”), standing in the name of the undersigned on the books of said Company, and does hereby irrevocably constitute and appoint                                                   as attorney-in-fact of the undersigned to transfer said membership interest on the books of the Company with full power of substitution in the premises.

Dated:

[ERA GROUP INC.]/[ERA AEROLEO LLC]

By:
Name:
Title:

In presence of:

Witness

[1]	Original counterparts of this Interest Transfer to be executed will equal the number of Companies (e.g. one Interest Transfer to be executed per Company).

SCHEDULE II TO PLEDGE AGREEMENT

IRREVOCABLE PROXY2

The undersigned hereby constitutes and appoints WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, in its capacity as Pledgee under the Pledge Agreement hereinafter referred to, its attorney and proxy to appear, vote and otherwise act, all in the name, place and stead of the undersigned in the same manner that the undersigned might do and with the same powers, with respect to all of the membership interests in [insert name] (the “Company”), owned or hereafter acquired by the undersigned, at any and all meetings of the members or the managers, as the case may be, of the Company, on any and all matters, questions and resolutions that may come before such meetings, including, but not limited to, the election of directors or managers, if any, or at any adjournment or adjournments thereof, or to consent on behalf of the undersigned in the absence of a meeting to anything that might have been voted on at such a meeting.

This irrevocable proxy is coupled with an interest, is given in connection with a pledge pursuant to a Pledge Agreement dated                  , 20     (the “Pledge Agreement”), is subject to the rights of the undersigned as the Pledgor set forth in Section 6(a) of the Pledge Agreement and is irrevocable. It shall continue in effect so long as the debt for which the pledge is granted as security remains unpaid.

The attorney and proxy named herein is hereby given full power of substitution and revocation and may act through such agents, nominees or substitute attorneys as it may from time to time appoint.

The powers of such attorney and proxy shall include (without limiting its general powers hereunder) the power to receive and waive any notice of any meeting on behalf of each of the undersigned.

[ERA GROUP INC.]/[ERA AEROLEO LLC]

By:
Name:
Title:

[2]	Original counterparts of this Irrevocable Proxy to be executed will equal the number of Companies (e.g. one Irrevocable Proxy per Company).

SCHEDULE III TO PLEDGE AGREEMENT

Name of Pledgor	Name of Company	Company Jurisdiction of Formation	Percentage of Total Company Membership Interest Pledged
Era Group Inc.	Era Helicopters, LLC	Delaware	100%
Era Group Inc.	Era Leasing LLC	Delaware	100%
Era Group Inc.	Era Med LLC	Delaware	100%
Era Group Inc.	Era Aeroleo LLC	Delaware	100%
Era Group Inc.	Era Canada LLC	Delaware	100%
Era Group Inc.	Era DHS LLC	Delaware	100%
Era Group Inc.	Era FBO LLC	Delaware	100%
Era Group Inc.	Era Flightseeing LLC	Delaware	100%
Era Group Inc.	Era Helicopters (Mexico) LLC	Delaware	100%
Era Group Inc.	Era Helicopter Services LLC	Delaware	100%
Era Aeroleo LLC	Aeroleo Internacional, LLC	Delaware	100%

EXHIBIT 8

FORM OF SECURITY AGREEMENT

SECURITY AGREEMENT

Dated                          , 20__

from

The Grantors referred to herein

as Grantors

to

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Grantee

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Schedules

Schedule I	-	Type of Organization, Jurisdiction of Organization and Organizational Identification Number
Schedule II	-	Locations of Equipment and Inventory
Schedule III	-	Letters of Credit
Schedule IV	-	Pledged Deposit Accounts

Exhibits

Exhibit A	-	Form of Security Agreement Supplement
Exhibit B		Form of Deposit Account Control Agreement

ii

SECURITY AGREEMENT

SECURITY AGREEMENT dated                                  , 20     (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) made by and among (i) ERA GROUP INC., a Delaware corporation, (the “Borrower”), and the other Persons listed on the signature pages hereof (the Borrower and the Persons so listed being, collectively, the “Grantors”) and (ii) WELLS FARGO BANK, NATIONAL ASSOCIATION, as grantee (the “Grantee”).

PRELIMINARY STATEMENTS:

(1) Pursuant to the senior secured revolving credit facility agreement dated as of                              , 20     (the “Credit Agreement”) made by and among (1) the Borrower, (2) WELLS FARGO SECURITIES, LLC, JPMORGAN CHASE BANK, N.A., DEUTSCHE BANK SECURITIES INC., SUNTRUST ROBINSON HUMPHREY, INC. and REGIONS BANK, as mandated lead arrangers, (3) WELLS FARGO SECURITIES, LLC, JPMORGAN CHASE BANK, N.A., DEUTSCHE BANK SECURITIES INC., SUNTRUST ROBINSON HUMPHREY, INC. and REGIONS BANK, as bookrunners, (4) the Grantee, as administrative agent, (5) JPMORGAN CHASE BANK, N.A., as syndication agent, (6) DEUTSCHE BANK SECURITIES INC., SUNTRUST BANK and REGIONS BANK, as co-documentation agents, (7) COMPASS BANK, WHITNEY BANK, GOLDMAN SACHS BANK USA, COMERICA BANK and THE NORTHERN TRUST COMPANY, as managing agents, (8) Wells Fargo, as swing line bank (the “Swing Line Bank”) and (9) the banks and financial institutions whose names and addresses are set out in Schedule A thereto (together with any assignee thereof pursuant to Section 11 thereto and the Swing Line Bank, the “Lenders”, and each a “Lender”), the Lenders have agreed to make available to the Borrower a revolving credit facility in the amount of Three Hundred Fifty Million United States Dollars (US$350,000,000), subject to the terms and conditions set forth therein.

(2) Each Grantor is the owner of the deposit accounts (the “Pledged Deposit Accounts”) set forth opposite such Grantor’s name on Schedule IV hereto.

(3) It is a condition under the Credit Agreement to the Lenders providing the Credit Facility that the Grantors shall have granted the security interest contemplated by this Agreement.

(4) Terms defined in the Credit Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement. Further, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9. “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non perfection or priority.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Advances under the Credit Agreement from time to time, the Grantors and the Grantee, for the benefit of the Creditors, agree as follows:

Section 1. Grant of Security. Each Grantor hereby grants to the Grantee, for the benefit of the Creditors, a security interest in such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising other than any of the below that relates to the U.S. Bancorp Helicopters (collectively, the “Collateral”):

(a) all equipment in all of its forms, including, without limitation, all machinery, tools, furniture, and all parts thereof and all accessions thereto, including, without limitation, computer programs and supporting information that constitute equipment within the meaning of the UCC (any and all such property being the “Equipment”);

(b) all inventory in all of its forms, including, without limitation, (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (ii) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Grantor has an interest or right as consignee) and (iii) goods that are returned to or repossessed or stopped in transit by such Grantor), and all accessions thereto and products thereof and documents therefor, including, without limitation, computer programs and supporting information that constitute inventory within the meaning of the UCC (any and all such property being the “Inventory”);

(c) all accounts, chattel paper (including, without limitation, tangible chattel paper and electronic chattel paper), instruments (including, without limitation, promissory notes), deposit accounts, letter-of-credit rights, general intangibles (including, without limitation, payment intangibles) and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise relating to the foregoing property (any and all of such accounts, chattel paper, instruments, deposit accounts, letter-of-credit rights, general intangibles and other obligations, to the extent not referred to in clause (d) below, being the “Receivables,” and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts being the “Related Contracts”);

(d) the following (collectively, the “Account Collateral”):

(i) the Pledged Deposit Accounts and all funds and financial assets from time to time credited thereto (including, without limitation, all Cash Equivalents), and all certificates and instruments, if any, from time to time representing or evidencing the Pledged Deposit Accounts;

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(ii) all promissory notes, certificates of deposit, checks and other instruments from time to time delivered to or otherwise possessed by the Grantee for or on behalf of such Grantor in substitution for or in addition to any or all of the then existing Account Collateral; and

(iii) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral;

(e) all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of the Grantors pertaining to any of the Collateral;

(f) the Mortgaged Helicopters;

(g) (i) any lease or other contract to which it is a party now or hereafter entered into by such Grantor in respect of any Mortgaged Helicopter, (ii) all moneys and claims for moneys due and to become due thereto, whether as rent, loans, indemnities, payments or otherwise, under, and all claims for damages arising out of any breach of, any lease, other contract for the use or employment of any Mortgaged Helicopter, and (iii) any money or non-money proceeds of a Mortgaged Helicopter arising from the total or partial loss or physical destruction of such Mortgaged Helicopter or its total or partial confiscation, condemnation or requisition;

(h) all policies and contracts of insurance which are from time to time taken out by or for such Grantor in respect of any Mortgaged Helicopter (including Airframes and Engines), machinery, disbursements, profits or otherwise, and all the benefits thereof, including, without limitation, all claims of whatsoever nature, as well as return premiums;

(i) all Helicopter Related Documents and Records including books, records, account ledgers, data processing records, computer software and other property and general intangibles at any time evidencing or relating to any of the foregoing; and

(j) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (i) of this Section 1) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Grantee is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash.

Section 2. Security for Obligations. This Agreement secures the payment of all obligations of each Grantor now or hereafter existing under (i) the Credit Agreement, Notes, and Security Documents, (ii) credit cards, purchasing cards and other treasury management services it holds with any of the Lenders and (iii) obligations in respect of hedge agreements, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement

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obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (all such obligations being the “Secured Obligations”). Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Secured Obligations and would be owed by each Grantor to any Creditor under the Credit Agreement, Notes and Security Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Security Party.

Section 3. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Grantee of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Creditor shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or the Credit Agreement, Notes and Security Documents, nor shall any Creditor be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4. Maintaining the Account Collateral. So long as any Advance or any other obligation of any Security Party under the Credit Agreements, Notes or any Security Document shall remain unpaid or any Lender shall have any Commitment:

(a) Each Grantor will maintain deposit accounts only with the financial institution acting as Grantee hereunder or with a bank (a “Pledged Account Bank”) that has agreed with such Grantor and the Grantee to comply with instructions originated by the Grantee directing the disposition of funds in such deposit account without the further consent of such Grantor, such agreement to be substantially in the form of Exhibit B hereto or otherwise in form and substance satisfactory to the Grantee (a “Deposit Account Control Agreement”). The Grantee agrees that (x) it will deliver Notices of Exclusive Control (as defined in each Deposit Account Control Agreement) only upon the occurrence and during the continuance of an Event of Default and (y) if it has delivered any such Notice of Exclusive Control and thereafter no Event of Default is continuing, the Grantee shall promptly withdraw the same.

(b) Upon any termination by a Grantor of any Pledged Deposit Account, such Grantor will immediately (i) transfer all funds and property held in such terminated Pledged Deposit Account to another Pledged Deposit Account and (ii) notify all obligors that were making payments to such Pledged Deposit Account to make all future payments to another Pledged Deposit Account, in each case so that the Grantee shall have a continuously perfected security interest in such Account Collateral, funds and property.

(c) Upon the occurrence of an Event of Default, the Grantee shall have sole right to direct the disposition of funds with respect to the Pledged Deposit Accounts, and it shall be a term and condition of each of the Pledged Deposit Accounts, notwithstanding any term or condition to the contrary in any other agreement relating to

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the Pledged Deposit Accounts, that, following delivery by the Grantee of a Notice of Exclusive Control (as defined in the applicable Deposit Account Control Agreement) to a Pledged Account Bank, no amount (including, without limitation, interest on Cash Equivalents credited thereto) will be paid or released to or for the account of, or withdrawn by or for the account of, any Grantor or any other Person from the Pledged Deposit Accounts, unless and until such Notice of Exclusive Control is withdrawn.

(d) Upon the occurrence and during the continuance of an Event of Default, the Grantee may, at any time and without notice to, or consent from, the Grantor, transfer, or direct the transfer of, funds from the Pledged Deposit Accounts to satisfy the Grantor’s obligations under the Credit Agreement, Notes or Security Documents. The Grantee agrees to notify the Grantor promptly after any such transfer indicating the amount so transferred and the Grantor’s obligations so satisfied.

Section 5. Representations and Warranties. Each Grantor represents and warrants as follows:

(a) Each Grantor’s exact legal name, type of organization, jurisdiction of organization and organizational identification number is set forth in Schedule I hereto. References to any Schedule in this Section 5 shall refer to such Schedule as the same may be amended from time to time by notice from the Grantors to the Grantee.

(b) Each Grantor is the legal and beneficial owner of the Collateral granted or purported to be granted by it free and clear of any Lien, claim, option or right of others, except for the security interest created under this Agreement or permitted under the Credit Agreement. No effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing any Grantor is on file in any recording office, except such as may have been filed in favor of the Grantee relating to the Credit Agreement, Notes and Security Documents or as otherwise permitted under the Credit Agreement.

(c) All of the Equipment and Inventory constituting Collateral granted by such Grantor is located at the places specified therefor in Schedule II hereto or at another location as to which such Grantor has complied with the requirements of Section 7(a). Since the date of its formation, such Grantor has not changed the location of its Equipment or Inventory constituting Collateral granted by it. Such Grantor has exclusive possession and control of its Equipment and Inventory constituting collateral granted by it, other than Inventory stored at any leased premises or warehouse to which the Grantor has full access.

(d) None of the Receivables constituting Collateral granted by it is evidenced by a promissory note or other instrument that has not been delivered to the Grantee other than ordinary course collections on any such Receivables that are deposited in a Pledged Deposit Account in accordance with Section 4.

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(e) Such Grantor has no deposit accounts, other than the Pledged Deposit Accounts listed on Schedule IV hereto and additional Pledged Deposit Accounts as to which such Grantor has complied with the applicable requirements of Section 4.

(f) Such Grantor is not a beneficiary or assignee under any letter of credit, other than the letters of credit described in Schedule III hereto.

(g) This Agreement creates in favor of the Grantee for the benefit of the Creditors a valid security interest in the Collateral granted by such Grantor, securing the payment of the Secured Obligations; all filings and other actions (including, without limitation, (A) actions necessary to obtain control of Collateral as provided in Sections 9-104, 9-106 and 9-107 of the UCC and (B) actions necessary to perfect the Grantee’s security interest with respect to Collateral evidenced by a certificate of title, if any) necessary to perfect the security interest in the Collateral granted by such Grantor have been duly made or taken and are in full force and effect; and such security interest is first priority.

(h) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by such Grantor of the security interest granted by such Grantor hereunder or for the execution, delivery or performance of this Agreement by such Grantor, (ii) the perfection or maintenance of the security interest created hereunder (including the first priority nature of such security interest), except for (x) the filing of financing and continuation statements under the UCC, which financing statements have been duly filed and are in full force and effect, the (y) the recordation of the Mortgages over the Mortgaged Helicopters with the FAA and any other applicable Acceptable Jurisdiction and (z) the registration of Creditors’ International Interest on the Mortgaged Helicopters with the International Registry, or (iii) the exercise by the Grantee of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement or the Credit Agreement.

Section 6. Further Assurances. (a) Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or desirable, or that the Grantee may request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Grantee to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor. Without limiting the generality of the foregoing, each Grantor will promptly with respect to Collateral of such Grantor: (i) mark conspicuously each chattel paper included in Receivables, and, at the request of the Grantee, each of its records pertaining to such Collateral with a legend, in form and substance satisfactory to the Grantee, indicating that such document, chattel paper, or Collateral is subject to the security interest granted hereby; (ii) if any such Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver, against a written receipt from the Grantee acknowledging receipt thereof, and pledge to the Grantee hereunder such note or instrument or chattel paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Grantee; (iii) file such financing or continuation statements, or amendments

6

thereto, and such other instruments or notices, as may be necessary or desirable, or as the Grantee may request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder; (iv) take all action to ensure that the Grantee’s security interest is noted on any certificate of title related to any Collateral evidenced by a certificate of title; and (v) deliver to the Grantee evidence that all other actions that the Grantee may deem reasonably necessary or desirable in order to perfect and protect the security interest granted or purported to be granted by such Grantor under this Agreement has been taken.

(b) Each Grantor hereby authorizes the Grantee to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Grantor, regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law. Each Grantor ratifies its authorization for the Grantee to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

(c) Each Grantor will furnish to the Grantee from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection with such Collateral as the Grantee may reasonably request, all in reasonable detail. In addition, each year, at the time of delivery of the annual appraisal pursuant to Section 10.1(a)(xxv) of the Credit Agreement, the Grantor shall deliver to the Grantee updated Schedules I – IV to this Agreement executed by a responsible officer of the Grantor, setting forth any information required therein that has changed or confirming that there has been no change in such information since the date of the previous delivery of Schedules I – IV delivered pursuant to this Section 6(c) and certifying that all UCC financing statements and other appropriate filings, recordings or registrations have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect and perfect the security interests and Liens in the United States under this Agreement.

(d) The Borrower will furnish to the Grantee, on or prior (but not more than six months prior thereto) to the fifth anniversary of the date hereof (and each successive five year anniversary thereafter), an opinion of counsel, from outside counsel reasonably satisfactory to the Grantee, to the effect that all financing or continuation statements have been filed, and all other action has been taken to perfect continuously from the date hereof the security interest granted hereunder.

Section 7. As to Equipment.

(a) Each Grantor will cause its Equipment, to the extent it determines the same to have continuing utility in its business, to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, and will forthwith, or in the case of any loss or damage to any of such Equipment as soon as practicable after the occurrence thereof, make or cause to be made all repairs, replacements and other improvements in connection therewith that such Grantor reasonably determines to be necessary or desirable to such end.

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Section 8. Insurance. Each of the Grantors shall insure its respective Mortgaged Helicopters in accordance with the Required Insurance (as defined in the Credit Agreement). Each of the Grantors shall maintain insurances on its all of its properties (including, but not limited to, the Equipment and Inventory) as described in Section 2.1(n) of the Credit Agreement.

Section 9. Negative Pledge. Each of the Grantors hereby agrees to be bound by the terms of Section 10.1(b)(xii) of the Credit Agreement as if fully set forth herein.

Section 10. Post-Closing Changes; Collections on Receivables and Related Contracts. (a) No Grantor will change its name, type of organization, jurisdiction of organization, organizational identification number or location from those set forth in Section 5(a) of this Agreement. Each Grantor will hold and preserve its records relating to the Collateral and will permit representatives of the Grantee to inspect and make abstracts from such records and other documents. If any Grantor does not have an organizational identification number and later obtains one, it will forthwith notify the Grantee of such organizational identification number.

(b) Except as otherwise provided in this subsection (b), each Grantor will continue to collect, at its own expense, all amounts due or to become due to such Grantor under the Receivables and Related Contracts. In connection with such collections, such Grantor may take (and, at the Grantee’s direction, will take) such action as such Grantor or the Grantee may deem necessary or advisable to enforce collection of the Receivables and Related Contracts; provided, however, that upon the occurrence of an Event of Default, the Grantee shall have the right upon written notice to such Grantor of its intention to do so, to notify the obligors under any Receivables and Related Contracts of the assignment of such Receivables and Related Contracts to the Grantee and to direct such obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Grantee and, upon such notification and at the expense of such Grantor, to enforce collection of any such Receivables and Related Contracts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Receivables and Related Contracts, including, without limitation, those set forth set forth in Section 9-607 of the UCC. After receipt by any Grantor of the notice from the Grantee referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including, without limitation, instruments) received by such Grantor in respect of the Receivables and Related Contracts of such Grantor shall be received in trust for the benefit of the Grantee hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Grantee in the same form as so received (with any necessary endorsement) to be deposited in the Pledged Deposit Accounts set forth in Schedule IV hereto, at the Grantee’s sole discretion, and (ii) such Grantor will not adjust, settle or compromise the amount or payment of any Receivable or amount due on any Related Contract, release wholly or partly any obligor thereof or allow any credit or discount thereon. No Grantor will permit or consent to the subordination of its right to payment under any of the Receivables and Related Contracts to any other indebtedness or obligations of the obligor thereof.

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Section 11. Grantee Appointed Attorney in Fact. Each Grantor hereby irrevocably appoints the Grantee such Grantor’s attorney in fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time, upon the occurrence and during the continuance of an Event of Default, in the Grantee’s discretion, to take any action and to execute any instrument that the Grantee may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a) to obtain and adjust insurance required to be paid to the Grantee pursuant to Section 8,

(b) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(c) to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above, and

(d) to file any claims or take any action or institute any proceedings that the Grantee may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Grantee with respect to any of the Collateral.

Section 12. Grantee May Perform. If any Grantor fails to perform any agreement contained herein, the Grantee may, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Grantee incurred in connection therewith shall be payable by such Grantor under Section 15.

Section 13. The Grantee’s Duties. The powers conferred on the Grantee hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the duty to the Grantors and the Secured Parties to provide safe custody of, and preservation of, any Collateral in its possession and the accounting for moneys actually received and disbursed by it hereunder, the Grantee shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Creditor has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Grantee shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is segregated from the Grantee’s other assets and is clearly marked on its records as Collateral held in its capacity as Grantee hereunder and is accorded treatment substantially equal to that which it accords its own property.

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Section 14. Remedies. If any Event of Default shall have occurred and be continuing:

(a) The Grantee may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, in the Credit Agreement or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may: (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Grantee forthwith, assemble all or part of the Collateral as directed by the Grantee and make it available to the Grantee at a place and time to be designated by the Grantee that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Grantee’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Grantee may deem commercially reasonable; (iii) occupy any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Receivables, the Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral and (C) exercise all other rights and remedies with respect to the Receivables, the Related Contracts and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Grantee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Grantee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) Any cash held by or on behalf of the Grantee and all cash proceeds received by or on behalf of the Grantee in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Grantee, be held by the Grantee as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Grantee pursuant to Section 15) in whole or in part by the Grantee for the ratable benefit of the Creditors against, all or any part of the Secured Obligations, in the following manner:

(i) first, paid to the Creditors for any amounts then owing to the Creditors pursuant to subsections (a) through (e) of Section 9.4 of the Credit Agreement, ratably in accordance with the amounts then owing to the Creditors; and

(ii) second, paid to the Creditors for any amounts then owing to any of them with respect to the Grantors’ obligations in connection with any (i) credit cards, purchasing cards and other treasury management services of such Creditors and (ii) hedge agreements, ratably in accordance with the amounts then owing to such Creditors.

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Any surplus of such cash or cash proceeds held by or on the behalf of the Grantee and remaining after payment in full of all the Secured Obligations shall be paid over to the applicable Grantor or to whomsoever may be lawfully entitled to receive such surplus.

(c) The Grantee may send to each party to any Deposit Account Control Agreement, a “Notice of Exclusive Control” as defined in and under such Deposit Account Control Agreement.

Section 15. Indemnity and Expenses. Each Grantor agrees to be bound by the terms of Section 18.11 of the Credit Agreement as if fully set forth herein.

Section 16. Amendments; Waivers; Additional Grantors; Etc. (a) No amendment or waiver of any provision of this Agreement, and no consent to any departure by any party herefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that the Schedules hereto may be amended from time to time by notice from the affected Grantor to the Grantee. No failure on the part of the Grantee or any other Creditor to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(b) Upon the execution and delivery by any Person of a security agreement supplement in substantially the form of Exhibit B hereto (each a “Security Agreement Supplement”), such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement to “Grantor” shall also mean and be a reference to such Additional Grantor, each reference in this Agreement and the Credit Agreement to the “Collateral” shall also mean and be a reference to the Collateral granted by such Additional Grantor and each reference in this Agreement to a Schedule shall also mean and be a reference to the schedules attached to such Security Agreement Supplement.

Section 17. Notices, Etc. All notices and other communications provided for hereunder shall be made in compliance with Section 17 of the Credit Agreement.

Section 18. Continuing Security Interest; Assignments under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Secured Obligations and, (ii) the Termination Date, (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Grantee hereunder, to the benefit of the Grantors, the Secured Parties and their respective successors, transferees and assigns; provided however that in the event all Secured Obligations have been discharged other than those relating to an Extended Letter of Credit and there shall have been established and funded a Cash Collateral Account as provided for in Section 3.13 of the Credit Agreement, the security interest in the Collateral shall be released at such time. Without limiting the generality

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of the foregoing clause (c) but subject to the limitations set forth in Section 11 of the Credit Agreement, any Creditor may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes, if any, held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party herein or otherwise, in each case as provided in Section 11 of the Credit Agreement.

Section 19. Security Interest Absolute. The obligations of each Grantor under this Agreement are independent of the Secured Obligations or any other obligations of any other Security Party under or in respect of the Credit Agreement, Notes and Security Documents, and a separate action or actions may be brought and prosecuted against each Grantor to enforce this Agreement, irrespective of whether any action is brought against such Grantor or any other Security Party or whether such Grantor or any other Security Party is joined in any such action or actions. All rights of the Grantee and the other Creditors and the pledge, assignment and security interest hereunder, and all obligations of each Grantor hereunder, shall be irrevocable, absolute and unconditional irrespective of, and each Grantor hereby irrevocably waives (to the maximum extent permitted by applicable law) any defenses it may now have or may hereafter acquire.

Section 20. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be effective as delivery of an original executed counterpart of this Agreement.

Section 21. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflicts of law rules.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

ERA GROUP INC., as Grantor

By
Name:
Title:

ERA HELICOPTERS, LLC, as Grantor

By
Name:
Title:

ERA LEASING LLC, as Grantor

By
Name:
Title:

ERA MED LLC, as Grantor

By
Name:
Title:

ERA AEROLEO LLC, as Grantor

By
Name:
Title:

AEROLEO INTERNACIONAL, LLC, as Grantor

By
Name:
Title:

ERA CANADA LLC, as Grantor

By
Name:
Title:

ERA DHS LLC, as Grantor

By
Name:
Title:

ERA FBO LLC, as Grantor

By
Name:
Title:

ERA FLIGHTSEEING LLC, as Grantor

By
Name:
Title:

ERA HELICOPTERS (MEXICO) LLC, as Grantor

By
Name:
Title:

ERA HELICOPTER SERVICES LLC, as Grantor

By
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Grantee

By
Name:
Title:

By
Name:
Title:

SCHEDULE I

Type of Organization, Jurisdiction of Organization and Organizational Identification Number

Name of Grantor	Type of Organization	Jurisdiction of Organization	Organizational Identification Number
Era Group Inc.	Limited liability company	State of Delaware	DE 3036451

Era Aeroleo LLC	Limited liability company	State of Delaware	DE 4666150

Aeroleo Internacional, LLC	Limited liability company	State of Delaware	DE 4238368

Era Canada LLC	Limited liability company	State of Delaware	DE 4825264

Era DHS LLC	Limited liability company	State of Delaware	DE 4571473

Era FBO LLC	Limited liability company	State of Delaware	DE 3948611

Era Flightseeing LLC	Limited liability company	State of Delaware	DE 4469106

Era Helicopters, LLC	Limited liability company	State of Delaware	DE 3866981

Era Helicopters (Mexico) LLC	Limited liability company	State of Delaware	DE 4052327

Era Helicopter Services LLC	Limited liability company	State of Delaware	DE 4546141

Era Leasing LLC	Limited liability company	State of Delaware	DE 4054862

Era Med LLC	Limited liability company	State of Delaware	DE 4224189

SCHEDULE II

Locations of Equipment and Inventory

Warehouse	Address	City	State	Zip Code	Country
13PS	500 Gracedale Ave.	Nazareth	Pennsylvania	18064	U.S.A.

22N	2321 Mahoning Drive East	Lehighton	Pennsylvania	18235	U.S.A.

ABV	104 Industrial Loop	Abbeville	Louisiana	70510	U.S.A.

AER	551 North 40th Street	Show Low	Arizona	85901	U.S.A.

AIS	12181 Southwest 129th Court	Miami	Florida	33186	U.S.A.

ANC	6300 Carl Brady Drive	Anchorage	Alaska	99502	U.S.A.

ARG	HELICÓPTEROS MARINOS SA, LAPLACE 3605 (Airport of destination EZEIZA)	B1611WAA Don Torcuato	Buenos Aires		Argentina

BED	Era Hleicopters, LLC NEW ENGLAND LIFE FLIGHT/ BOSTON MED FLIGHT (1) 1727 Robins Street HANSCOM Air Force Base	Bedford	Massachusetts	105911	U.S.A.

BGR	Bangor International Airport, Attn: Era Helicopters, Building 121, 188 Maine Avenue	Bangor	Maine	4401	U.S.A.

BKL	BURKE LAKEFRONT AIRPORT-GATE 5, 1601 NORTH MARGINAL ROAD	Cleveland	Ohio	44114	U.S.A.

BOND	Bond Offshore Helicopters Ltd, Hangar 12, Gambling Close	Norwich Airport	Norfolk	NR6 6EG

Warehouse	Address	City	State	Zip Code	Country
BPN	PT Nyaman Air~;Hangar B6, Sepinggan Airport~;Jl. Marsma R, Iswahyudi~;Balikpapan 76115~;Kalimantan Timur~;Indonesia~;	Balikpapan			Indonesia

BRA	Aeróleo Táxi Aéreo S/A Estrada do Imburo S/N Aeroporto de Macaé Macaé - RJ - Brasil CEP: 27970-000 CNPJ: 15.209.117/0007-42~;		Rio de Janeiro		Brazil

CAM	190 Bobbie Lane	Cameron	Louisiana	70631	U.S.A.

DEN	8227 Lloyd Stearman Drive	Denali National Park	Alaska	99755	U.S.A.

DUL	8942 Shrimpers Row	Dulac	Louisiana	70353	U.S.A.

EAGLE	823 McTavish Road Northeast	Calgary		AB T2E 7G9	Canada

EAS	1625 W. Vista Way	Vista	California	92038	U.S.A.

ENI	Pouch 340017	Deadhorse	Alaska	99734	U.S.A.

FOU	290 N.J. Theriot Road	Golden Meadow	Louisiana	70357	U.S.A.

GLS	8712 Bonanza Road	Galveston	Texas	77554	U.S.A.

HUM	105 Tower Road	Houma	Louisiana	70363	U.S.A.

INDIA	GLOBAL VECTRA HELICORP LTD~;HANGER No. C-He/Hf, AIRPORTS AUTHORITY OF INDIA, ~;Civil Aerodrome, Juhu Vile Parle (West)	Mumbai - 54 / Maharashtra INDIA.	Mumbai	54400054	India

JBU	107D Youngs Road	Johnson Bayou	Louisiana	70631	U.S.A.

JUN	6910 North Douglas HWY	Juneau	Alaska	99801	U.S.A.

LBX	8358 Airport Way	Angleton	Texas	77515	U.S.A.

Warehouse	Address	City	State	Zip Code	Country
LCH-REG	600 Airport Service Road	Lake Charles	Louisiana	70605	U.S.A.

LEW	47 White Hangar Drive	Auburn	Maine	4210	U.S.A.

LWM	ERA HELICOPTERS, Boston Med Flight, Falcon Air Inc., 492 Sutton Street, Lawrence Municipal Airport Building 90	North Andover	Massachusetts	1845	U.S.A.

MAR	WFS Complex FM 2175	Markham	Texas	77456	U.S.A.

MEX	SANTANDER NO. 15, 10 PISO, COL. INSURGENTES MIXCOAC			3920	Mexico

MOB	Downtown Air Center ;2495 Michigan Avenue Ste. 5, 6, 7	Mobile	Alabama	36615	U.S.A.

MQS	Era Helicopters, 1Earhart Drive, Hangar # 6	Coatesville	Pneesylvania	19320	U.S.A.

NLO	200 Crofton Road	Kenner	Alaska	70062	U.S.A.

OPA	15001 NW 42nd Ave, BLG 47	Opa Loka	Florida	33054	U.S.A.

OSK	52300 Nikiski Beach Road	Nikiski	Alaska	99801	U.S.A.

PAA	4694 Aviation Parkway, suite K	Atlanta	Georgia	30349-6024	U.S.A.

PTN	3884 Airport Road	Patterson	Louisiana	70392	U.S.A.

PYM	Era Hleicopters, LLC BOSTON MED FLIGHT (2) Hangar #1 Plymouth Airport 246 South Meadow Road	Carver	Maine	2330	U.S.A.

SCC	Pouch 340017	Deadhorse	Alaska	99734	U.S.A.

SCH	221 N Main Project Road	Schriever	Louisiana	70395	U.S.A.

Warehouse	Address	City	State	Zip Code	Country
SLZ	Aeróleo Táxi Aéreo S/A ¿ Avenida dos Libaneses, 3502 ¿ Aeroporto Marechal Cunha Machado ¿ Hangar PMR ¿ Bairro Tirirical ¿ CEP: 65056-480 ¿ São Luis - MA	Sao Luis			Argentina

SPN	Aerodromo Sebastian Almagro	Cordoba		99635	Spain

USURPLUS	600 Airport Service Road	Lake Charles	Louisiana	70605	U.S.A.

VEN	42336 HWY 23 South	Venice	Louisiana	70091	U.S.A.

All Warehouses with LCH as Prefix:	600 Airport Service Road, Lake Charles, LA.

All Wareshouses with ANC Prefix:	6300 Carl Brady Drive, Anchorage, Alaska

All Warehouses that that have Unserviceable warehouse will have same location address.

SCHEDULE III

Letters of Credit

None.

EXHIBIT A

FORM OF SECURITY AGREEMENT SUPPLEMENT

[Date of Security Agreement Supplement]

Wells Fargo Bank, National Association,

as the Administrative Agent for

the Creditors referred to in the

Credit Agreement referred to below

WFBLS Charlotte Agency Services

1525 W WT Harris Blvd

MAC D1109-019

Charlotte, NC 28262

ERA GROUP INC.

Ladies and Gentlemen:

Reference is made to (i) the Credit Agreement dated as of             , 20         (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among (1) ERA GROUP INC., a Delaware corporation, as borrower, (2) WELLS FARGO SECURITIES, LLC, JPMORGAN CHASE BANK, N.A., DEUTSCHE BANK SECURITIES INC., SUNTRUST ROBINSON HUMPHREY, INC. and REGIONS BANK, as mandated lead arrangers, (3) WELLS FARGO SECURITIES, LLC, JPMORGAN CHASE BANK, N.A., DEUTSCHE BANK SECURITIES INC., SUNTRUST ROBINSON HUMPHREY, INC. and REGIONS BANK, as bookrunners, (4) WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent, (5) JPMORGAN CHASE BANK, N.A., as syndication agent, (6) DEUTSCHE BANK SECURITIES INC., SUNTRUST BANK and REGIONS BANK, as co-documentation agents, (7) COMPASS BANK, WHITNEY BANK, GOLDMAN SACHS BANK USA, COMERICA BANK and THE NORTHERN TRUST COMPANY, as managing agents, (8) Wells Fargo, as swing line bank (the “Swing Line Bank”) and (9) the banks and financial institutions whose names and addresses are set out in Schedule A thereto (together with any assignee thereof pursuant to Section 11 thereto and the Swing Line Bank, the “Lenders”, and each a “Lender”), and (ii) the Security Agreement dated             , 20         (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) made by the Grantors from time to time party thereto in favor of the Grantee for the Creditors. Terms defined in the Credit Agreement or the Security Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement or the Security Agreement.

Section 1. Grant of Security. The undersigned hereby grants to the Grantee, for the benefit of the Creditors, a security interest in all of its right, title and interest in and to the following, in each case whether now owned or hereafter acquired by the undersigned, wherever located and whether now or hereafter existing or arising (collectively, the undersigned’s “Collateral”): all Equipment, Inventory, Receivables, Related Contracts, Account Collateral, all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of the undersigned pertaining to any of the undersigned’s Collateral, and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the undersigned’s Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in this Section 1) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Grantee is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash.

Section 2. Security for Obligations. The grant of a security interest in, the Collateral by the undersigned under this Security Agreement Supplement and the Security Agreement secures the payment of all obligations of the undersigned now or hereafter existing under or in respect of the Credit Agreement, Notes and Security Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise. Without limiting the generality of the foregoing, this Security Agreement Supplement and the Security Agreement secures the payment of all amounts that constitute part of the Secured Obligations and that would be owed by the undersigned to any Creditor under the Credit Agreement, Notes and Security Documents but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Security Party.

Section 3. Representations and Warranties. (a) The undersigned’s exact legal name, location, chief executive office, type of organization, jurisdiction of organization and organizational identification number is set forth in Schedule I hereto.

(b) All of the Equipment and Inventory of the undersigned are located at the places specified therefor in Schedule II hereto.

(c) The undersigned is not a beneficiary or assignee under any letter of credit, other than the letters of credit described in Schedule III hereto.

(d) The undersigned hereby makes each other representation and warranty set forth in Section 5 of the Security Agreement with respect to itself and the Collateral granted by it.

Section 4. Obligations Under the Security Agreement. The undersigned hereby agrees, as of the date first above written, to be bound as a Grantor by all of the terms and provisions of the Security Agreement to the same extent as each of the other Grantors. The undersigned further agrees, as of the date first above written, that each reference in the Security Agreement to an “Additional Grantor” or a “Grantor” shall also mean and be a reference to the undersigned, that each reference to the “Collateral” or any part thereof shall also mean and be a reference to the undersigned’s Collateral or part thereof, as the case may be, and that each reference in the Security Agreement to a Schedule shall also mean and be a reference to the schedules attached hereto.

Section 5. Governing Law. This Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

[NAME OF ADDITIONAL GRANTOR]

By:
Name:
Title:
Address for notices:

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EXHIBIT B

FORM OF DEPOSIT ACCOUNT CONTROL AGREEMENT

DEPOSIT ACCOUNT CONTROL AGREEMENT (the “Agreement”) dated as of             , 20         among [            ], a Delaware limited liability company (the “Grantor”), Wells Fargo Bank, National Association, as Grantee (the “Secured Party”), and [            ] (“            ”), as depository bank (the “Account Bank”).

PRELIMINARY STATEMENTS:

(1) The Grantor has granted the Secured Party a security interest (the “Security Interest”) in the following deposit accounts maintained by the Account Bank for the Grantor (the “Pledged Deposit Accounts”):

[Insert account numbers and other identifying information.]

(2) Terms defined in Article 9 of the Uniform Commercial Code in effect in the State of New York (the “N.Y. Uniform Commercial Code”) are used in this Agreement as such terms are defined in such Article 9.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1. The Pledged Deposit Accounts. The Grantor and the Account Bank represent and warrant to, and agree with, the Secured Party that:

(a) The Account Bank maintains each Pledged Deposit Account for the Grantor, and all funds held by the Account Bank for the account of the Grantor are, and will continue to be, credited to a Pledged Deposit Account in accordance with instructions given by the Grantor (unless otherwise provided herein).

(b) Each Pledged Deposit Account is a deposit account. The Account Bank is the bank with which each Pledged Deposit Account is maintained. The Grantor is the Account Bank’s customer with respect to the Pledged Deposit Accounts.

(c) Notwithstanding any other agreement to the contrary, the Account Bank’s jurisdiction with respect to each Pledged Deposit Account for purposes of the N.Y. Uniform Commercial Code is, and will continue to be for so long as the Security Interest shall be in effect, the State of New York.

(d) The Grantor and the Account Bank do not know of any claim to or interest in any Pledged Deposit Account or any funds credited to any Pledged Deposit Account, except for claims and interests of the parties referred to in this Agreement.

SECTION 2. Control by Secured Party. The Account Bank will comply with all instructions directing disposition of the funds in the Pledged Deposit Accounts and all other directions concerning the Pledged Deposit Accounts (any such instruction, notification or direction being an “Account Direction”), in each case originated by the Secured Party without further consent by the Grantor.

SECTION 3. Grantor’s Rights in Pledged Deposit Accounts. (a) Except as otherwise provided in this Section 3, the Account Bank will comply with Account Directions and other directions concerning each Pledged Deposit Account originated by the Grantor without further consent by the Secured Party.

(b) Until the Account Bank receives a notice from the Secured Party that the Secured Party will exercise exclusive control over any Pledged Deposit Account (a “Notice of Exclusive Control” with respect to such Pledged Deposit Account), the Account Bank may distribute to the Grantor all interest and other amounts standing to the credit of such Pledged Deposit Account.

(c) If the Account Bank receives from the Secured Party a Notice of Exclusive Control with respect to any Pledged Deposit Account, the Account Bank will, until the Notice of Exclusive Control is withdrawn by the Secured Party, comply only with Account Directions originated by the Secured Party and will cease:

(i) complying with Account Directions or other directions concerning such Pledged Deposit Account originated by the Grantor; and

(ii) distributing to the Grantor any interest or other amounts standing to the credit of such Pledged Deposit Account.

SECTION 4. Priority of Secured Party’s Security Interest. (a) The Account Bank (i) subordinates to the Security Interest and in favor of the Secured Party any security interest, lien, or right of recoupment or setoff that the Account Bank may have, now or in the future, against any Pledged Deposit Account or funds credited to any Pledged Deposit Account, and (ii) agrees that it will not exercise any right in respect of any such security interest or lien or any such right of recoupment or setoff until the Security Interest is terminated, except that the Account Bank (A) will retain its prior security interest and lien on funds credited to any Pledged Deposit Account, (B) may exercise any right in respect of such security interest or lien, and (C) may exercise any right of recoupment or setoff against any Pledged Deposit Account, in the case of clauses (A), (B) and (C) above, to secure or to satisfy, and only to secure or to satisfy, payment (x) for its customary fees and expenses for the routine maintenance and operation of such Pledged Deposit Account and (y) for the face amount of any items that have been credited to such Pledged Deposit Account but are subsequently returned unpaid because of uncollected or insufficient funds.

(b) The Account Bank will not enter into any other agreement with any Person relating to Account Directions or other directions with respect to any Pledged Deposit Account.

SECTION 5. Statements, Confirmations, and Notices of Adverse Claims. (a) The Account Bank will send copies of all statements and confirmations for each Pledged Deposit Account simultaneously to the Secured Party and the Grantor.

(b) When the Account Bank knows of any claim or interest in any Pledged Deposit Account or any funds credited to any Pledged Deposit Account other than the claims and interests of the parties referred to in this Agreement, the Account Bank will promptly notify the Secured Party and the Grantor of such claim or interest.

SECTION 6. The Account Bank’s Responsibility. (a) Except for permitting a withdrawal, delivery or payment in violation of Section 3 hereof, the Account Bank will not be liable to the Secured Party for complying with Account Directions or other directions concerning any Pledged Deposit Account from the Grantor that are received by the Account Bank before the Account Bank receives and has a reasonable opportunity to act on a Notice of Exclusive Control.

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(b) The Account Bank will not be liable to the Grantor or the Secured Party for complying with a Notice of Exclusive Control or with an Account Direction or other direction concerning any Pledged Deposit Account originated by the Secured Party, even if the Grantor notifies the Account Bank that the Secured Party is not legally entitled to issue the Notice of Exclusive Control or Account Direction or such other direction unless the Account Bank takes the action after it is served with an injunction, restraining order, or other legal process enjoining it from doing so, issued by a court of competent jurisdiction, and had a reasonable opportunity to act on the injunction, restraining order or other legal process.

(c) This Agreement does not create any obligation of the Account Bank except for those expressly set forth in this Agreement and in Article 4 of the N.Y. Uniform Commercial Code. In particular, the Account Bank need not investigate whether the Secured Party is entitled under the Secured Party’s agreements with the Grantor to give an Account Direction or other direction concerning any Pledged Deposit Account or a Notice of Exclusive Control. The Account Bank may rely on notices and communications it believes given by the appropriate party.

SECTION 7. Indemnity. The Grantor will indemnify the Account Bank, its officers, directors, employees and agents against claims, liabilities and expenses arising out of this Agreement (including, without limitation, reasonable attorney’s fees and disbursements), except to the extent the claims, liabilities or expenses are caused by the Account Bank’s gross negligence or willful misconduct.

SECTION 8. Termination; Survival. (a) The Secured Party may terminate this Agreement by notice to the Account Bank and the Grantor. If the Secured Party notifies the Account Bank that the Security Interest has terminated, this Agreement will immediately terminate.

(b) The Account Bank may terminate this Agreement on 60 days’ prior notice to the Secured Party and the Grantor, provided that before such termination the Account Bank and the Grantor shall make arrangements to transfer the funds credited to each Pledged Deposit Account to another bank that shall have executed, together with the Grantor, a control agreement in favor of the Secured Party in respect of such funds in substantially the form of this Agreement or otherwise in form and substance satisfactory to the Secured Party.

(c) Sections 6 and 7 will survive termination of this Agreement.

SECTION 9. Governing Law. This Agreement and each Pledged Deposit Account will be governed by the law of the State of New York. The Account Bank and the Grantor may not change the law governing any Pledged Deposit Account without the Secured Party’s express prior written agreement.

SECTION 10. Entire Agreement. This Agreement is the entire agreement, and supersedes any prior agreements, and contemporaneous oral agreements, of the parties concerning its subject matter.

SECTION 11. Amendments. No amendment of, or waiver of a right under, this Agreement will be binding unless it is in writing and signed by the parties hereto.

SECTION 12. Notices. A notice or other communication to a party under this Agreement will be in writing (except that Account Directions may be given orally), will be sent to the party’s address set forth under its name below or to such other address as the party may notify the other parties and will be effective on receipt.

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SECTION 13. Binding Effect. This Agreement shall become effective when it shall have been executed by the Grantor, the Secured Party and the Account Bank, and thereafter shall be binding upon and inure to the benefit of the Grantor, the Secured Party and the Account Bank and their respective successors and assigns.

SECTION 14. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission shall be effective as delivery of an original executed counterpart of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[ ], as Grantor

By:
Name:
Title:

Address:
c/o ERA Group Inc. c/o Seacor Holdings Inc. 460 Park Avenue, 12th Floor New York, NY 10022

Wells Fargo Bank, National Association, as Grantee

By:
Name:
Title:

Address:
WFBLS Charlotte Agency Services 1525 W WT Harris Blvd MAC D1109-019 Charlotte, NC 28262

with a copy to:
1000 Louisiana Street, 9th Floor MAC T0002-090 Houston, TX 77002 Attention: Corbin Womac, Vice President & Relationship Manager Email: Corbin.M.Womac@wellsfargo.com Facsimile No.: 713-739-1087

[ ], as Account Bank

By:
Name:
Title:

Address: [ ]

EXHIBIT 9

FORM OF FLEET MORTGAGE

HELICOPTER FLEET MORTGAGE AGREEMENT

Dated as of                  , 20

between

[HELICOPTER OWNING SUBSIDIARY]

as Grantor

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Grantee

HELICOPTER FLEET MORTGAGE AGREEMENT

THIS HELICOPTER FLEET MORTGAGE AGREEMENT (this “Agreement”) dated as of                  , 20__, is made by and among (i) [HELICOPTER OWNING SUBSIDIARY] (the “Grantor”) and (ii) WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent under the Security Agreement, as hereinafter defined, (in such capacity the “Grantee”). Capitalized terms used and not defined herein are used as defined in Appendix A hereto.

PRELIMINARY RECITALS:

WHEREAS, ERA Group, Inc. (as the “Borrower”) and the Grantee are parties to that certain Credit Agreement, dated as of                  , 20     (as amended and supplemented from time to time, the “Credit Agreement”), made by and among (1) the Borrower, (2) Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A., Deutsche Bank Securities Inc., SunTrust Robinson Humphrey, Inc. and Regions Bank, as mandated lead arrangers, (3) Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A., Deutsche Bank Securities Inc., SunTrust Robinson Humphrey, Inc. and Regions Bank, as bookrunners, (4) the Grantee, as administrative agent, (5) JPMorgan Chase Bank, N.A., as syndication agent, (6) Deutsche Bank Securities Inc., SunTrust Bank and Regions Bank, as co-documentation agents, (7) Compass Bank, Whitney Bank, Goldman Sachs Bank USA, Comerica Bank and The Northern Trust Company, as managing agents, (8) Wells Fargo, as swing line bank (the “Swing Line Bank”) and (9) the banks and financial institutions whose names and addresses are set out in Schedule A thereto (together with any assignee thereof pursuant to Section 11 thereof and the Swing Line Bank, the “Lenders”, and each a “Lender”) pursuant to which the Lenders have agreed to make available to the Borrower a revolving credit facility (“Loans”) to Borrower, subject to the terms and conditions set forth therein;

WHEREAS, pursuant to the Guaranty, the Grantor has guaranteed the obligations of the Borrower pursuant to the Credit Agreement;

WHEREAS, pursuant to the terms of the Credit Agreement, the Borrower is obligated to enter into, and cause the Grantor to enter into, the Security Agreement and to cause the Grantor to enter into this Agreement;

WHEREAS, the Borrower, the Grantor and the Grantee have entered into the Security Agreement in order to secure the payment of the Loans by the Borrower and the payment and performance of certain obligations described therein (the “Secured Obligations”);

WHEREAS, the Grantor has agreed to secure the Secured Obligations by granting to the Grantee for the benefit of the parties set forth in the Security Agreement a Lien on, among other things, its interest in the Helicopters described in Schedule I hereto, as the same may be modified from time to time by execution by the parties hereto and filing with the FAA of a Helicopter Fleet Mortgage Supplement in the form of Exhibit A (collectively, the “Mortgaged Helicopters”) and by granting to the Grantee a Lien on and security interest in certain other property and rights relating thereto; and

WHEREAS, the Grantor, for whose benefit the Borrower is acting, will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Agreement and the Security Agreement.

NOW, THEREFORE, in consideration of the mutual undertakings hereby and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto and in order to secure the prompt payment and performance of all the Secured Obligations, the Grantor and the Grantee hereby agree as follows:

1. Security Interest. The Grantor does hereby transfer, convey, pledge, mortgage, hypothecate, assign and grant a first priority security interest to the Grantee, subject to no prior interests of any Person whatsoever, in all right, title and interest of the Grantor in the following collateral (collectively, the “Mortgage Collateral”):

(a) the Mortgaged Helicopters;

(b) all Parts;

(c) all of the Grantor’s right, title and interest in the Helicopter Related Documents and the Records including books, records, account ledgers, data processing records, computer software and other property and general intangibles at any time evidencing or relating to any of the foregoing;

(d) all proceeds from the sale or other disposition of, all proceeds of insurance due to the Grantor on, and all proceeds of any condemnation due to the Grantor with respect to, any of the equipment described in clauses (a), (b) and (c) above;

(e) (i) any lease or other contract to which it is a party now or hereafter entered into by such Grantor in respect of any Mortgaged Helicopter, (ii) all moneys and claims for moneys due and to become due thereto, whether as rent, loans, indemnities, payments or otherwise, under, and all claims for damages arising out of any breach of, any lease, other contract for the use or employment of any Mortgaged Helicopter, and (iii) any money or non-money proceeds of a Mortgaged Helicopter arising from the total or partial loss or physical destruction of such Mortgaged Helicopter or its total or partial confiscation, condemnation or requisition;

(f) all rents, issues, profits, revenues and other income of the property intended, subjected or required to be subjected to the Lien of this Agreement hereby, by the Security Agreement, and all of the estate, right, title and interest of every nature whatsoever of the Grantor in and to the same and every part thereof; and

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(g) all proceeds, howsoever arising, of the foregoing.

TO HAVE AND TO HOLD the Mortgage Collateral unto the Grantee, and its successors and assigns, as security for the Secured Obligations.

[2. Incorporation By Reference. The security interest in the Mortgage Collateral created under this Agreement is granted in accordance with the Security Agreement and all of the terms and conditions thereof, including, but not limited to, provisions relating to the exercise of remedies, are hereby incorporated herein by reference.]1

3. Miscellaneous

3.1. Successors and Assigns. All the terms, provisions, conditions and covenants herein contained shall be binding upon and shall inure to the benefit of the Grantor, the Grantee and their respective successors and permitted assigns.

3.2. Severability. Any provision of this Agreement prohibited by the laws of any jurisdiction or otherwise held to be invalid by any court of law of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, or modified to conform with such laws, without invalidating the remaining provisions hereof, and any such prohibition in any jurisdiction shall not invalidate such provisions in any other jurisdiction.

3.3. Governing Law. THIS AGREEMENT SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAWS PROVISIONS.

3.4. Further Assurances. At any time and from time to time, upon the request of the Grantee, the Grantor shall promptly and duly execute and deliver any and all such further instruments and documents as the Grantee may reasonably deem desirable in obtaining the full benefits of security interests and assignments created or intended to be created hereby and of the rights and powers granted herein and in the Security Agreement.

3.5. Notices. All notices, requests, demands or other communications required hereunder or given pursuant hereto shall be in writing unless otherwise expressly provided to the following specified address or to such other address as either party may from time to time hereafter designate to the other party in writing:

If to the Grantor:

[Name of Helicopter Owning Subsidiary]

c/o ERA Group Inc.

[1]	Does this language require the Security Agreement to be filed?

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c/o Seacor Holdings Inc.

460 Park Avenue, 12th Floor

New York, NY 10022

Facsimile: (212) 582-8522

Attention: Dick Fagerstal

Email: dfagerstal@erahelicopters.com

lf to the Grantee:

Wells Fargo Bank, National Association

WFBLS Charlotte Agency Services

1525 W WT Harris Blvd

MAC D1109-019

Charlotte, NC 28262

Facsimile: 704 590 2782

with a copy to:

1000 Louisiana Street, 9th Floor

Houston, TX 77002

Facsimile: 713 739 1087

Attention: Corbin Womac, Vice President & Relationship Manager

Email: Corbin.M.Womac@wellsfargo.com

3.6. Grantee. The Grantee shall be afforded all of the rights, protections, immunities and indemnities set forth in the Security Agreement as if such rights, protections, immunities and indemnities were specifically set forth herein.

3.8. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have, by their indicated officers thereunto duly authorized, caused this Helicopter Fleet Mortgage Agreement to be executed as of the day and year first above written and to be delivered in the State of New York.

[NAME OF HELICOPTER OWNING SUBSIDIARY], as Grantor

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Grantee

By:
Name:
Title:

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APPENDIX A

HELICOPTER FLEET MORTGAGE AGREEMENT

DEFINITIONS

“Agreement” has the meaning specified in the first paragraph to this Agreement.

“Airframe” means (a) each Helicopter (excluding Engines or engines from time to time installed thereon) set forth in Schedule I hereto and (b) any and all Parts incorporated or installed in or attached or appurtenant to such airframe, and any and all Parts removed from such airframe, unless the Lien in favor of the Grantee shall not be applicable to such Parts in accordance with the Credit Agreement.

“Borrower” has the meaning specified in the first paragraph of this Agreement.

“Credit Agreement” has the meaning specified in the preliminary recitals to this Agreement.

“FAA” means the Federal Aviation Administration of the United States Department of Transportation or any successor organization thereto.

“Engine” means (a) each of the engines listed on Schedule I hereto and installed on the Helicopters on the date hereof, and any Replacement Engine, in any case whether or not from time to time installed on such Airframe or installed on any other airframe or helicopter, and (b) any and all Parts incorporated or installed in or attached or appurtenant to such engine, and any and all Parts removed from such engine, unless the Lien in favor of the Grantee shall not apply to such Parts in accordance with the Credit Agreement.

“Grantee” has the meaning specified in the preliminary recitals to this Agreement.

“Grantor” has the meaning specified in the preliminary recitals to this Agreement.

“Helicopter” means all Airframes, together with the Engines identified therewith, listed on Schedule I hereto, as the same may be modified as provided herein together with all related Records.

“Helicopter Related Documents” means any agreement relating to a Mortgaged Helicopter or agreements relating to the use, maintenance or management of a Mortgaged Helicopter, whether in existence on the date hereof or thereafter acquired, including, but not limited to, all leases, all purchase agreements, all bills of sale, all assignment agreements, all lease assignments, all lessee consents, any credit support (including any guarantee or letter of credit supporting any related lessee) and each other document, certificate or opinion delivered or caused to be delivered by any lessee or Borrower pursuant thereto.

“Lien” means any mortgage, pledge, lien, encumbrance, international interest, charge or security interest, including without limitation any prospective contract of sale or other prospective international interest.

“Mortgage Collateral” has the meaning specified in Section 1 hereof.

“Mortgaged Helicopter” means each of the Helicopters.

“Part” means all appliances, parts, components, instruments, appurtenances, accessories, furnishings, seats and other equipment of whatever nature (other than (a) Engines or engines, and (b) any Part that may be removed from the Helicopter pursuant to the terms of the Credit Agreement and is leased by the applicable Helicopter Owning Subsidiary from a third party or subject to a security interest granted to a third party), that may from time to time be installed or incorporated in or attached or appurtenant to the Airframe or any Engine or removed therefrom unless the Lien in favor of the Grantee shall not be applicable thereto in accordance with the Credit Agreement.

“Person” means any natural person, firm, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any political subdivision thereof or any other legal entity, including public bodies.

“Records” means, with respect to each Helicopter (i) the documents (including microfilm), data, manuals, diagrams and other written information originally furnished by the manufacturer and/or seller on or about the date of acquisition by the Grantor, (ii) the documents, records, logs and other data maintained in respect of the Helicopter, pursuant to the terms of the applicable lease related to such Helicopter, during the term of such lease and to which Grantor has a right to possession and receives possession following the termination of such lease, (iii) the documents, records, logs and other data maintained by the Grantor in respect of such Helicopter, when such Helicopter is not subject to a lease, and (iv) all other records, logs and materials required by the FAA.

“Secured Obligations” has the meaning specified in the preliminary recitals to this Agreement.

“Security Agreement” has the meaning specified in the preliminary recitals to this Agreement.

SCHEDULE I

MORTGAGED HELICOPTERS

Airframe:				Engine:
Manufacturer	Model	Registration Number	Serial Number	Manufacturer	Model	Serial Number

EXHIBIT A

FORM OF HELICOPTER FLEET MORTGAGE SUPPLEMENT

HELICOPTER FLEET MORTGAGE SUPPLEMENT, dated                  , 20     (hereinafter called the “Fleet Mortgage Supplement”) is made by and among (i) [NAME OF HELICOPTER OWNING SUBSIDIARY] (the “Grantor”) and (ii) Wells Fargo Bank, National Association, as grantee (the “Grantee”), under and pursuant to the Security Agreement referred to below.

WHEREAS, the Helicopter Fleet Mortgage Agreement dated as of                  , 20     between the Grantor and the Grantee (as at any time modified, supplemented and in effect, the “Fleet Mortgage”), provides for the execution and delivery of a supplement thereto substantially in the form hereof, which shall reflect any change in the identity of the Mortgaged Helicopters.

NOW, THEREFORE, the parties hereto are hereby executing this Fleet Mortgage Supplement to evidence changes in the identity of the Mortgage Helicopters as of the date hereof and in consideration of the premises and of the covenants herein contained, and for other good and valuable consideration agree as follows:

1. Schedule I to the Fleet Mortgage is hereby amended and restated to read in its entirety as set forth in Schedule I hereto.

2. With respect to the Mortgaged Collateral that was not subject to the Fleet Mortgage as in effect immediately prior to this Fleet Mortgage Supplement, the Grantor does hereby transfer, convey, pledge, mortgage, hypothecate, assign and grant a first priority security interest to the Grantee, subject to no prior interests of any Person whatsoever, in all right, title and interest of the Grantor in the following collateral (collectively, the “Mortgage Collateral”):

(a) the Mortgaged Helicopters;

(b) all Parts;

(c) all of the Grantor’s right, title and interest in the Helicopter Related Documents and the Records including books, records, account ledgers, data processing records, computer software and other property and general intangibles at any time evidencing or relating to any of the foregoing;

(d) all proceeds from the sale or other disposition of, all proceeds of insurance due to the Grantor on, and all proceeds of any condemnation due to the Grantor with respect to, any of the equipment described in clauses (a), (b) and (c) above;

(e) (i) any lease or other contract to which it is a party now or hereafter entered into by such Grantor in respect of any Mortgaged Helicopter, (ii) all moneys and claims for moneys due and to become due thereto, whether as rent, loans, indemnities, payments or otherwise, under, and all claims for damages arising out of any breach of, any lease, other contract for the use or employment of any Mortgaged Helicopter, and (iii) any money or non-money proceeds of a Mortgaged Helicopter arising from the total or partial loss or physical destruction of such Mortgaged Helicopter or its total or partial confiscation, condemnation or requisition;

(f) all rents, issues, profits, revenues and other income of the property intended, subjected or required to be subjected to the Lien of this Agreement hereby, by the Security Agreement, and all of the estate, right, title and interest of every nature whatsoever of the Grantor in and to the same and every part thereof; and

(g) all proceeds, howsoever arising, of the foregoing.

TO HAVE AND TO HOLD the Mortgage Collateral unto the Grantee, and its successors and assigns, as security for the Secured Obligations.

3. This Fleet Mortgage Supplement shall be construed as supplemental to the Fleet Mortgage and shall form a part of the Fleet Mortgage and the Fleet Mortgage is hereby incorporated by reference herein and is hereby ratified, approved and confirmed.

4. Each Mortgaged Helicopter that was listed in Schedule I of the Fleet Mortgage as in effect immediately prior to this Fleet Mortgage Supplement, which is not listed in Schedule I of the Fleet Mortgage Supplement, has been released from the lien of the Fleet Mortgage.

5. All provisions of the Fleet Mortgage, as supplemented hereby shall continue in full force and effect.

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IN WITNESS WHREOF, the parties hereto have caused this Helicopter Fleet Mortgage Agreement Supplement to be duly executed by one of its officers, thereunto duly authorized, on the day and year first above written.

[NAME OF HELICOPTER OWNING SUBSIDIARY], as Grantor

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Grantee

By:
Name:
Title:

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SCHEDULE I TO FLEET MORTGAGE SUPPLEMENT

Airframe:				Engine:
Manufacturer	Model	Registration Number	Serial Number	Manufacturer	Model	Serial Number

EXHIBIT 10

FORM OF

CASH COLLATERAL AGREEMENT

CASH COLLATERAL AGREEMENT

Dated                      , 20

from

ERA GROUP INC.

as Borrower

to

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Collateral Agent

i

CASH COLLATERAL AGREEMENT

CASH COLLATERAL AGREEMENT dated                      , 20     (this “Agreement”) made by ERA GROUP INC., a Delaware corporation with an office at 600 Airport Service Road, Lake Charles, Louisiana 70605 (the “Borrower”), to WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as collateral agent for the Secured Parties (as hereinafter defined) (together with any successor collateral agent appointed pursuant to Section 16 of the Credit Agreement referred to below, the “Collateral Agent”).

PRELIMINARY STATEMENTS:

(1) (i) The Borrower, (ii) WELLS FARGO SECURITIES, LLC, JPMORGAN CHASE BANK, N.A., DEUTSCHE BANK SECURITIES INC., SUNTRUST ROBINSON HUMPHREY, INC. and REGIONS BANK, as mandated lead arrangers, (iii) WELLS FARGO SECURITIES, LLC, JPMORGAN CHASE BANK, N.A., DEUTSCHE BANK SECURITIES INC., SUNTRUST ROBINSON HUMPHREY, INC. and REGIONS BANK, as bookrunners, (iv) WELLS FARGO, as administrative agent (in such capacity, the “Administrative Agent”), (v) JPMORGAN CHASE BANK, N.A., as syndication agent, (vi) DEUTSCHE BANK SECURITIES INC., SUNTRUST BANK and REGIONS BANK, as co-documentation agents, (vii) COMPASS BANK, WHITNEY BANK, GOLDMAN SACHS BANK USA, COMERICA BANK and THE NORTHERN TRUST COMPANY, as managing agents, (viii) Wells Fargo, as swing line bank (the “Swing Line Bank”) and (ix) the banks and financial institutions whose names and addresses are set out in Schedule A thereto (together with any assignee thereof pursuant to Section 11 thereto and the Swing Line Bank, the “Lenders”, and each a “Lender”), are parties to that certain Credit Agreement dated as of                      , 20     (said Credit Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined).

(2) Pursuant to Section 3.13 of the Credit Agreement, the Borrower is required to enter into this agreement in order to, among other things, grant a security interest in a cash collateral account in favor of the Collateral Agent to secure the obligations of the Borrower in respect of Letters of Credit that shall remain outstanding after the Termination Date in favor of the Creditors.

(3) The Borrower has opened a non-interest bearing cash collateral account (the “Cash Collateral Account”) with Wells Fargo at its office at [            ], Account No. [            ], in the name of the Borrower but under the sole control and dominion of the Collateral Agent and subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises the Borrower hereby agrees with the Collateral Agent for its benefit and the ratable benefit of each of the Secured Parties (as hereinafter defined) as follows:

Section 1. Grant of Security. The Borrower hereby assigns and pledges to the Collateral Agent for its benefit and the ratable benefit of each of the Lenders, the Agents and the Letter of Credit Issuers (being collectively referred to herein as the “Secured Parties”), and hereby grants to the Collateral Agent for its benefit and the ratable benefit of each Secured Party a security interest in, the following (collectively, the “Collateral”):

(a) the Cash Collateral Account, all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing the Cash Collateral Account;

(b) all Collateral Investments (as hereinafter defined) from time to time and all certificates and instruments, if any, from time to time representing or evidencing the Collateral Investments;

(c) all notes, certificates of deposit, deposit accounts, checks and other instruments from time to time hereafter delivered to or otherwise possessed by the Collateral Agent for or on behalf of the Borrower in substitution for or in addition to any or all of the then existing Collateral;

(d) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Collateral; and

(e) all proceeds of any and all of the foregoing Collateral (including, without limitation, proceeds that constitute property of the types described in clauses (a) through (d) of this Section 1) and, to the extent not otherwise included, all (i) payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral and (ii) cash proceeds of the foregoing Collateral.

Section 2. Security for Obligations. This Agreement secures the payment of all obligations of the Borrower now or hereafter existing under the Letters of Credit, whether for for amounts drawn under the Letters of Credit, principal, interest, fees, expenses or otherwise (all such obligations being the “Secured Obligations”). Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Secured Obligations and would be owed by the Borrower to the Collateral Agent or the Secured Parties under the Credit Agreements, Notes or Security Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

Section 3. Borrower Remains Liable. Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release the Borrower from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) neither the Collateral Agent nor any Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall the Collateral Agent or any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

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Section 4. Delivery of Collateral. On or before the Termination Date, the Borrower hereby agrees to deposit an amount equal to the Required Balance (as defined in Section 3.13 of the Credit Agreement) at such time to the Cash Collateral Account. All certificates or instruments representing or evidencing Collateral shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent. In addition, the Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.

Section 5. Maintaining the Cash Collateral Account. From and after the Termination Date and so long as any Secured Obligations shall remain unpaid or any Letters of Credit shall remain outstanding:

(a) The Borrower will maintain the Cash Collateral Account with Wells Fargo.

(b) It shall be a term and condition of the Cash Collateral Account, notwithstanding any term or condition to the contrary in any other agreement relating to the Cash Collateral Account and except as otherwise provided by the provisions of Section 7 and Section 15, that no amount (including interest on Collateral Investments) shall be paid or released to or for the account of, or withdrawn by or for the account of, the Borrower or any other Person from the Cash Collateral Account.

(c) All deposits to the Cash Collateral Account shall be United States Dollars and all books and records relating to the Collateral shall be maintained in United States Dollars.

The Cash Collateral Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or governmental authority, as may now or hereafter be in effect.

Section 6. Investing of Amounts in the Cash Collateral Account. If requested by the Borrower, the Collateral Agent will, subject to the provisions of Section 7 and Section 15, from time to time (a) invest amounts on deposit in the Cash Collateral Account in such Cash Equivalents in the name of the Collateral Agent as the Borrower may select and the Collateral Agent may approve and (b) invest interest paid on the Cash Equivalents referred to in clause (a) above, and reinvest other proceeds of any such Cash Equivalents that may mature or be sold, in each case in such Cash Equivalents in the name of the Collateral Agent as the Borrower may select and the Collateral Agent may approve (the Cash Equivalents referred to in clauses (a) and (b) above being collectively “Collateral Investments”). Interest and proceeds that are not invested or reinvested in Collateral Investments as provided above shall be deposited and held in the Cash Collateral Account.

Section 7. Additional Deposits and Release of Amounts.

(a) The Borrower shall make additional deposits to the Cash Collateral Account at the times and in the amounts from time to time required by Section 3.13 of the Credit Agreement. Upon receipt of instructions from the Administrative Agent, the Collateral Agent shall release funds to the Borrower in accordance with such instructions.

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(b) The Borrower hereby instructs and authorizes the Collateral Agent to debit the Cash Collateral Account the amount of each drawing, together with any taxes, fees, charges or other costs or expenses incurred by such Letter of Credit Issuer, on the day any Letter of Credit Issuer notifies the Borrower of such amount.

Section 8. Representations and Warranties. At the time of each deposit of funds to the Cash Collateral Account, the Borrower represents and warrants as follows:

(a) The chief place of business and chief executive office of the Borrower and the office where the Borrower keeps its records concerning the Collateral are located at the address first specified above for the Borrower.

(b) The Borrower is the legal and beneficial owner of the Collateral free and clear of any Lien, except for the security interest created by this Agreement. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent relating to this Agreement under the name of the Borrower.

(c) This Agreement and the pledge and assignment of the Collateral and the making of the filings pursuant hereto create a valid and perfected first priority security interest in the Collateral, securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

(d) No consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other third party is required either (i) for the grant by the Borrower of the assignment and security interest granted hereby or for the execution, delivery or performance of this Agreement by the Borrower, (ii) for the perfection or maintenance of the pledge, assignment and security interest created hereby (including the first priority nature of such pledge, assignment or security interest), except for the filing of financing and continuation statements under the Uniform Commercial Code, which financing statements have been duly filed, or (iii) for the exercise by the Collateral Agent of its rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement.

(e) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Borrower has all necessary power and authority, and the legal right, to make, deliver and perform this Agreement, and to consummate the transactions contemplated hereby. The Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered on behalf of the Borrower. This Agreement constitutes, a legal, valid and binding obligation of the Borrower, enforceable against it accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

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(f) The execution, delivery and performance by the Borrower of this Agreement will not violate any laws applicable to the Borrower or any contractual obligation of the Borrower.

Section 9. Further Assurances; Covenants.

(a) The Borrower agrees that from time to time, at the expense of the Borrower, the Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Collateral Agent may request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Borrower will: (i) if any Collateral shall be evidenced by a promissory note or other instrument, deliver and pledge to the Collateral Agent hereunder such note or instrument duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Collateral Agent; and (ii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Collateral Agent may request, in order to perfect and preserve the pledge, assignment and security interest granted or purported to be granted hereby.

(b) The Borrower hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of the Borrower where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

(c) The Borrower will furnish to the Collateral Agent from time to time reports and statements in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

(d) The Borrower hereby agrees that, so long as any Secured Obligations shall remain unpaid or any Letter of Credit shall be outstanding, the Borrower shall:

(i) Financial Statements. Furnish to each Lender the financial statements required under Section 10.1(a)(vi) of the Credit Agreement.

(ii) Certificates; Other Information. Furnish to each Lender:

(A) promptly give notice to the Collateral Agent, the Administrative Agent and each Lender of any default in the performance of any obligation hereunder or under any Letter of Credit or the occurrence of any event described in Section 9.1 of the Credit Agreement; and

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(B) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

(iii) Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and in all material respects in conformity with all requirements of law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender and any Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants, provided that discussions with the independent certified accountants shall be arranged by the Borrower.

Section 10. Place of Perfection; Records. The Borrower shall keep its chief place of business and chief executive office and the office where it keeps its records concerning the Collateral at the location specified in Section 8(a). The Borrower will hold and preserve such records, and will permit representatives of the Collateral Agent at any time during normal business hours to inspect and make abstracts from such records and chattel paper.

Section 11. Transfers and Other Liens. The Borrower shall not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral except for the pledge, assignment and security interest created by this Agreement.

Section 12. Collateral Agent Appointed Attorney-in-Fact. The Borrower hereby irrevocably appoints the Collateral Agent the Borrower’s attorney-in-fact, with full authority in the place and stead of the Borrower and in the name of the Borrower or otherwise, from time to time in the Collateral Agent’s discretion, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(b) to receive, endorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above, and

(c) to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Collateral or the rights of the Collateral Agent with respect to any of the Collateral.

Section 13. Collateral Agent May Perform. If the Borrower fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by the Borrower under Section 16(b).

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Section 14. The Collateral Agent’s Duties. The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Collateral Agent or any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Wells Fargo accords its own property.

Section 15. Remedies. If (i) the Borrower fails to make any payment to the Collateral Agent for deposit to the Cash Collateral Account required by Section 3.13 of the Credit Agreement within five days after any such payment becomes due in accordance with the terms of the Credit Agreement or pay any amounts drawn under the Letters of Credit when due (to the extent not paid pursuant to Section 7(b) hereof), (ii) the Borrower defaults in the performance or observance of any other obligation hereunder or under a Letter of Credit and such default shall continue unremedied for a period of 5 days or (iii) an Event of Default under the Credit Agreement shall have occurred and be continuing:

(a) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at such time (the “N.Y. Uniform Commercial Code”) (whether or not the N.Y. Uniform Commercial Code applies to the affected Collateral) and also may without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) All cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 16) in whole or in part by the Collateral Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations in such order as the Collateral Agent shall elect. Any surplus of such cash or cash proceeds held by the Collateral Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive such surplus.

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(c) The Collateral Agent may exercise any and all rights and remedies of the Borrower.

(d) All payments received by the Borrower in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of the Borrower and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary endorsement).

(e) The Collateral Agent may, without notice to the Borrower except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations against the Cash Collateral Account or any part thereof.

Section 16. Indemnity and Expenses

(a) The Borrower agrees to indemnify the Collateral Agent from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting from the Collateral Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

(b) The Borrower will upon demand pay to the Collateral Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Collateral Agent or the Secured Parties hereunder or (iv) the failure by the Borrower to perform or observe any of the provisions hereof.

Section 17. Amendments; Waivers; Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Collateral Agent to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

Section 18. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including facsimile or electronic mail) and, mailed, electronically mailed, transmitted by facsimile or delivered to the Borrower or to the Collateral Agent in care of the Administrative Agent, as the case may be, in each case addressed to it at its address specified in the Credit Agreement or, as to either party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section. All such notices and other communications shall be effective in accordance with Section 17 of the Credit Agreement.

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Section 19. Continuing Security Interest; Assignments Under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the later of the payment in full in cash of the Secured Obligations and the expiration (without renewal) of all Letters of Credit, (b) be binding upon the Borrower, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent, the Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and any note or instrument evidencing the Advances held by it to any other Person), and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as provided in Section 11 of the Credit Agreement.

Section 20. Release and Termination. Upon the later of the payment in full in cash of the Secured Obligations and the expiration (without renewal) of all Letters of Credit, the pledge, assignment and security interest granted hereby shall terminate and all rights to the Collateral then held by the Collateral Agent shall revert to the Borrower. Upon any such termination, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such termination.

Section 21. Invalidity. If any provision of this Agreement shall at any time for any reason be declared invalid, void or otherwise inoperative by a court of competent jurisdiction, (i) such declaration or decision shall not affect the validity of any other provision or provisions of this Agreement or the validity of this Agreement as a whole; (ii) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Collateral Agent in order to carry out the intentions of the parties hereto as nearly as may be possible; and (iii) the invalidity and unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction. In the event that it should transpire that by reason of any law or regulation, or by reason of a ruling of any court, or by any other reason whatsoever, the assignment herein contained is either wholly or partly defective, the Borrower hereby undertakes to furnish the Collateral Agent with an alternative assignment or alternative security and/or to do all such other acts as, in the sole reasonable opinion of the Collateral Agent e, shall be required in order to ensure and give effect to the full intent of this Agreement.

Section 22. Headings. In this Agreement, section headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

Section 23. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

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(b) The Borrower hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by the Agents and the Collateral Agent under this Agreement or under any document delivered hereunder and the Borrower hereby irrevocably appoints Farkouh, Furman & Faccio, LLP, 460 Park Avenue, 12th Floor, New York, NY 10022 (Attention: Fred Farkouh), its attorney-in-fact and agent for service of summons or other legal process thereon, which service may be made by serving a copy of any summons or other legal process in any such action or proceeding on such agent and such agent is hereby authorized and directed to accept by and on behalf of the Borrower service of summons and other legal process of any such action or proceeding against the Borrower. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the Borrower as such, and shall be legal and binding upon the Borrower for all the purposes of any such action or proceeding. Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the Borrower to any Agent or the Collateral Agent) against the Borrower in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. The Borrower will advise the Collateral Agent promptly of any change of address of the foregoing agent or of the substitution of another agent therefor. In the event that the foregoing agent or any other agent appointed by the Borrower shall not be conveniently available for such service or if the Borrower fails to maintain an agent as provided herein, the Borrower hereby irrevocably appoints the person who then is the Secretary of State of the State of New York as such attorney-in-fact and agent. The Borrower will advise the foregoing agent of the appointment made hereby, but failure to so advise shall not affect the appointment made hereby. Notwithstanding anything herein to the contrary, the Agents and the Collateral Agent may bring any legal action or proceeding in any other appropriate jurisdiction.

(c) IT IS MUTUALLY AGREED BY AND AMONG THE BORROWER, THE AGENTS AND THE COLLATERAL AGENT THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Borrower has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

ERA GROUP INC.

By
Name:
Title: